                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-38451
PROSPECTUS

JANUARY 16, 1998
                                 PRIMEDIA INC.

              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                               OFFER TO EXCHANGE

  ITS $9.20 SERIES F EXCHANGEABLE PREFERRED STOCK REDEEMABLE 2009 (LIQUIDATION
   PREFERENCE $100 PER SHARE) (EXCHANGEABLE AT THE OPTION OF PRIMEDIA) FOR UP
     TO 1,250,000 SHARES OF ITS $9.20 SERIES E EXCHANGEABLE PREFERRED STOCK
            REDEEMABLE 2009 (LIQUIDATION PREFERENCE $100 PER SHARE)
                    (EXCHANGEABLE AT THE OPTION OF PRIMEDIA)
                            ------------------------

  PRIMEDIA INC., A DELAWARE CORPORATION ("PRIMEDIA" OR THE "COMPANY"), HEREBY
     OFFERS, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS (THIS "PROSPECTUS") AND THE ACCOMPANYING LETTER OF TRANSMITTAL
      (THE "LETTER OF TRANSMITTAL") TO EXCHANGE (THE "EXCHANGE OFFER") ONE
      SHARE OF ITS $9.20 SERIES F EXCHANGEABLE PREFERRED STOCK REDEEMABLE
       2009, PAR VALUE $.01 PER SHARE, LIQUIDATION PREFERENCE $100.00 PER
         SHARE (THE "NEW PREFERRED STOCK"), FOR EACH OUTSTANDING SHARE
         OF ITS $9.20 SERIES E EXCHANGEABLE PREFERRED STOCK REDEEMABLE
             2009, PAR VALUE $.01 PER SHARE, LIQUIDATION PREFERENCE
            $100.00 PER SHARE (THE "OLD PREFERRED STOCK"), OF WHICH
               1,250,000 SHARES ARE OUTSTANDING. THERE WILL BE NO
               CASH PROCEEDS TO PRIMEDIA FROM THE EXCHANGE OFFER.
                            ------------------------

THE FORM AND TERMS OF THE NEW PREFERRED STOCK ARE THE SAME AS THE FORM AND TERMS OF THE OLD PREFERRED STOCK EXCEPT THAT (I) THE SHARES OF NEW PREFERRED STOCK WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
 "SECURITIES ACT"), AND THUS WILL NOT BEAR RESTRICTIVE LEGENDS RESTRICTING
 THEIR TRANSFER PURSUANT TO THE SECURITIES ACT AND (II) HOLDERS OF NEW
 PREFERRED STOCK WILL NOT BE ENTITLED TO CERTAIN RIGHTS OF HOLDERS OF THE OLD PREFERRED STOCK UNDER THE REGISTRATION RIGHTS AGREEMENT (AS DEFINED) WHICH
 WILL TERMINATE UPON THE CONSUMMATION OF THE EXCHANGE OFFER. SEE "THE EXCHANGE OFFER--CONSEQUENCES OF FAILURE TO EXCHANGE." THE OLD PREFERRED STOCK AND THE
  NEW PREFERRED STOCK ARE SOMETIMES REFERRED TO HEREIN COLLECTIVELY AS THE "PREFERRED STOCK." THE NEW PREFERRED STOCK IS EXCHANGEABLE INTO 9.20% CLASS
  F SUBORDINATED EXCHANGE DEBENTURES DUE 2009 (THE "NEW SUBORDINATED DEBENTURES"), IN WHOLE BUT NOT IN PART, AT THE OPTION OF PRIMEDIA ON ANY
   SCHEDULED DIVIDEND PAYMENT DATE. HOLDERS OF NEW PREFERRED STOCK WILL BE ENTITLED TO RECEIVE THE PRINCIPAL AMOUNT OF THE NEW SUBORDINATED
    DEBENTURES EQUAL TO $100.00 FOR EACH $100.00 OF LIQUIDATION PREFERENCE
    OF NEW PREFERRED STOCK HELD BY SUCH HOLDERS AT THE TIME OF EXCHANGE PLUS
    AN AMOUNT PER SHARE IN CASH EQUAL TO ALL ACCRUED BUT UNPAID DIVIDENDS THEREON TO THE DATE OF EXCHANGE. THE FORM AND TERMS OF THE NEW
     SUBORDINATED DEBENTURES WILL BE THE SAME AS THE FORM AND TERMS OF THE
     9.20% CLASS E SUBORDINATED EXCHANGE DEBENTURES DUE 2009 (THE "OLD SUBORDINATED DEBENTURES"), EXCEPT THAT THE NEW SUBORDINATED DEBENTURES
     WILL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT PURSUANT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE NEW SUBORDINATED DEBENTURES AND THE OLD SUBORDINATED DEBENTURES ARE
     SOMETIMES REFERRED TO HEREIN COLLECTIVELY AS THE "9.20% SUBORDINATED DEBENTURES," AND THE NEW PREFERRED STOCK AND THE NEW SUBORDINATED DEBENTURES ARE SOMETIMES REFERRED TO HEREIN COLLECTIVELY AS THE
      "SECURITIES." AS OF SEPTEMBER 30, 1997, THE AMOUNT OF PRO FORMA
      SENIOR INDEBTEDNESS (INCLUDING INDEBTEDNESS AND OTHER CURRENT AND
       NON-CURRENT LIABILITIES OF PRIMEDIA'S SUBSIDIARIES), WAS
       APPROXIMATELY $2,065 MILLION AND THE AGGREGATE LIQUIDATION
       PREFERENCE OF THE PRO FORMA OUTSTANDING PREFERRED STOCK (EXCLUDING
       THE OLD PREFERRED STOCK) WAS APPROXIMATELY $357.6 MILLION, ALL OF
        WHICH PREFERRED STOCK RANKS PARI PASSU WITH THE PREFERRED STOCK.

DIVIDENDS ON THE NEW PREFERRED STOCK WILL ACCRUE AND WILL BE CUMULATIVE FROM THE LAST DIVIDEND PAYMENT DATE ON WHICH DIVIDENDS WERE PAID ON THE SHARES OF OLD
 PREFERRED STOCK SURRENDERED IN EXCHANGE THEREFOR OR, IF NO DIVIDENDS HAVE BEEN
      PAID, FROM THE ORIGINAL DATE OF ISSUANCE OF THE OLD PREFERRED STOCK.
                         ------------------------------

THE OLD PREFERRED STOCK WAS ORIGINALLY ISSUED AND SOLD ON SEPTEMBER 26, 1997 IN TRANSACTIONS NOT REGISTERED UNDER THE SECURITIES ACT, IN RELIANCE UPON THE EXEMPTION PROVIDED IN SECTION 4(2) OF THE SECURITIES ACT. ACCORDINGLY, THE OLD
 PREFERRED STOCK MAY NOT BE REOFFERED, RESOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE UNITED STATES UNLESS SO REGISTERED OR UNLESS AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. BASED ON INTERPRETATIONS BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION SET FORTH IN NO-ACTION LETTERS, THE COMPANY BELIEVES THAT THE NEW PREFERRED STOCK ISSUED PURSUANT TO THE EXCHANGE OFFER IN
  EXCHANGE FOR OLD PREFERRED STOCK MAY BE OFFERED FOR RESALE, RESOLD AND OTHERWISE TRANSFERRED BY HOLDERS THEREOF (OTHER THAN ANY SUCH HOLDER WHICH
  IS AN "AFFILIATE" OF PRIMEDIA WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) WITHOUT COMPLIANCE WITH THE REGISTRATION AND PROSPECTUS DELIVERY PROVISIONS OF THE SECURITIES ACT, PROVIDED THAT SUCH NEW PREFERRED
   STOCK IS ACQUIRED IN THE ORDINARY COURSE OF SUCH HOLDER'S BUSINESS, SUCH HOLDERS HAVE NO ARRANGEMENT WITH ANY PERSON TO PARTICIPATE IN THE
    DISTRIBUTION OF SUCH NEW PREFERRED STOCK AND NEITHER SUCH HOLDERS NOR
    ANY OTHER PERSON IS ENGAGING IN OR INTENDS TO ENGAGE IN A DISTRIBUTION
    OF SUCH NEW PREFERRED STOCK.. HOWEVER, PRIMEDIA HAS NOT SOUGHT, AND DOES NOT INTEND TO SEEK, ITS OWN NO-ACTION LETTER, AND THERE CAN BE NO
    ASSURANCE THAT THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION
     WOULD MAKE A SIMILAR DETERMINATION WITH RESPECT TO THE EXCHANGE OFFER. EACH BROKER-DEALER THAT RECEIVES NEW PREFERRED STOCK FOR ITS OWN
     ACCOUNT PURSUANT TO THE EXCHANGE OFFER WHERE THE OLD PREFERRED STOCK
     WAS ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING OR
     OTHER TRADING ACTIVITIES, MAY BE A STATUTORY UNDERWRITER AND MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW PREFERRED STOCK. THE LETTER OF TRANSMITTAL RELATING
     TO THE EXCHANGE OFFER STATES THAT BY SO ACKNOWLEDGING AND BY
     DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT
      THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES
      ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM
       TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH
       NEW PREFERRED STOCK RECEIVED IN EXCHANGE FOR OLD PREFERRED STOCK
       WHERE SUCH OLD PREFERRED STOCK WAS ACQUIRED BY SUCH BROKER-DEALER
       AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING
       ACTIVITIES. PRIMEDIA WILL, FOR A PERIOD OF 90 DAYS AFTER THE
       EXPIRATION DATE (AS DEFINED HEREIN), MAKE COPIES OF THIS
       PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION
               WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

THE PREFERRED STOCK, AND THE SUBORDINATED DEBENTURES WHICH MAY BE ISSUED IN EXCHANGE THEREFOR, CONSTITUTE NEW ISSUES OF SECURITIES WITH NO ESTABLISHED
   TRADING MARKET. ANY SHARES OF OLD PREFERRED STOCK NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT THAT
     SHARES OF OLD PREFERRED STOCK ARE TENDERED AND ACCEPTED IN THE
     EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED SHARES OF OLD PREFERRED STOCK COULD BE ADVERSELY AFFECTED. NO ASSURANCE CAN BE
       GIVEN AS TO THE LIQUIDITY OF THE TRADING MARKET FOR THE PREFERRED STOCK OR, IF ISSUED IN EXCHANGE THEREFOR, THE SUBORDINATED
             DEBENTURES. SEE "RISK FACTORS--LACK OF PUBLIC MARKET."

PRIMEDIA WILL ACCEPT FOR EXCHANGE ANY AND ALL SHARES OF OLD PREFERRED STOCK VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON
   FEBRUARY 17, 1998, UNLESS EXTENDED BY PRIMEDIA IN ITS SOLE DISCRETION (SUCH DATE AS IT MAY BE SO EXTENDED, THE "EXPIRATION DATE"). THE COMPANY
     WILL NOT EXTEND THE EXCHANGE OFFER BEYOND MARCH 29, 1998. TENDERS OF SHARES OF OLD PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO
       THE EXPIRATION DATE. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN
                CUSTOMARY CONDITIONS. SEE "THE EXCHANGE OFFER."

APPROXIMATELY 76% OF THE SHARES OF COMMON STOCK OF PRIMEDIA (ON A FULLY DILUTED BASIS) IS HELD BY CERTAIN INVESTMENT PARTNERSHIPS, OF WHICH KKR ASSOCIATES,
   AN AFFILIATE OF KKR, IS THE GENERAL PARTNER. CONSEQUENTLY, KKR ASSOCIATES AND ITS GENERAL PARTNERS HAVE THE POWER TO APPROVE ANY CORPORATE ACTION
      REQUIRING STOCKHOLDER APPROVAL. SEE "RISK FACTORS--CONTROL BY KKR."

                         ------------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DESCRIPTION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY   OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    PRIMEDIA has filed with the Securities and Exchange Commission (the "Commission" or "SEC") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to PRIMEDIA and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. In addition, PRIMEDIA has agreed to furnish to holders of the Old Preferred Stock, and prospective purchasers thereof, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until the consummation of the Exchange Offer.

    PRIMEDIA is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as such reports and other information filed by PRIMEDIA with the Commission may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago. Illinois 60661. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Reports and other information concerning PRIMEDIA are also available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

    (a) Current Report on Form 8-K dated June 14, 1996;

    (b) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

    (c) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM: CORPORATE SECRETARY, PRIMEDIA INC., 745 FIFTH AVENUE, NEW YORK, NEW YORK 10151, (212) 745-0100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
FEBRUARY 9, 1998.

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                               TABLE OF CONTENTS

                                                                                                                PAGE
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
Available Information......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           2
Summary....................................................................................................           4
Glossary of Certain Defined Terms..........................................................................          17
Risk Factors...............................................................................................          19
Use of Proceeds............................................................................................          22
Capitalization.............................................................................................          23
Selected Financial Information.............................................................................          24
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          26
Business...................................................................................................          41
Management.................................................................................................          49
The Exchange Offer.........................................................................................          51
Description of Preferred Stock and 9.20% Subordinated Debentures...........................................          59
Description of Capital Stock of the Company................................................................          77
Security Ownership of Certain Beneficial Owners and Management.............................................          82
Certain Federal Income Tax Considerations..................................................................          83
Plan of Distribution.......................................................................................          94
Legal Matters..............................................................................................          94
Experts....................................................................................................          94
Unaudited Pro Forma Consolidated Financial Data............................................................         P-1
Index to Financial Statements..............................................................................         F-1

                              -------------------

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the Exchange Offer covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by PRIMEDIA. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Preferred Stock in any jurisdiction where, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of PRIMEDIA since the date hereof.

                              -------------------

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS THE CONTEXT OTHERWISE INDICATES, THE TERM "COMPANY" OR "PRIMEDIA" MEANS THE COMBINED BUSINESS OPERATIONS OF PRIMEDIA INC. (AND ITS PREDECESSORS) AND ITS SUBSIDIARIES. PLEASE REFER TO "GLOSSARY OF CERTAIN DEFINED TERMS" FOR DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS." MARKET SHARE DATA CONTAINED HEREIN IS BASED UPON A PRODUCT'S SHARE OF ADVERTISING OR CIRCULATION, DEPENDING ON THE PRODUCT AS COMPARED TO ITS DIRECT COMPETITION.

                                  THE COMPANY

GENERAL

    The Company is the authoritative source for specialized information targeted to specific high growth segments in the specialty magazines, education and business information markets. Most of PRIMEDIA's products are premier brands with leadership positions in their specialty niche markets: specialty magazines (E.G., SEVENTEEN, SOAP OPERA DIGEST, LOW RIDER, SEW NEWS and TELEPHONY); education (E.G., CHANNEL ONE NEWS, WEEKLY READER and WESTCOTT); and information (E.G., APARTMENT GUIDE, WARD'S, THE WORLD ALMANAC and NELSON'S).

    The Company has achieved substantial growth through the development of its franchises, combined with its operating expertise and a successful acquisition strategy. From 1991 through 1996, net sales have grown at a compound annual rate of 19%, to $1,374 million. Operating income in 1996 was $86 million compared to an operating loss of $37 million in 1991 (after deductions for amortization and depreciation of $191 million in 1996 and $142 million in 1991).

    The Company had net income (loss) of ($41.4) million, ($75.4) million and $8.0 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $(171.9) million for the nine months ended September 30, 1997. The Company's deficiency of earnings to fixed charges was $71.6 million, $135.0 million and $35.7 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $158.2 million for the nine months ended September 30, 1997. The Company's deficiency of earnings to fixed charges and preferred stock dividends was $97.6 million, $164.0 million and $79.2 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $195.4 million for the nine months ended September 30, 1997. The Company's pro forma deficiency of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends was $55.2 million and $98.7 million, respectively, for the year ended December 31, 1996. The Company's pro forma deficiency of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends was $157.5 million and $194.7 million, respectively, for the nine months ended September 30, 1997.

GROWTH STRATEGY

    PRIMEDIA's strategy is to address growing needs in today's information economy. Technology has created a flood of information. Consequently, management believes the key role of the media is shifting from making information broadly available across all audiences to sifting out and qualifying information for the benefit of specific audiences. The Company's products are authoritative information sources meeting customers' particular needs in the most beneficial formats--print, electronic, and multimedia. Its pursuit of this strategy in its targeted markets has enabled PRIMEDIA to achieve an average 59% market share across all products, with 83% ranking number one or two in their markets.

    PRIMEDIA provides authoritative information in six areas that show superior growth: specialty consumer magazines and technical and trade magazines in the specialty magazines segment; classroom learning and workplace learning in the education segment; and consumer directories and business directories in the information segment. See "--Business Segments." In each of these six areas, the Company offers authoritative information products that have a branded presence and leading market positions.

    The Company is taking advantage of fundamental growth trends in these six markets. The Company's specialty magazines products take advantage of trends in the specialty consumer market where advertising growth has outpaced general interest magazine, broadcast television, radio and newspaper advertising growth since 1989. In classroom and workplace learning, PRIMEDIA is building on rising elementary and secondary school enrollments, increased spending on supplementary educational materials and the rapid growth in outsourced workplace education. The Company's consumer and business directories are capitalizing on the trend towards targeted marketing and away from general interest sources such as newspapers and the increased spending by businesses for information.

    The Company seeks to maximize its operating performance by capitalizing on its leading position in each of these growing markets. Each of PRIMEDIA's six growth vehicles has opportunities for expansion through both internal organic development and product line acquisitions. Organic growth results from both market expansion and product innovation in conventional and new media formats. Growth through product line acquisition is made possible by the constant availability of leading brands for sale in the myriad of niche markets in PRIMEDIA's six growth areas. To support this aspect of growth, the Company has successfully developed a selective and disciplined process of identifying, evaluating and integrating acquired companies. The primary source of funds for these product line acquisitions is the cash generated by the Company's operations, which by their nature have high operating margins and low capital requirements. Net capital expenditures were $23 million and $29 million, or 2.2% and 2.1% of net sales, in 1995 and 1996, respectively. Additionally, cash available for reinvestment is amplified because the Company pays virtually no income taxes largely as a result of having structured most of its acquisitions to create tax-deductible amortization of intangible assets which results in net operating losses.

                                   MANAGEMENT

    The Company was founded in 1989 by William F. Reilly, Charles G. McCurdy and Beverly C. Chell, former members of senior management of Macmillan, Inc. ("Macmillan"), together with Kohlberg Kravis Roberts & Co. L.P. ("KKR"). At Macmillan, Mr. Reilly served as President and Chief Operating Officer, Mr. McCurdy served as Vice President--Corporate Finance and Ms. Chell served as Vice President-- General Counsel. At PRIMEDIA, they have recruited and developed a cadre of strong, seasoned operating managers. All of the senior operating managers and several of the business unit heads worked at Macmillan.

    PRIMEDIA's Chairman and CEO, William F. Reilly, has 28 years of experience in operations, finance and development. Charles G. McCurdy, President, and Beverly C. Chell, Vice Chairman and General Counsel, have 15 and 28 years, respectively, of finance, development and operations related experience. The two Group Presidents, Jack L. Farnsworth and George Philips, each have over 30 years of operating experience and over 15 years of experience as CEOs of substantial operating companies.

    The Company's management, including the executives named above, have invested in excess of $23 million in the Common Stock through September 10, 1997. Assuming the exercise of all stock options, management would have owned approximately 12%, in the aggregate, of the Company's outstanding Common Stock as of such date.

                               BUSINESS SEGMENTS

    The Company organizes its business into three operating segments: speciality magazines, education and information. These segments accounted for approximately 50%, 27% and 23%, respectively, of PRIMEDIA's net sales of $1,374 million for the year ended December 31, 1996.

SPECIALTY MAGAZINES

    The specialty magazines segment consists of 66 specialty consumer magazines and 66 technical and trade magazines. In 1996, 62% of the Company's specialty consumer magazines and 50% of its technical and trade magazines were ranked number one in their respective markets. The Company's specialty consumer magazines include SOAP OPERA DIGEST, SEVENTEEN, AMERICAN BABY, over 30 automotive magazines and numerous bridal, sewing, crafts and other titles. The Company's technical and trade titles provide vital information to professionals in fields such as telecommunications (TELEPHONY and CELLULAR BUSINESS), agriculture (SOYBEAN DIGEST), transportation (FLEET OWNER) and real estate (NATIONAL REAL ESTATE INVESTOR).

EDUCATION

    The Company is a leading provider of supplementary educational materials and programming in the United States, targeting both classroom and workplace learning. Included in the education segment are educational television and video programming, periodicals and supplementary educational materials for the classroom, as well as training for professionals in various disciplines. PRIMEDIA's best-known brands in the classroom learning area are CHANNEL ONE NEWS and WEEKLY READER, and in workplace learning, WESTCOTT COMMUNICATIONS. CHANNEL ONE NEWS, the award-winning daily news broadcast, reaches over eight million students in approximately 12,000 secondary schools in the United States, more than any other electronically delivered educational product. WEEKLY READER is the best-known and highest circulation student newspaper in the United States, with over 6.8 million subscriptions for elementary school students alone. WEEKLY READER and its related products are sold in approximately 70% of all elementary schools and 59% of all secondary schools. In workplace learning, WESTCOTT COMMUNICATIONS is a leading provider of high quality workplace educational programming. WESTCOTT COMMUNICATIONS has approximately 20,000 corporate and institutional subscribers and provides workplace learning to approximately 2.5 million professionals in the healthcare, automotive, financial services, government, public service and corporate fields. Its production capabilities enable it to design and produce annually over 3,600 hours of educational content targeted to over 20 different disciplines, delivered via satellite and video cassette.

INFORMATION

    The Company produces over 140 highly targeted consumer and business directories, most of which hold dominant positions in their niche markets. The Company's premier consumer directories include APARTMENT GUIDE, THE WORLD ALMANAC and such specialty reference products as FACTS ON FILE NEWS SERVICE, which is used by public and institutional libraries. The Company's leading business directories include NELSON'S for financial professionals and BACON'S for public relations professionals. Over 70 consumer directories including guides and specialized reference products are published by the Company. These products are distributed nationally in retail outlets and are sold to public and institutional libraries. The Company is the leading publisher of rental apartment guides in the United States. The Company has expanded this original business to include new homes and computer shopping guides, as well as web sites for all three categories. The Company's business directories target the financial services, public relations, transportation, musical performance, credit and collection, construction and global trade industries. Most of the business directories published by the Company have no competition, and where competition does exist, in most cases the Company's publication is dominant. Management believes that the comprehensiveness and quality of its data and the specialized focus of its publications have prevented others from launching competing publications or competing effectively.

                              RECENT DEVELOPMENTS

NON-CORE BUSINESSES BEING SOLD

    As a part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company is in the process of divesting certain businesses that do not fit within its growth vehicles (the "Non-Core Businesses"). The Non-Core Businesses are: the DAILY RACING FORM group, which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE COMMUNICATIONS (excluding Films for the Humanities and Sciences), an operator of book clubs for professionals and educational continuity programs; NEW WOMAN magazine, a guide for personal relationships and careers; STAGEBILL, a performing arts magazine; and INTERTEC MAILING SERVICES. The Company has completed the sales of KRAMES, KATHARINE GIBBS, NEW WOMAN and INTERTEC MAILING SERVICES. The proceeds from the sales of the Non-Core Businesses will be used to repay indebtedness.

    The following table presents unaudited combined operating results for the year ended December 31, 1996 and total assets at December 31, 1996 for the Non-Core Businesses. There can be no assurance that the remaining Non-Core Businesses will be divested.

                                                                                      (IN
                                                                                  THOUSANDS)
                                                                                 -------------
Sales, net.....................................................................   $   299,652
Operating loss.................................................................        (2,305)
Depreciation and amortization..................................................        29,410
Total assets...................................................................       350,736

ACQUISITIONS

    On November 17, 1997, the Company completed a product-line acquisition in the technical and trade magazines group.

    On November 28, 1997, the Company entered into an agreement to acquire a leading provider of training products for the insurance industry and on December 19, 1997, the acquisition was consummated.

    On January 8, 1998, the Company entered into a Stock Purchase Agreement pursuant to which it will acquire the Cowles Enthusiast Media and Cowles Business Media divisions of Cowles Media Company from McClatchy Newspapers, Inc. ("McClatchy") for approximately $200 million (including assumed liabilities). The transaction is subject to the completion of McClatchy's purchase of Cowles Media Company, which is expected to close by March 31, 1998.

OFFERING AND REDEMPTION

    On September 26, 1997, the Company completed a private offering of 1,250,000 shares of $9.20 Series E Exchangeable Preferred Stock (the "Offering") and called for redemption all of its Senior Preferred Stock (the "Redemption"). Net proceeds of the Offering of approximately $121.5 million were used to redeem the 4,000,000 outstanding shares of Senior Preferred Stock on November 3, 1997 at a redemption price of $26.45 per share plus accrued and unpaid dividends to the redemption date and to repay borrowings outstanding under its Bank Credit Facilities, which amounts may be reborrowed for general corporate purposes including acquisitions.

NAME CHANGE

    On November 18, 1997, the Company changed its name to PRIMEDIA Inc. to better reflect the "prime" positioning the Company has in six areas of specialized "media." On November 18, 1997, the Company's New York Stock Exchange symbol was changed from KCC to PRM.

                                     [LOGO]

       SPECIALTY MEDIA                   EDUCATION                     INFORMATION

SPECIALTY CONSUMER MAGAZINES   CLASSROOM LEARNING             CONSUMER DIRECTORIES
-73 Publications               -Channel One News              -74 Consumer Guides in 28
(including Soap Opera Digest,  -Weekly Reader                 States
Seventeen, American Baby,      -Films for the Humanities      (including Apartment Guide,
Automobile, Modern Bride,      and Sciences                   MicroTimes and new homes
New York, Chicago, Low Rider,                                 guides)
Sew News and Dog World)                                       -Specialized Reference
                                                              Products
                                                              (including The World Almanac
                                                              and
                                                              Facts on File News Service)

TECHNICAL AND TRADE MAGAZINES  WORKPLACE LEARNING             BUSINESS DIRECTORIES
-63 Publications               -Westcott Communications       -70 Specialized Directories
(including Telephony,          -Executive Education Network   (including Nelson's, Bacon's,
Cellular                       -Interactive Distance          Ward's
Business, Soybean Digest,      Training Network               Automotive Reports, Aircraft
Fleet Owner, National          -18 other product lines        Bluebook and Pacific Shipper)
Real Estate Investor and
Transmission and
Distribution)

                               THE EXCHANGE OFFER

Registration Rights
  Agreement; Effect on
  Holders....................  The Old Preferred Stock was sold by PRIMEDIA on September 26,
                                 1997 to Morgan Stanley & Co. Incorporated, Merrill Lynch,
                                 Pierce, Fenner & Smith Incorporated and Salomon Brothers
                                 Inc, as the placement agents (the "Placement Agents")
                                 pursuant to a Placement Agreement dated September 22, 1997 between PRIMEDIA and the Initial Purchasers (the "Placement
                                 Agreement"). The Placement Agents subsequently sold the Old
                                 Preferred Stock to qualified institutional buyers and
                                 accredited investors in reliance on Rule 144A and Regulation
                                 S under the Securities Act. Pursuant to the Placement
                                 Agreement, PRIMEDIA and the Placement Agents entered into a
                                 Registration Rights Agreement dated as of September 26, 1997
                                 (the "Registration Rights Agreement") which grants the
                                 holders of the Old Preferred Stock certain exchange and
                                 registration rights. This Exchange Offer is intended to
                                 satisfy such rights. Therefore, the holders of the
                                 Securities are not entitled to any exchange or registration rights with respect thereto. All untendered shares of Old
                                 Preferred Stock will continue to be subject to the
                                 restrictions on transfer described under "The Exchange
                                 Offer--Consequences of Failure to Exchange." To the extent that shares of Old Preferred Stock are tendered and accepted in the Exchange Offer, the trading market for untendered
                                 shares of Old Preferred Stock could be adversely affected.
                                 See "The Exchange Offer--Purpose and Effect of the Exchange
                                 Offer" and "--Consequences of Failure to Exchange" and "Risk
                                 Factors--Lack of Public Market."

  The Exchange Offer.........  One share of New Preferred Stock will be exchanged for each share of Old Preferred Stock. As of the date hereof, 1,250,000 shares of Old Preferred Stock are outstanding. PRIMEDIA will issue the New Preferred Stock to holders on the earliest
                                 practicable date following the Expiration Date.

  Expiration Date............  5:00 p.m., New York City time, on February 17, 1998 unless the
                                 Exchange Offer is extended by PRIMEDIA in its sole
                                 discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is
                                 extended. The Company will not extend the Exchange Offer
                                 beyond March 29, 1998.

  Conditions to the Exchange
    Offers...................  The Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange.
                                 However, the Exchange Offer is subject to certain customary conditions, which may be waived by PRIMEDIA. See "The
                                 Exchange Offer-- Conditions of the Exchange Offer." PRIMEDIA
                                 reserves the right to terminate the Exchange Offer if any of such conditions have not been satisfied and to amend the
                                 Exchange Offer at any time prior to the Expiration Date.

  Procedures for Tendering
    the Old Preferred
    Stock....................  See "The Exchange Offer--Procedures for Tendering" and
                               "--Guaranteed Delivery Procedures."

  Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the Expiration
                               Date. See "The Exchange Offer--Withdrawal of Tenders."

  Acceptance of the Old Pre-
    ferred Stock and Delivery
    of the New Preferred
    Stock....................  PRIMEDIA will accept for exchange any and all shares of Old
                               Preferred Stock which are properly tendered in the Exchange
                                 Offer prior to the Expiration Date. The shares of New
                                 Preferred Stock issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                 Expiration Date. See "The Exchange Offer--Terms of the
                                 Exchange Offer."

  Certain Tax
    Considerations...........  For a discussion of certain federal income tax consequences of the exchange of the Old Preferred Stock, see "Certain Federal
                                 Income Tax Considerations--Tax Consequences of the Exchange
                                 Offer."

  Exchange Agent.............  The Bank of New York is serving as the exchange agent (the
                               "Exchange Agent") in connection with the Exchange Offer.

       TERMS OF THE PREFERRED STOCK AND THE 9.20% SUBORDINATED DEBENTURES

    The Exchange Offer applies to 1,250,000 shares of the Old Preferred Stock. The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock except that the shares of New Preferred Stock will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. The form and terms of the New Subordinated Debentures will be the same as the Old Subordinated Debentures. See "Description of Preferred Stock and 9.20% Subordinated Debentures."

  THE PREFERRED STOCK

  Dividends..................  Cumulative at $9.20 per annum. All dividends are payable quarterly in cash on February 1, May 1, August 1, and November
                                 1 of each year, commencing February 1, 1998. The Company
                                 presently intends to pay such dividends even in the absence of earnings and profits through cash flow generated from
                                 operations. Dividends on the Old Preferred Stock have
                                 accrued and are cumulative from the original date of
                                 issuance thereof to the date on which shares of Old
                                 Preferred Stock are surrendered and shall be paid on the
                                 first dividend payment date after the date the New Preferred
                                 Stock is exchanged for the Old Preferred Stock. Dividends on the New Preferred Stock will accrue and will be cumulative from the date the New Preferred Stock is exchanged for the
                                 Old Preferred Stock. For federal income tax purposes,
                                 distributions with respect to the Series E Preferred Stock will not qualify as dividends and will be treated as a
                                 return of capital until the Company has earnings and profits as determined under applicable federal income tax
                                 principles. See "Certain Federal Income Tax
                                 Considerations--Tax Consequences for United States
                                 Holders--Dividends on Series E Preferred Stock."

  Liquidation Preference.....  $100 per share, plus accrued and unpaid dividends.

  Voting.....................  Holders of the Preferred Stock have no general voting rights except as provided by law and as provided in the Certificate of Designations therefor. Upon the failure of the Company to pay dividends in cash for more than six consecutive
                                 quarters, holders of a majority of the

                                 outstanding shares of Preferred Stock, voting together as a class, will be entitled to elect two members to the Board of
                                 Directors of PRIMEDIA. Subject to certain exceptions,
                                 holders of a majority of the outstanding Preferred Stock
                                 together with any parity securities issued in the future
                                 will have the right, voting together as a class, to approve certain mergers, consolidations and sales of assets by the
                                 Company. See "Description of Preferred Stock and 9.20%
                                 Subordinated Debentures--The Preferred Stock--Merger,
                                 Consolidation and Sale of Assets."

  Mandatory Redemption.......  PRIMEDIA is required to redeem the Preferred Stock on November
                               1, 2009 at a redemption price equal to the liquidation
                                 preference plus accrued and unpaid dividends to the
                                 redemption date.

  Optional Redemption........  Prior to November 1, 2002, the Preferred Stock is redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to the sum of the aggregate liquidation preference of such Preferred Stock plus accrued and unpaid dividends to the redemption date
                                 plus the Applicable Preferred Stock Make-Whole Premium (as defined) thereon at the time of redemption. At any time on or after November 1, 2002, the Preferred Stock is
                                 redeemable, at the option of PRIMEDIA, in whole or in part, initially at $104.60 per share, declining ratably to $100
                                 per share on or after November 1, 2004, plus accrued and
                                 unpaid dividends to the redemption date. See "Description of
                                 Preferred Stock and 9.20% Subordinated Debentures--The
                                 Preferred Stock--Optional Redemption."

  Optional Redemption Upon
    Public Equity Offering...  At any time prior to November 1, 2000, PRIMEDIA may, at its option, redeem, in whole or in part, up to $60 million of the aggregate liquidation preference of the Preferred Stock at a price per share of $109, plus accrued and unpaid dividends to the redemption date, with the net proceeds of one or more
                                 Public Equity Offerings (as defined), PROVIDED such
                                 redemption occurs within 180 days of such Public Equity
                                 Offering. See "Description of Preferred Stock and 9.20%
                                 Subordinated Debentures--The Preferred Stock--Optional
                                 Redemption."

  Ranking....................  The Preferred Stock ranks PARI PASSU with the Series B
                               Preferred Stock, the Series D Preferred Stock and any Future
                                 Parity Securities (as defined) and senior to all Junior
                                 Securities (as defined). As of September 10, 1997, 1,576,036 shares of Series B Preferred Stock ($157,603,600 aggregate liquidation preference), which include dividends paid in
                                 kind from time to time thereon to such date, have been
                                 issued and are outstanding and 2,000,000 shares of Series D
                                 Preferred Stock ($200,000,000 aggregate liquidation
                                 preference), have been issued and are outstanding. See
                                 "Description of Capital Stock of the Company." The Company
                                 has agreed in the Certificate of Designations relating to
                                 the Preferred Stock not to issue any other preferred stock which by its terms is senior to the Series B Preferred
                                 Stock, Series D Preferred Stock and the Preferred Stock. See

                                 "Description of Preferred Stock and 9.20% Subordinated
                                 Debentures--The Preferred Stock--Limitation on Issuance of
                                 Senior Preferred Stock."

  Exchange Feature...........  The Preferred Stock is exchangeable on any scheduled dividend payment date into 9.20% Subordinated Debentures, in whole but not in part, at the option of PRIMEDIA. See "Description of
                                 Preferred Stock and 9.20% Subordinated Debentures--The
                                 Preferred Stock-- Exchange."

  THE 9.20% SUBORDINATED
    DEBENTURES

  Maturity Date..............  November 1, 2009.

  Interest Payment Dates.....  February 1, May 1, August 1 and November 1 of each year, commencing with the first of such dates to occur after the issuance of the 9.20% Subordinated Debentures.

  Optional Redemption........  Prior to November 1, 2002, the 9.20% Subordinated Debentures
                               are redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price
                                 (expressed as a percentage of principal amount) equal to the sum of the principal amount of such 9.20% Subordinated
                                 Debentures plus the Applicable Debenture Make-Whole Premium
                                 (as defined) thereon at the time of redemption, plus accrued and unpaid interest to the redemption date. On or after
                                 November 1, 2002, the 9.20% Subordinated Debentures are
                                 redeemable, in whole or in part, at the option of PRIMEDIA, initially at 104.60% of their principal amount, declining
                                 ratably to 100% of their principal amount on or after
                                 November 1, 2004, plus accrued and unpaid interest to the
                                 redemption date. See "Description of Preferred Stock and
                                 9.20% Subordinated Debentures--The 9.20% Subordinated
                                 Debentures--Optional Redemption."

  Optional Redemption Upon
    Public Equity Offering...  At any time prior to November 1, 2000, PRIMEDIA may, at its option, redeem, in whole or in part, up to $60 million of the aggregate principal amount of the 9.20% Subordinated
                                 Debentures at 109% of their principal amount, plus accrued and unpaid interest to the redemption date with the net
                                 proceeds of one or more Public Equity Offerings, PROVIDED
                                 such redemption occurs within 180 days of such Public Equity
                                 Offering. See "Description of Preferred Stock and 9.20%
                                 Subordinated Debentures--The 9.20% Subordinated Deben-
                                 tures--Optional Redemption."

  Change of Control..........  In the event of a Change of Control (i) each holder of the
                               9.20% Subordinated Debentures will have the right to require
                                 PRIMEDIA to repurchase such holder's 9.20% Subordinated
                                 Debentures at a purchase price equal to 101% of the
                                 principal amount thereof plus accrued and unpaid interest to the repurchase date and (ii) PRIMEDIA will have the option to redeem the 9.20% Subordinated Debentures, in whole or in part, at the redemption prices set forth herein, plus
                                 accrued and unpaid interest to the redemption date. The
                                 redemption prices for optional redemptions in

                                 the event of a Change of Control will in all cases be equal to or greater than this repurchase price. Notwithstanding
                                 the foregoing, PRIMEDIA shall not be required to make any
                                 such repurchase unless PRIMEDIA shall have either repaid all outstanding Senior Indebtedness (as defined) or obtained the requisite consents, if any, under all agreements governing all such outstanding Senior Indebtedness to permit the
                                 repurchase of the 9.20% Subordinated Debentures. Because of the substantial indebtedness of the Company, there can be no assurance that PRIMEDIA will have sufficient funds to
                                 repurchase the 9.20% Subordinated Debentures in the event of a Change of Control. See "Description of Preferred Stock and
                                 9.20% Subordinated Debentures--The 9.20% Subordinated
                                 Debentures--Change of Control."

  Ranking....................  The 9.20% Subordinated Debentures (i) will rank PARI PASSU with the Class B Subordinated Debentures and Class D
                                 Subordinated Debentures, (ii) will be subordinate to all
                                 existing and future Senior Indebtedness of PRIMEDIA and
                                 (iii) effectively will be subordinate to the creditors,
                                 including trade creditors, of PRIMEDIA's subsidiaries. As of
                                 September 30, 1997, the amount of pro forma senior
                                 indebtedness (including indebtedness and other current and non-current liabilities of PRIMEDIA's subsidiaries) was
                                 approximately $2,065 million. None of such indebtedness was secured.

  Certain Covenants..........  The 9.20% Debenture Indenture contains certain covenants which, among other things, limit the ability of the Company
                                 (i) to engage in certain mergers, consolidations and sales of assets, (ii) to engage in certain transactions with
                                 Affiliates (as defined) and (iii) to pay dividends on or
                                 retire or repurchase capital stock.

                                USE OF PROCEEDS

    There will be no cash proceeds to PRIMEDIA from the Exchange Offer.

                                  RISK FACTORS

    Holders of the Old Preferred Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus before tendering shares of Old Preferred Stock in exchange for shares of New Preferred Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables present summary consolidated financial data derived from the Company's audited consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 and the Company's unaudited condensed consolidated financial statements for the nine months ended September 30, 1996 and 1997. In addition, the following tables present summary consolidated financial data relating to the Company's unaudited pro forma consolidated operating results for the year ended December 31, 1996 and the nine months ended September 30, 1997 and the Company's unaudited pro forma consolidated balance sheet at September 30, 1997. Such unaudited pro forma consolidated financial data does not reflect adjustments for the divestitures of the Non-Core Businesses.

    The summary unaudited pro forma consolidated operating data for the year ended December 31, 1996 gives effect to the following transactions and events as if they had occurred on January 1, 1996: (i) the acquisition of the common stock of Westcott Communications, Inc. which occurred on May 30, 1996 as described in the Company's Current Report on Form 8-K dated June 14, 1996 incorporated by reference into this Prospectus (referred to as the "Acquired Business") and (ii) the offering of the Old Preferred Stock (the "Offering") and the redemption of the Senior Preferred Stock (the "Redemption"). The summary unaudited pro forma consolidated operating data for the nine months ended September 30, 1997 gives effect to the Offering and Redemption as if they had occurred on January 1, 1996. The adjustments to reflect the acquisition of the Acquired Business and the Offering and Redemption are hereinafter referred to as the "Pro Forma Adjustments." The summary unaudited pro forma consolidated balance sheet data at September 30, 1997 gives effect to the Redemption as if it had occurred on September 30, 1997.

    The summary unaudited pro forma consolidated financial data does not purport to represent what the Company's consolidated results of operations or financial condition would actually have been if the transactions that give rise to the Pro Forma Adjustments had in fact occurred on the dates assumed in making such adjustments and do not purport to project the consolidated results of operations or financial condition of the Company for any future date or period. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's historical consolidated financial statements and the notes thereto and the unaudited pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                                                                                                     NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            ----------------------------------------------------  ------------------------
                                               1994         1995         1996          1996          1996         1997
                                              ACTUAL       ACTUAL       ACTUAL     PRO FORMA(1)     ACTUAL       ACTUAL
                                            -----------  -----------  -----------  -------------  -----------  -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Sales, net................................  $   964,648  $ 1,046,329  $ 1,374,449   $ 1,413,930   $   995,051  $ 1,089,997
Depreciation and amortization.............      136,866      192,276      190,702       199,713       139,944      125,694
Other charges(2)..........................       15,025       50,114           --            --            --      138,640
Operating income (loss)(3)................       10,203      (26,275)      85,901        77,893        48,784      (52,330)
Interest expense..........................       78,351      105,837      124,601       136,111        91,313      103,728
Income tax benefit(4).....................       42,100       59,600       53,300        53,300            --        1,685
Income (loss) before extraordinary
  charge..................................      (29,529)     (75,435)      17,597        (1,921)      (39,701)    (156,520)
Extraordinary charge--extinguishment of
  debt(5).................................      (11,874)          --       (9,553)       (9,553)       (7,572)     (15,401)
Net income (loss)(3)......................      (41,403)     (75,435)       8,044       (11,474)      (47,273)    (171,921)
Preferred stock dividends.................       25,959       28,978       43,526        43,526        31,326       37,237
Loss applicable to common shareholders....      (67,362)    (104,413)     (35,482)      (55,000)      (78,599)    (209,158)

Loss applicable to common shareholders per
  common and common equivalent
  share(3)(6):
  Loss before extraordinary charge........  $      (.54) $      (.91) $      (.20)  $      (.35)  $      (.55) $     (1.50)
                                            -----------  -----------  -----------  -------------  -----------  -----------
                                            -----------  -----------  -----------  -------------  -----------  -----------
  Net loss................................  $      (.65) $      (.91) $      (.27)  $      (.42)  $      (.61) $     (1.62)
                                            -----------  -----------  -----------  -------------  -----------  -----------
                                            -----------  -----------  -----------  -------------  -----------  -----------
  Weighted average common and common
    equivalent shares outstanding(6)......  103,642,668  115,077,498  130,007,632   130,007,632   128,721,459  129,271,743
                                            -----------  -----------  -----------  -------------  -----------  -----------
                                            -----------  -----------  -----------  -------------  -----------  -----------
OTHER DATA:
EBITDA(7).................................  $   162,094  $   216,115  $   276,603   $   277,606   $   188,728  $   212,004
Capital expenditures, net.................       14,184       23,414       28,790        31,078        18,103       22,305
Net cash provided by operating
  activities..............................       64,890       64,062      150,192       151,658        63,836       46,117
Net cash used in investing activities.....     (442,126)    (318,712)    (721,709)     (723,997)     (683,338)     (92,903)
Net cash provided by financing
  activities..............................      383,924      263,644      580,946       580,946       624,780       31,824
Deficiency of earnings to fixed
  charges(8)(9)...........................      (71,629)    (135,035)     (35,703)      (55,221)      (39,701)    (158,205)
Deficiency of earnings to fixed charges
  and preferred stock dividends(8)(9).....      (97,588)    (164,013)     (79,229)      (98,747)      (71,027)    (195,442)
Ratio of EBITDA to interest expense.......         2.1x         2.0x         2.2x          2.0x          2.1x         2.0x
Ratio of EBITDA to interest expense and
  dividends on preferred stock............         1.6x         1.6x         1.6x          1.5x          1.5x         1.5x
Leverage ratio(10)........................         5.4x         4.9x         5.4x          5.4x          5.6x         5.2x


                                                1997
                                            PRO FORMA(1)
                                            -------------

OPERATING DATA:
Sales, net................................   $ 1,089,997
Depreciation and amortization.............       125,694
Other charges(2)..........................       138,640
Operating income (loss)(3)................       (52,330)
Interest expense..........................       102,986
Income tax benefit(4).....................         1,685
Income (loss) before extraordinary
  charge..................................      (155,778)
Extraordinary charge--extinguishment of
  debt(5).................................       (15,401)
Net income (loss)(3)......................      (171,179)
Preferred stock dividends.................        37,237
Loss applicable to common shareholders....      (208,416)
Loss applicable to common shareholders per
  common and common equivalent
  share(3)(6):
  Loss before extraordinary charge........   $     (1.49)
                                            -------------
                                            -------------
  Net loss................................   $     (1.61)
                                            -------------
                                            -------------
  Weighted average common and common
    equivalent shares outstanding(6)......   129,271,743
                                            -------------
                                            -------------
OTHER DATA:
EBITDA(7).................................   $   212,004
Capital expenditures, net.................        22,305
Net cash provided by operating
  activities..............................        46,859
Net cash used in investing activities.....       (92,903)
Net cash provided by financing
  activities..............................        31,824
Deficiency of earnings to fixed
  charges(8)(9)...........................      (157,463)
Deficiency of earnings to fixed charges
  and preferred stock dividends(8)(9).....      (194,700)
Ratio of EBITDA to interest expense.......          2.1x
Ratio of EBITDA to interest expense and
  dividends on preferred stock............          1.5x
Leverage ratio(10)........................          5.6x

                                                                                                         AT SEPTEMBER 30, 1997
                                                                                                       -------------------------
                                                                                                        ACTUAL     PRO FORMA(1)
                                                                                                       ---------  --------------
                                                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................................  $  21,693    $   21,693
Working capital deficiency(11).......................................................................    (19,735)      (19,735)
Intangible assets, net...............................................................................  1,641,957     1,641,957
Total assets.........................................................................................  2,404,313     2,404,313
Long-term debt (12)..................................................................................  1,525,223     1,632,940
Exchangeable preferred stock.........................................................................    569,527       471,056
Common stock subject to redemption...................................................................      4,234         4,234
Total shareholders' deficiency.......................................................................   (126,732)     (135,978)

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The 1996 summary pro forma consolidated financial data reflects the operating results of the Acquired Business as if such business was acquired on January 1, 1996. The 1996 pro forma interest expense reflects the additional borrowings to finance the acquisition at an assumed weighted average rate of 7.08%. The 1996 and 1997 summary pro forma consolidated financial data reflects the net reduction in long-term debt and interest expense as a result of the reduced level of borrowings from the application of the remainder of the net proceeds from the Offering. Amounts repaid under the Bank Credit Facilities may be reborrowed for general corporate purposes, including acquisitions. The reduction in total shareholders' equity reflects the difference between the carrying value and redemption value of the Senior Preferred Stock and the payment of accrued but unpaid dividends upon Redemption.

(2) Represents net provision in 1994, 1995 and 1997 for loss on the sales of businesses and provision in 1995 for restructuring and other costs.

(3) The adoption of a change in method of accounting for advertising costs (the "Accounting Change") resulted in an increase in operating income (decrease in operating loss) and an equal decrease in net loss and loss per common and common equivalent share of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively.

(4) At December 31, 1994, 1995, and 1996, management of the Company reviewed recent operating results for the years then ended and projected future operating results for the years through December 31, 2002 and determined that a portion of the net deferred income tax assets at December 31, 1994, 1995 and 1996 would likely be realized. Accordingly, the Company recorded an income tax benefit of $42,100 in 1994, $59,600 in 1995 and $53,300 in 1996.
    At September 30, 1997, the Company had net operating loss carryforwards for Federal and state income tax purposes ("NOLs") of approximately $752,000 which will be available to reduce future taxable income. In addition to the NOLs, management estimates that approximately $783,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income. For the nine months ended September 30, 1997, the Company recorded an income tax carryback claim of $1,685.

(5) Represents the write-off of unamortized deferred financing costs. For the year ended December 31, 1996 and the nine months ended September 30, 1997, amount also includes the premiums paid on the redemptions of the 10 5/8% Senior Notes.

(6) The loss per common and common equivalent share, as well as the weighted average common and common equivalent shares outstanding, were computed as described in Note 3 of the notes to the consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 and Note 9 of the notes to the unaudited condensed consolidated financial statements for the nine months ended September 30, 1996 and 1997 included elsewhere in this Prospectus.

(7) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry. This measure may not be comparable to similarly titled measures used by other companies.

(8) The deficiency of earnings to fixed charges consists of income (loss) before income taxes and extraordinary charge plus fixed charges. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

(9) Income (loss) before income taxes and extraordinary charge includes non-cash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, net provision for loss on the sales of businesses, restructuring and other costs and non-cash interest expense on an acquisition obligation, distribution advance and other current liability. These non-cash charges totaled $160,778, $241,536 and $192,895 for the years ended December 31, 1994, 1995 and 1996, respectively, and $143,359 and $268,614 for the nine months ended September 30, 1996 and 1997, respectively. The pro forma non-cash charges totaled $201,906 for the year ended December 31, 1996 and $268,614 for the nine months ended September 30, 1997. Adjusted to eliminate such non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $89,149 and $77,649, $106,501 and $95,001 and $157,192 and
    $130,248 for the years ended December 31, 1994, 1995 and 1996, respectively, and $103,658 and $84,589 and $110,409 and $77,623 for the nine months ended September 30, 1996 and 1997, respectively. On a pro forma basis and after eliminating such non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by $146,685 and $119,741 for the year ended December 31, 1996, respectively, and $111,151 and $78,365 for the nine months ended September 30, 1997, respectively.

(10) The leverage ratio on an actual and pro forma basis represents the ratio of consolidated debt (which includes total indebtedness, deferred purchase price liabilities, outstanding letters of credit, capitalized lease obligations and the principal amount outstanding under the acquisition obligation) to EBITDA, as defined in the Company's credit agreements, for the twelve months ended December 31, 1994, 1995, 1996 and for the twelve months ended September 30, 1996 and 1997.

(11) Includes current maturities of long-term debt and assets held for sale as of September 30, 1997.

(12) Excludes current maturities of long-term debt.

                       GLOSSARY OF CERTAIN DEFINED TERMS

8 1/2% Senior Notes....................  The $300,000,000 principal amount of 8 1/2% Senior
                                         Notes due 2006 issued by PRIMEDIA.
10 1/4% Senior Notes...................  The $100,000,000 principal amount of 10 1/4% Senior
                                         Notes due 2004 issued by PRIMEDIA.
9.20% Debenture Indenture..............  The Indenture governing the Old Subordinated
                                           Debentures and, upon exchange, the New
                                           Subordinated Debentures.
9.20% Subordinated Debentures..........  The collective reference to the Old Subordinated
                                           Debentures and the New Subordinated Debentures.
Applicable Debenture Make-Whole
  Premium..............................  With respect to a 9.20% Subordinated Debenture at any time, the greater of (i) 1.0% of the principal
                                           amount of such 9.20% Subordinated Debenture at
                                           such time and (ii) the excess of (A) the present
                                           value at such time of the principal amount plus
                                           all interest payments due on such 9.20%
                                           Subordinated Debenture, computed using a discount
                                           rate equal to the Treasury Rate plus 75 basis
                                           points, over (B) the principal amount of such
                                           9.20% Subordinated Debenture at such time.
Applicable Preferred Stock Make-Whole
  Premium..............................  With respect to a share of Preferred Stock at any time, the greater of (i) 1.0% of the aggregate
                                           liquidation preference of Preferred Stock at such
                                           time and (ii) the excess of (A) the present value
                                           at such time of the aggregate liquidation
                                           preference plus all dividends accrued and unpaid
                                           on such share of Preferred Stock, computed using
                                           a discount rate equal to the Treasury Rate plus
                                           75 basis points, over (B) the aggregate
                                           liquidation preference of such share of Preferred
                                           Stock at such time.
Bank Credit Facilities.................  The $1.4 billion credit facilities with The Chase
                                         Manhattan Bank, The Bank of New York, Bankers Trust
                                           Company and The Bank of Nova Scotia, as agents.
Credit Facilities......................  The collective reference to the Bank Credit
                                         Facilities and the New Credit Facility.
Class B Debenture Indenture............  The Indenture governing the Class B Subordinated
                                           Debentures, if and when issued.
Class B Subordinated Debentures........  The 11 5/8% Subordinated Exchange Debentures due
                                         2005, issuable upon exchange of the Series B
                                           Preferred Stock.
Class D Debenture Indenture............  The Indenture governing the Class D Subordinated
                                           Debentures, if and when issued.
Class D Subordinated Debentures........  The 10% Subordinated Exchange Debentures due 2008,
                                           issuable upon exchange of the Series D Preferred
                                           Stock.
Common Stock...........................  The common stock, par value $.01 per share, of
                                           PRIMEDIA.
Debenture Exchange Offer...............  The offer by PRIMEDIA to holders of Old
                                         Subordinated Debentures to exchange the same for
                                           the New Subordinated Debentures.

Exchange Offer.........................  The offer by PRIMEDIA to holders of the Old
                                         Preferred Stock to exchange the same for the New
                                           Preferred Stock.
New Credit Facility....................  The $150 million credit facility with The Chase
                                         Manhattan Bank, The Bank of New York, Bankers Trust
                                           Company and The Bank of Nova Scotia, as agents.
New Preferred Stock....................  The 1,250,000 shares of Series F Exchangeable
                                         Preferred Stock Redeemable 2009, par value $.01 per
                                           share, liquidation preference $100 per share,
                                           being exchanged hereby for the Old Preferred
                                           Stock.
New Subordinated Debentures............  The 9.20% Class F Subordinated Exchange Debentures
                                           due 2009 issuable upon exchange of the New
                                           Preferred Stock.
Old Preferred Stock....................  The 1,250,000 shares of outstanding $9.20 Series E
                                           Exchangeable Preferred Stock Redeemable 2009, par
                                           value $.01 per share, liquidation preference $100
                                           per share.
Old Subordinated Debentures............  The 9.20% Subordinated Exchange Debentures due
                                         2009, issuable upon exchange of the Old Preferred
                                           Stock.
Preferred Stock........................  The collective reference to the Old Preferred Stock and the New Preferred Stock.
Securities.............................  The collective reference to the New Preferred Stock and the New Subordinated Debentures, if and when
                                           issued.
Senior Note Indentures.................  The collective reference to the indentures governing the Senior Notes.
Senior Notes...........................  The collective reference to the 8 1/2% Senior Notes and the 10 1/4% Senior Notes.
Senior Preferred Stock.................  The 4,000,000 Shares of $2.875 Senior Exchangeable
                                           Preferred Stock, par value $.01 per share,
                                           liquidation preference $25.00 per share which
                                           were redeemed with the net proceeds of the
                                           Offering.
Series B Preferred Stock...............  The 1,576,036 Shares of $11.625 Series B
                                         Exchangeable Preferred Stock Redeemable 2005, par
                                           value $.01 per share, liquidation preference
                                           $100.00 per share, plus dividends which are paid
                                           in kind from time to time thereon.
Series D Preferred Stock...............  The 2,000,000 Shares of $10.00 Series D
                                         Exchangeable Preferred Stock Redeemable 2008, par
                                           value $.01 per share, liquidation preference
                                           $100.00 per share.
Subordinated Debenture Indentures......  The collective reference to the Exchange Debenture
                                           Indenture, the Class B Debenture Indenture, the
                                           Class D Debenture Indenture and the 9.20%
                                           Debenture Indenture.
Subordinated Debentures................  The collective reference to the Exchange
                                         Debentures, Class B Subordinated Debentures, the
                                           Class D Subordinated Debentures and the 9.20%
                                           Subordinated Debentures.

                                  RISK FACTORS

    HOLDERS OF OLD PREFERRED STOCK SHOULD TAKE INTO ACCOUNT THE CONSIDERATIONS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING THEIR SHARES OF OLD PREFERRED STOCK IN EXCHANGE FOR SHARES OF NEW PREFERRED STOCK OFFERED HEREBY. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD PREFERRED STOCK AS WELL AS THE NEW PREFERRED STOCK. CERTAIN INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS UNDER THIS SECTION AND UNDER THE CAPTIONS "SUMMARY--GROWTH STRATEGY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND IS SUBJECT TO THE SAFE HARBOR CREATED BY THAT ACT. THERE ARE SEVERAL IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN SUCH DISCUSSIONS. ADDITIONAL INFORMATION ON THE RISK FACTORS WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS IS INCLUDED IN THIS PROSPECTUS AND IN OTHER DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

SUBSTANTIAL INDEBTEDNESS

    The Company has substantial indebtedness and intends to incur additional indebtedness under the Credit Facilities to finance acquisitions. At September 30, 1997, the Company had a ratio of consolidated debt to total equity (including all preferred stock and Common Stock subject to redemption) of 3.4 to
1. At September 30, 1997, on a pro forma basis, the Company would have had a ratio of consolidated debt to total equity (including all preferred stock and Common Stock subject to redemption) of 4.8 to 1. See "Capitalization" and "Selected Financial Information." The indebtedness of the Company requires a substantial portion of the Company's cash flow to be dedicated to the payment of principal and interest on indebtedness, thereby reducing funds available for capital expenditures and future business opportunities. For the nine-month period ended September 30, 1997, there were no scheduled maturities on outstanding indebtedness and the Company made cash interest payments of $113.2 million.

    At September 30, 1997, borrowings under the Credit Facilities, on a pro forma basis, were approximately $1,184.6 million. Such borrowings bear interest at floating rates based on the federal funds rate, the prime lending rate or LIBOR. Increases in interest rates on indebtedness under the Credit Facilities would increase the Company's interest payment obligations and could have an adverse effect on the Company. The weighted average interest rate on the Credit Facilities was 7.08% for the year ended December 31, 1996. As of November 30, 1997, the weighted average interest rate on the Credit Facilities was 6.82%.

RESTRICTIVE COVENANTS

    The agreements governing the Company's indebtedness impose certain operating and financial restrictions on the Company. Such restrictions prohibit or limit, among other things, the ability of the Company to change the nature of its business, incur additional indebtedness, create liens on its assets, sell assets, engage in mergers, consolidations or transactions with its affiliates, make investments in or loans to certain subsidiaries or make guarantees or certain restricted payments. The Company is restricted from declaring or making dividend payments on its common or preferred stock. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and maintain a minimum fixed charge coverage ratio of
1.05 to 1. For the twelve months ended September 30, 1997, the Company's interest coverage ratio and fixed charge coverage ratio was 2.17 and 1.44, respectively. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future acquisitions or financings or otherwise restrict corporate activities. Failure to comply with the terms of such restrictions could result in the acceleration of the indebtedness governed by such agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEFICIENCIES OF EARNINGS TO COVER FIXED CHARGES AND FIXED CHARGES PLUS PREFERRED
  STOCK DIVIDENDS

    The Company's earnings are inadequate to cover fixed charges and fixed charges plus preferred stock dividends on a pro forma basis by $55.2 million and $98.7 million, respectively, for the year ended December 31, 1996 and $157.5 million and $194.7 million, respectively, for the nine months ended September 30, 1997. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities on long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest. Such earnings have been reduced by pro forma non-cash charges (including depreciation, amortization, provision for loss on the sales of businesses and non-cash interest expense) of approximately $201.9 million for the year ended December 31, 1996 and $268.6 million for the nine months ended September 30, 1997. Adjusted to eliminate these pro forma non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends, on a pro forma basis, by approximately $146.7 million and $119.7 million, respectively, for the year ended December 31, 1996 and $111.2 million and $78.4 million, respectively, for the nine months ended September 30, 1997. Based on historical evidence of the Company's earnings exceeding fixed charges and fixed charges plus cash preferred dividends after eliminating non-cash charges, the Company believes it will continue to generate sufficient cash flow to service its interest and dividend payments. Additionally, the Company has historically had and continues to have access to capital markets to refinance and extend maturities on its debt and preferred stock. However, there can be no assurance that the Company will have access to capital markets when such debt and preferred stock mature. Based on current outstanding borrowings under the Company's Credit Facilities and outstanding indebtedness under the Company's Senior Notes, there will be no required payments until the year 2000. At that time, the first principal payment is scheduled at $240 million and principal payments will not exceed $300 million until the year 2006.

ACCELERATION OF CREDIT FACILITIES AND SENIOR NOTES

    In the event that the Company is unable to generate cash flow sufficient to meet required payments or does not make required payments of principal and interest on its indebtedness under the Credit Facilities or is otherwise in default with respect to the covenants thereunder or under the Senior Note Indentures or the Subordinated Debenture Indentures, if entered into, the holders of indebtedness under the Credit Facilities could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest and to terminate their commitments under the Credit Facilities. Neither the Credit Facilities nor the Senior Notes are secured by the pledge of assets, subsidiary securities or any other security. The final stated maturity of indebtedness under the Credit Facilities and the Senior Notes, and Class B Subordinated Debentures, if issued, and Class D Subordinated Debentures, if issued, is earlier than the final stated maturity of the Preferred Stock. Any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the Preferred Stock.

LOSSES AFTER AMORTIZATION OF INTANGIBLES AND EXCESS PURCHASE PRICE

    The Company had a loss applicable to common shareholders for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 of $67.4 million, $104.4 million and $35.5 million and $209.2 million, respectively. Included in the loss for such periods are the amortization of intangible assets and excess of purchase price over net assets acquired and other in the aggregate amounts of $120.7 million, $166.5 million and $152.5 million and $98.8 million for 1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively.

    There can be no assurance that the Company will have net income applicable to common shareholders in the future.

SUBORDINATION OF PREFERRED STOCK AND 9.20% SUBORDINATED DEBENTURES; HOLDING
  COMPANY STRUCTURE

    The Preferred Stock is junior in right of payment to all existing and future liabilities and obligations (whether or not for borrowed money) of PRIMEDIA (other than Common Stock, Series B Preferred Stock, Series D Preferred Stock and any preferred stock of PRIMEDIA which by its terms is on parity with or junior to the Preferred Stock).

    The 9.20% Subordinated Debentures will rank PARI PASSU with the Class B Subordinated Debentures and Class D Subordinated Debentures, if any, but will be subordinated to all existing and future senior indebtedness of the Company, including the Senior Notes and the obligations of the Company under the Credit Facilities. The Subordinated Debentures will not be guaranteed by any subsidiary of the Company. In addition, the 9.20% Subordinated Debentures will be unsecured obligations of PRIMEDIA. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of PRIMEDIA will be available to pay obligations on the 9.20% Subordinated Debentures only after all Senior Notes, obligations under the Credit Facilities and other senior indebtedness of PRIMEDIA have been paid in full. The 9.20% Debenture Indenture will not prohibit the incurrence by PRIMEDIA of additional indebtedness that is senior to or PARI PASSU with the 9.20% Subordinated Debentures.

    The operations of PRIMEDIA are and will be conducted through its subsidiaries, and, therefore, PRIMEDIA is dependent on the cash flow of its subsidiaries to meet its obligations. Because the assets of PRIMEDIA are and will be held by operating subsidiaries, the claims of holders of the Preferred Stock and the 9.20% Subordinated Debentures (which are not guaranteed by the operating subsidiaries) will be structurally subordinate to all existing and future liabilities and obligations (whether or not for borrowed money), including guarantees of indebtedness under the Credit Facilities and Senior Note Indentures and trade payables and advances of such subsidiaries. The amount of pro forma senior indebtedness (including indebtedness and other current and non-current liabilities of PRIMEDIA's subsidiaries) as of September 30, 1997 is approximately $2,065 million. None of such indebtedness was secured.

CONTROL BY KKR

    Approximately 76% of the shares of Common Stock (on a fully diluted basis) is held by certain investment partnerships, of which KKR Associates, a New York limited partnership and an affiliate of KKR, is the general partner (the "Common Stock Partnerships"). KKR Associates has sole voting and investment power with respect to such shares. Consequently, KKR Associates and its general partners, four of whom are also directors of PRIMEDIA, control the Company and have the power to elect all of its directors and approve any action requiring stockholder approval, including adopting amendments to PRIMEDIA's Certificate of Incorporation and approving mergers or sales of all or substantially all of the Company's assets.

EFFECT OF INCREASES IN PAPER AND POSTAGE COSTS

    The price of paper is a significant expense of the Company relating to its print products and direct mail solicitations and began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. In particular, the Company's average purchase price for paper increased 8.4% in 1996 over 1995. Paper price increases may have an adverse effect on the Company's future results but the Company has in the past been able to implement measures to offset such increases. Postage for product distribution and direct mail solicitations is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increase periodically and can be expected to increase in the future. No assurances can be given that the Company can pass such cost increases through to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Inflation."

LACK OF PUBLIC MARKET

    The Preferred Stock constitutes a new issue of securities with no established trading market. In addition, because the Exchange Offer is not conditioned upon any minimum number of shares of Old Preferred Stock being tendered for exchange, the number of shares of New Preferred Stock issued could be quite small, which could have an adverse effect on the liquidity of the New Preferred Stock. Also, to the extent that shares of Old Preferred Stock are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered shares of Old Preferred Stock could be adversely affected. Therefore, no assurance can be given as to the liquidity of the trading market for the Preferred Stock.

CONSEQUENCES OF FAILURE TO TENDER

    The shares of Old Preferred which are not exchanged for shares of New Preferred Stock pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such shares of Old Preferred Stock may be resold under limited circumstances, as discussed in "The Exchange Offer--Consequences of Failure to Tender." The liquidity of the Old Preferred Stock could be adversely affected by the Exchange Offer. Following consummation of the Exchange Offer, holders of the Old Preferred Stock will have no further registration rights under the Registration Rights Agreement.

RISKS RELATING TO A CHANGE OF CONTROL

    The agreements governing the Company's indebtedness, including the 9.20% Debenture Indenture, contain change of control provisions which, under certain circumstances, may require the Company to repurchase such indebtedness upon a change of control. Because of the substantial indebtedness of the Company, there can be no assurance that the Company would have sufficient financial resources available to repurchase all of such indebtedness in the event of a change in control.

                                USE OF PROCEEDS

    There will be no cash proceeds to PRIMEDIA from the Exchange Offer. Net proceeds of the offering of the Old Preferred Stock of approximately $121.5 were initially used to pay down borrowings under the Credit Facilities. Amounts were subsequently reborrowed and were used to redeem 4,000,000 outstanding shares of Senior Preferred Stock on November 3, 1997 at a redemption price of $26.45 per share plus accrued and unpaid dividends to the redemption date and to repay borrowings outstanding under its Bank Credit Facilities, which amounts may be reborrowed for general corporate purposes including acquisitions.

                                 CAPITALIZATION

    The following table sets forth, at September 30, 1997 (i) the actual cash and cash equivalents and the consolidated capitalization of the Company, which gives effect to the Offering and the application of the net proceeds therefrom to repay certain borrowings under the Credit Facilities, and (ii) the pro forma cash and cash equivalents and the consolidated capitalization of the Company which gives effect to borrowings under the Credit Facilities which were used to finance the Redemption on November 3, 1997. The information below should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                          AT SEPTEMBER 30, 1997
                                                                                        --------------------------
                                                                                           ACTUAL      PRO FORMA
                                                                                        ------------  ------------

                                                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................................................  $     21,693  $     21,693
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Long-term debt:
  Borrowings under Credit Facilities .................................................  $  1,076,833  $  1,184,550
  10 1/4% Senior Notes due 2004.......................................................       100,000       100,000
  8 1/2% Senior Notes due 2006, net...................................................       298,879       298,879
  Acquisition Obligation Payable(1)...................................................        55,511        55,511
                                                                                        ------------  ------------
    Total indebtedness................................................................     1,531,223     1,638,940
      Less current maturities.........................................................        (6,000)       (6,000)
                                                                                        ------------  ------------
    Total long-term debt..............................................................     1,525,223     1,632,940
$2.875 Senior Exchangeable Preferred Stock............................................        98,471            --
$11.625 Series B Exchangeable Preferred Stock.........................................       155,202       155,202
$10.00 Series D Exchangeable Preferred Stock..........................................       194,404       194,404
$9.20 Series E Exchangeable Preferred Stock/New Preferred Stock(2)....................       121,450       121,450
Common stock subject to redemption(3).................................................         4,234         4,234
Shareholders' equity:
  Common stock and additional paid-in capital(4)......................................       781,919       780,390
  Accumulated deficit(5)..............................................................      (900,256)     (907,973)
  Common stock in treasury, at cost...................................................        (6,971)       (6,971)
  Cumulative foreign currency translation adjustments.................................        (1,424)       (1,424)
                                                                                        ------------  ------------
      Total shareholders' equity......................................................      (126,732)     (135,978)
                                                                                        ------------  ------------
Total capitalization..................................................................  $  1,972,252  $  1,972,252
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) Represents the present value at September 30, 1997 of the principal and interest obligations under notes payable issued in connection with the acquisition of certain specialty consumer magazines and the DAILY RACING FORM.

(2) Represents net proceeds to the Company after deduction of issuance costs.

(3) Represents Common Stock that employees have the right to resell to the Company under certain circumstances including termination of employment in connection with the sale of the business for which they work, death, disability or retirement after age 65. The resale feature expires five years after the effective purchase date of the Common Stock. Since inception of the Company, none of the employees has exercised such resale feature and the likelihood of significant resales is considered by management to be remote.

(4) Does not include 11,867,869 shares of Common Stock issuable upon exercise of stock options, 8,725,779 of which were then exercisable as of September 30, 1997.

(5) The accumulated deficit includes non-cash expenses related to the accumulated amortization of intangible assets, the excess of the purchase price over the net assets acquired and other, deferred financing costs, the write-offs of the unamortized balance of deferred financing costs (associated with all previous financings), net provision for loss on sales of businesses and restructuring and other costs in the aggregate amount of approximately $1,170,500 at September 30, 1997 net of a non-cash income tax benefit aggregating $155,000 through September 30, 1997.

                         SELECTED FINANCIAL INFORMATION

    The selected consolidated financial information is derived from the historical consolidated financial statements of the Company. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                                 NINE MONTHS
                                                                                                                    ENDED
                                                                                                                  SEPTEMBER
                                                                  YEARS ENDED DECEMBER 31,                           30,
                                             ------------------------------------------------------------------  ------------
                                                1992         1993          1994          1995          1996          1996
                                             -----------  -----------  ------------  ------------  ------------  ------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Sales, net.................................  $   778,224  $   844,748  $    964,648  $  1,046,329  $  1,374,449  $    995,051
Depreciation and amortization..............      171,581      143,267       136,866       192,276       190,702       139,944
Other charges(1)...........................           --        2,644        15,025        50,114            --            --
Operating income (loss)(2).................      (46,230)      (7,669)       10,203       (26,275)       85,901        48,784
Interest expense...........................       76,719       74,336        78,351       105,837       124,601        91,313
Income tax benefit(3)......................          314           --        42,100        59,600        53,300            --
Income (loss) before extraordinary charge..     (125,528)     (86,496)      (29,529)      (75,435)       17,597       (39,701)
Extraordinary charge-extinguishment of
  debt(4)..................................      (19,814)          --       (11,874)           --        (9,553)       (7,572)
Net income (loss)(2).......................     (145,342)     (86,496)      (41,403)      (75,435)        8,044       (47,273)
Preferred stock dividends..................       16,530       22,290        25,959        28,978        43,526        31,326
Loss applicable to common shareholders.....     (161,872)    (108,786)      (67,362)     (104,413)      (35,482)      (78,599)
Loss applicable to common shareholders per
  common and common equivalent share(2)(5):
  Loss before extraordinary charge.........  $     (1.55) $     (1.18) $       (.54) $       (.91) $       (.20) $       (.55)
                                             -----------  -----------  ------------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------  ------------
  Net loss.................................  $     (1.77) $     (1.18) $       (.65) $       (.91) $       (.27) $       (.61)
                                             -----------  -----------  ------------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------  ------------
  Weighted average common and common
    equivalent shares outstanding..........   91,317,610   92,392,189   103,642,668   115,077,498   130,007,632   128,721,459
                                             -----------  -----------  ------------  ------------  ------------  ------------
                                             -----------  -----------  ------------  ------------  ------------  ------------
OTHER DATA:
EBITDA(6)..................................  $   125,351  $   138,242  $    162,094  $    216,115  $    276,603  $    188,728
Capital expenditures, net..................       12,319       11,485        14,184        23,414        28,790        18,103
Net cash provided by operating
  activities...............................       16,618       27,072        64,890        64,062       150,192        63,836
Net cash used in investing activities......      (79,725)     (95,669)     (442,126)     (318,712)     (721,709)     (683,338)
Net cash provided by financing
  activities...............................       60,877       63,579       383,924       263,644       580,946       624,780
Deficiency of earnings to fixed
  charges(7)(8)............................     (125,842)     (86,496)      (71,629)     (135,035)      (35,703)      (39,701)
Deficiency of earnings to fixed charges and
  preferred stock dividends(7)(8)..........     (142,372)    (108,786)      (97,588)     (164,013)      (79,229)      (71,027)


                                                 1997
                                             ------------

OPERATING DATA:
Sales, net.................................  $  1,089,997
Depreciation and amortization..............       125,694
Other charges(1)...........................       138,640
Operating income (loss)(2).................       (52,330)
Interest expense...........................       103,728
Income tax benefit(3)......................         1,685
Income (loss) before extraordinary charge..      (156,520)
Extraordinary charge-extinguishment of
  debt(4)..................................       (15,401)
Net income (loss)(2).......................      (171,921)
Preferred stock dividends..................        37,237
Loss applicable to common shareholders.....      (209,158)
Loss applicable to common shareholders per
  common and common equivalent share(2)(5):
  Loss before extraordinary charge.........  $      (1.50)
                                             ------------
                                             ------------
  Net loss.................................  $      (1.62)
                                             ------------
                                             ------------
  Weighted average common and common
    equivalent shares outstanding..........   129,271,743
                                             ------------
                                             ------------
OTHER DATA:
EBITDA(6)..................................  $    212,004
Capital expenditures, net..................        22,305
Net cash provided by operating
  activities...............................        46,117
Net cash used in investing activities......       (92,903)
Net cash provided by financing
  activities...............................        31,824
Deficiency of earnings to fixed
  charges(7)(8)............................      (158,205)
Deficiency of earnings to fixed charges and
  preferred stock dividends(7)(8)..........      (195,442)

                                                                     AT DECEMBER 31,
                                            ------------------------------------------------------------------
                                               1992         1993          1994          1995          1996
                                            -----------  -----------  ------------  ------------  ------------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $    16,562  $    11,544  $     18,232  $     27,226  $     36,655
Working capital (deficiency)(9)...........        1,189        3,605         1,338       (56,560)      (44,705)
Intangible assets, gross..................    1,276,123    1,343,482     1,656,590     1,996,564     2,649,805
    Less accumulated amortization.........      383,784      504,538       602,542       762,393       896,824
                                            -----------  -----------  ------------  ------------  ------------
Intangible assets, net....................      892,339      838,944     1,054,048     1,234,171     1,752,981
Total assets..............................    1,197,896    1,166,502     1,589,692     1,881,416     2,552,215
Long-term debt(10)........................      704,802      661,297     1,034,689     1,134,916     1,565,686
Exchangeable preferred stock..............       97,171      202,453       216,229       231,606       442,729
Common stock subject to redemption........       16,746       25,287        16,552        28,022         5,957
Shareholders' equity:
    Convertible preferred stock...........       78,797           --            --            --            --
    Common stock..........................          853          947         1,053         1,259         1,283
    Additional paid-in capital............      421,926      488,541       572,940       748,194       772,642
    Accumulated deficit...................     (375,055)    (483,841)     (551,203)     (655,616)     (691,098)
    Common stock in treasury, at cost.....           --           --            --            --            --
    Cumulative foreign currency
      translation adjustments.............         (222)      (1,220)       (1,324)       (1,275)       (1,270)
                                            -----------  -----------  ------------  ------------  ------------
Total shareholders' equity (deficiency)...  $   126,299  $     4,427  $     21,466  $     92,562  $     81,557
                                            -----------  -----------  ------------  ------------  ------------
                                            -----------  -----------  ------------  ------------  ------------

                                                 AT
                                            SEPTEMBER 30,
                                                1997
                                            -------------

BALANCE SHEET DATA:
Cash and cash equivalents.................   $    21,693
Working capital (deficiency)(9)...........       (19,735)
Intangible assets, gross..................     2,336,227
    Less accumulated amortization.........       694,270
                                            -------------
Intangible assets, net....................     1,641,957
Total assets..............................     2,404,313
Long-term debt(10)........................     1,525,223
Exchangeable preferred stock..............       569,527
Common stock subject to redemption........         4,234
Shareholders' equity:
    Convertible preferred stock...........            --
    Common stock..........................         1,290
    Additional paid-in capital............       780,629
    Accumulated deficit...................      (900,256)
    Common stock in treasury, at cost.....        (6,971)
    Cumulative foreign currency
      translation adjustments.............        (1,424)
                                            -------------
Total shareholders' equity (deficiency)...   $  (126,732)
                                            -------------
                                            -------------

                                               (FOOTNOTES ON THE FOLLOWING PAGE)

(1) Represents provision for write-down of real estate no longer utilized in 1993, net provision for loss on the sales of businesses in 1994, 1995 and 1997 and provision for restructuring and other costs in 1995.

(2) The adoption of the Accounting Change resulted in an increase in operating income (decrease in operating loss) and an equal decrease in net loss and loss per common and common equivalent share of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively.

(3) The income tax benefit in 1992 reflects the reversal of an overprovision for Canadian income taxes. At December 31, 1994, 1995 and 1996, management of the Company reviewed recent operating results for the years then ended and projected future operating results for the years through December 31, 2002 and determined that a portion of the net deferred income tax assets at December 31, 1994, 1995 and 1996 would likely be realized. Accordingly, the Company recorded an income tax benefit of $42,100 in 1994, $59,600 in 1995 and $53,300 in 1996. At September 30, 1997, the Company had NOLs of approximately $752,000 which will be available to reduce future taxable income. In addition to the NOLs, management estimates that approximately $783,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income. For the nine months ended September 30, 1997, the Company recorded an income tax carryback claim of $1,685.

(4) Represents the write-off of unamortized deferred financing costs. For the year ended December 31, 1996 and the nine months ended September 30, 1997, amount also includes the premiums paid on the redemptions of the 10 5/8% Senior Notes.

(5) Loss per common and common equivalent share, as well as the weighted average common and common equivalent shares outstanding, were computed as described in Note 3 of the notes to the audited consolidated financial statements and
    Note 9 of the notes to the unaudited condensed consolidated financial statements for the nine months ended September 30, 1996 and 1997 included elsewhere in this Prospectus.

(6) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry. This measure may not be comparable to similarly titled measures used by other companies.

(7) The deficiency of earnings to fixed charges consists of loss before income taxes and extraordinary charge plus fixed charges. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

(8) Income (loss) before income taxes and extraordinary charge includes non-cash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, provision for write-down of real estate no longer utilized, net provision for loss on the sales of businesses, restructuring and other costs and non-cash interest expense on an acquisition obligation, distribution advance and other current liability. These non-cash charges totaled $182,603, $157,964, $160,778, $241,536 and
    $192,895 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively and $143,359 and $268,614 for the nine months ended September 30, 1996 and 1997, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $56,761 and $48,616 for 1992, $71,468 and $59,968 for 1993, $89,149 and $77,649 for 1994, $106,501
    and $95,001 for 1995 and $157,192 and $130,248 for 1996. Adjusted to
    eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $103,658 and $84,589 and $110,409 and $77,623 for the nine months ended September 30, 1996 and 1997, respectively.

(9) Includes current maturities of long-term debt and assets held for sale as of December 31, 1994, 1995 and 1996 and September 30, 1997.

(10) Excludes current maturities of long-term debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INTRODUCTION

    The following discussion of the consolidated financial condition and related results of operations of the Company should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

    The Company organizes its businesses into three segments: specialty magazines (specialty consumer and technical and trade magazines), education (classroom and workplace learning) and information (consumer and business). The specialty magazines segment has in prior periods been referred to as the specialty media segment, but the Company believes the new name is more reflective of the focus of the segment. Most of the Company's products are premier brands with leadership positions in the specialty niche markets in which such products compete.

    Management believes a meaningful comparison of the results of operations for the nine months ended September 30, 1996 and 1997 is obtained by using this segment information. In the third quarter of 1997, the Company began presenting results from "continuing businesses" which exclude the results of the Non-Core Businesses ("Continuing Businesses"). The Non-Core Businesses include Krames, Katharine Gibbs, NEW WOMAN and Intertec Mailing Services which have been divested; Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences), for which there is an agreement in principle for sale, and THE DAILY RACING FORM and STAGEBILL which are being held for sale. Management believes that this presentation is the most useful way to analyze the historical trends of the businesses.

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                           1996          1997
                                                                                        -----------  -------------
Sales, net from:
  Continuing Businesses:
    Specialty Magazines...............................................................  $   468,177  $     519,512
    Education.........................................................................      121,097        165,769
    Information.......................................................................      172,701        199,571
                                                                                        -----------  -------------
      Subtotal........................................................................      761,975        884,852
  None-Core Businesses................................................................      233,076        205,145
                                                                                        -----------  -------------
      Total...........................................................................  $   995,051  $   1,089,997
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                           1996          1997
                                                                                        -----------  -------------
Operating income (loss) from:
  Continuing Businesses:
    Specialty Magazines...............................................................  $    46,845  $      70,393
    Education.........................................................................        2,079          3,287
    Information.......................................................................       17,127         16,637
    Corporate.........................................................................      (15,905)       (19,100)
                                                                                        -----------  -------------
      Subtotal........................................................................       50,146         71,217
  None-Core Businesses................................................................       (1,362)      (123,547)
                                                                                        -----------  -------------
      Total...........................................................................       48,784        (52,330)
Other income (expense):
    Interest expense..................................................................      (91,313)      (103,728)
    Amortization of deferred financing costs..........................................       (2,784)        (2,323)
    Other, net........................................................................        5,612            176
                                                                                        -----------  -------------
Loss before income tax benefit and extraordinary charge...............................      (39,701)      (158,205)
Income tax benefit--carryback claim...................................................           --          1,685
                                                                                        -----------  -------------
Loss before extraordinary charge......................................................      (39,701)      (156,520)
Extraordinary charge--extinguishment of debt..........................................       (7,572)       (15,401)
                                                                                        -----------  -------------
Net loss..............................................................................  $   (47,273) $    (171,921)
                                                                                        -----------  -------------
                                                                                        -----------  -------------

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1996

    CONSOLIDATED RESULTS: Sales from Continuing Businesses increased 16.1% to $884,852 in the 1997 period over 1996 sales of $761,975. Sales increased in all segments, with the greatest percentage increase coming from the education segment due to the 1996 acquisition of Westcott, which added $29,396. Consolidated sales as reported, including the Non-Core Businesses, increased by 9.5% to $1,089,997 in the 1997 period over 1996 reflecting the impact of the divestitures prior to the end of the 1997 period.

    Operating income from Continuing Businesses increased by 42.0% to $71,217 in the 1997 period over 1996 due to operating income increases in the specialty magazines and education segments, of $23,548 and $1,208, respectively. In 1997, the Company recorded a provision for loss on the sales of businesses of $138,640, primarily attributable to THE DAILY RACING FORM. Consolidated operating income, including the Non-Core Businesses and before this provision in the 1997 period, was $86,310, up 76.9% from the year ago period. This increase was driven by (i) a $94,946 increase in sales, which includes the impact of acquisitions, and a $13,978 decrease in amortization of intangible assets, excess of purchase price over net assets acquired and other, (ii) partially offset by an 11.2% increase in marketing and selling, a 15.6% increase in distribution, circulation and fulfillment, and a 20.7% increase in editorial expenses. Paper costs, which in the first nine months of 1997 represented approximately 9% of the Company's total operating costs and expenses, were approximately 10% lower in the first nine months of 1997 versus the same period in 1996. Paper prices have been relatively stable in recent months. Consolidated operating loss as reported, including the Non-Core Businesses and after deducting the provision for the loss on the sales of businesses, was $52,330 in the 1997 period as compared to operating income of $48,784 in 1996.

    Interest expense increased by $12,415, or 13.6% in the 1997 period over 1996 primarily due to the increased level of borrowings associated with acquisitions. The increase in the level of borrowings has slowed due to the Company's focus on smaller acquisitions.

    The consolidated loss before income tax benefit and extraordinary charge increased by $118,504 to $158,205 in the first nine months of 1997 versus 1996 due primarily to the provision for loss on the sales of businesses, offset by an increase in operating income before the provision. The $7,829 increase in the extraordinary charge reflects the aggregate premium paid of $9,537 on the redemptions of the Company's 10 5/8% Senior Notes and an additional write-off of related deferred financing costs of $5,864.

    SPECIALTY MAGAZINES: Sales from Continuing Businesses increased 11.0% to $519,512 from $468,177 in 1996. The increase was equally attributable to (i) internal growth, primarily at SEVENTEEN, which achieved newsstand sales of over one million copies in August and SOAP OPERA DIGEST, which became a weekly publication during the period and (ii) various acquisitions. Excluded from Continuing Businesses in both periods are NEW WOMAN, STAGEBILL and Intertec Mailing Services. Operating income from Continuing Businesses increased 50.3% to $70,393 from $46,845 in 1996 due to the sales increases as well as the decline in paper costs of approximately $10,000 in 1997.

    EDUCATION: Sales from Continuing Businesses increased 36.9% to $165,769 from $121,097 in 1996. The increase in sales reflects acquisitions, particularly Westcott, which the Company acquired in May 1996. Excluded from Continuing Businesses in both periods are Krames, Katharine Gibbs and Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences). Operating income from Continuing Businesses increased 58.1% to $3,287 from $2,079 in 1996 due largely to acquisitions.

    INFORMATION: Sales from Continuing Businesses increased 15.6% to $199,571 from $172,701 in 1996. The sales increase was primarily due to growth at the apartment guides which was equally attributable to (i) an increase in advertising pages and (ii) various acquisitions. Excluded from Continuing Businesses in both periods is THE DAILY RACING FORM. Operating income from Continuing Businesses decreased 2.9% to $16,637 from $17,127 in 1996 due largely to an increase in amortization of intangible assets associated with acquisitions.

    NON-CORE BUSINESSES: Sales from the Non-Core Businesses declined 12.0% to $205,145 from $233,076 in 1996. The majority of this decline resulted from the divestitures of Krames, Katharine Gibbs and NEW WOMAN prior to the end of the 1997 period. The operating loss from the Non-Core Businesses increased to $123,547 from $1,362 in 1996 due to the provision for loss on the sales of businesses of $138,640 in 1997, partially offset by a reduction in the amortization of intangible assets and excess of purchase price over net assets acquired associated with the Non-Core Businesses.

                                                                                   YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                               1994         1995          1996
                                                                            ----------  ------------  ------------
Sales, net:
  Specialty Magazines.....................................................  $  341,782  $    452,373  $    684,341
  Education...............................................................     430,134       330,414       376,217
  Information.............................................................     192,732       263,542       313,891
                                                                            ----------  ------------  ------------
  Total...................................................................  $  964,648  $  1,046,329  $  1,374,449
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

Depreciation, amortization and other charges(1):
  Specialty Magazines.....................................................  $   53,156  $     56,682  $     74,549
  Education...............................................................      46,426       106,492        63,252
  Information.............................................................      51,677        78,513        52,122
  Corporate...............................................................         632           703           779
                                                                            ----------  ------------  ------------
  Total...................................................................  $  151,891  $    242,390  $    190,702
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                                                                                   YEARS ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                               1994         1995          1996
                                                                            ----------  ------------  ------------
Operating income (loss):
  Specialty Magazines.....................................................  $   15,877  $     32,169  $     59,693
  Education...............................................................      10,590       (32,024)       15,011
  Information.............................................................      (2,307)       (8,683)       33,473
  Corporate...............................................................     (13,957)      (17,737)      (22,276)
                                                                            ----------  ------------  ------------
  Total...................................................................      10,203       (26,275)       85,901
Other income (expense):
  Interest expense........................................................     (78,351)     (105,837)     (124,601)
  Amortization of deferred financing and organizational costs.............      (3,080)       (3,135)       (3,662)
  Other, net..............................................................        (401)          212         6,659
                                                                            ----------  ------------  ------------
  Loss before income tax benefit and extraordinary charge.................     (71,629)     (135,035)      (35,703)
  Income tax benefit......................................................      42,100        59,600        53,300
                                                                            ----------  ------------  ------------
  Income (loss) before extraordinary charge...............................     (29,529)      (75,435)       17,597
  Extraordinary charge--extinguishment of debt............................     (11,874)      --             (9,553)
                                                                            ----------  ------------  ------------
  Net income (loss).......................................................  $  (41,403) $    (75,435) $      8,044
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

------------------------

(1) Other charges includes net provision for loss on the sales of businesses in 1994 and 1995 and provision for restructuring and other costs in 1995.

1996 COMPARED TO 1995

    CONSOLIDATED RESULTS: Consolidated net sales increased by $328,120 or 31.4% to $1,374,449 in 1996 over 1995 due to internal growth in all three segments as well as the impact of acquisitions. Specifically, the acquisitions of Cahners Consumer Magazines ("Cahners"), Westcott and the trade magazines of Argus Inc. ("Argus") added $199,144 to net sales growth.

    Consolidated operating income was $85,901 in 1996 compared to an operating loss of $26,275 in 1995. This improvement was driven by the increase in sales, the impact of recent acquisitions and the effect of several one-time, principally non-cash charges totalling $68,072 in the second quarter of 1995. The increase occurred despite an 8.4% increase in the Company's average purchase price for paper in 1996 and the effect of the required adoption of a new method of accounting for advertising costs (the "Accounting Change"), which PRIMEDIA adopted on July 1, 1994. The Accounting Change had a $8,343 net positive impact on operating income in the first six months of 1995 versus 1996, predominantly within the education segment. In periods subsequent to June 30, 1996, the comparative effects of the adoption of the Accounting Change are not material. The increase in corporate expenses resulted predominantly from growth in corporate service requirements.

    Interest expense increased by $18,764 or 17.7% in 1996 over 1995 primarily due to the increased level of borrowings associated with acquisitions.

    The Company reported an income tax benefit of $53,300 in 1996 compared to $59,600 in 1995 associated with the partial recognition of NOLs and other deferred income tax assets. At the end of each year, the Company reviews its recent operating results and projected future operating results and for 1996 determined that there should be sufficient future taxable income and that a portion of the net deferred income tax assets would likely be realized. Such future taxable income is determined principally from management's projection of future operating results in conjunction with scheduled reductions in intangible asset amortization expense. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Such reductions in taxable income could occur as the result of many external factors including but not limited to increased paper and postage costs and rates of interest. The $9,553 increase in the extraordinary charge reflects the aggregate premium paid on the redemptions of the Company's 10 5/8% Senior Notes due 2002 (the "10 5/8% Senior Notes") and the write-off of unamortized deferred financing costs. The Company reported consolidated net income of $8,044 in 1996 versus a consolidated net loss of $75,435 in 1995.

    SPECIALTY MAGAZINES: The specialty magazines segment's net sales increased by $231,968 or 51.3% in 1996 over 1995 due to growth of existing properties as well as the impact of the Cahners and Argus acquisitions. The increases at the existing properties were primarily due to the double-digit organic revenue growth at the specialty consumer magazines led by SEVENTEEN, SOAP OPERA DIGEST, TRUCKIN' and CRAFTS. The full year effect of Argus, acquired in December 1995, and Cahners, acquired in January 1996, contributed $51,459 and $95,397, respectively, to the 1996 sales growth. Operating profit increased by $27,524 or 85.6% in 1996 over 1995. The increase was the result of an increase in net sales partially offset by a 14.1% increase in average paper prices for magazine operations in 1996 over 1995.

    EDUCATION: The education segment's net sales increased by $45,803 or 13.9% in 1996 over 1995. Increases at Weekly Reader Corporation ("Weekly Reader"), Films for the Humanities and Sciences and Krames Communications Incorporated ("Krames"), and the addition of Westcott, which contributed $52,288 to the increase in net sales, offset declines at Newbridge. At Newbridge, the book club business remained soft, but performance indicators improved from year ago levels. The education segment's operating profit increased to $15,011 in 1996 as compared to an operating loss of $32,024 in 1995. This improvement is primarily due to the one-time charges in the second quarter of 1995 for a provision for loss associated with the sale of Newfield Publications, Inc. ("Newfield") and a restructuring charge at Newbridge Communications Inc. Offsetting those charges, the Accounting Change had a $8,541 net positive impact on operating profit in the first six months of 1995 versus 1996.

    INFORMATION: The information segment's net sales increased by $50,349 or 19.1% in 1996 over 1995 primarily because of double-digit organic growth at the apartment guides as well as the impact of recent acquisitions which contributed $17,600 to the increase in net sales. The information segment's operating profit increased to $33,473 in 1996 as compared to an operating loss of $8,683 in 1995 due to the increase in sales and a decrease in amortization expense. Goodwill and intangible asset amortization expense decreased by $24,277 in 1996 over 1995 primarily as a result of an adjustment to the carrying values of goodwill and other intangible assets totalling $17,958 in the second quarter of 1995.

1995 COMPARED TO 1994

    CONSOLIDATED RESULTS: Excluding the results of divested operations, consolidated net sales increased by $249,420 or 31.3% to $1,046,329 in 1995 over 1994. This increase resulted from growth from existing operations, product additions and acquisitions of businesses in all three segments. In 1995, the Company divested Newfield in the education segment and PREMIERE magazine in the specialty magazines segment. The Company's statement of consolidated operations included the results of these businesses in 1994 but not in 1995. Consequently, reported net sales including divested businesses increased only 8.5% from 1994 to 1995.

    In the second quarter of 1995, the Company recorded several one-time, principally non-cash, charges totalling $68,072. These included a net aggregate provision for loss on the sales of Newfield and PREMIERE of $35,447; restructuring and other charges of $14,667 related to a corporate restructuring at Newbridge and the completion of manufacturing outsourcing at Daily Racing Form, Inc., and adjustments to the carrying values of PRIMEDIA Reference Corporation ("PRIMEDIA Reference"), goodwill and other intangible assets totalling $17,958.

    Partially offsetting these one-time charges was the impact of the Accounting Change, which PRIMEDIA adopted on July 1, 1994. The Accounting Change increased operating income by approximately $2,000 more in 1995 than 1994. Including the one-time charges and the effect of the Accounting Change, the consolidated operating loss was $26,275 in 1995 as compared to consolidated operating profit of $10,203 in 1994. The increase in the corporate expenses resulted predominantly from growth in corporate service requirements.

    Interest expense increased by $27,486 or 35.1% in 1995 over 1994 primarily due to the increased level of borrowings associated with acquisitions as well as higher short-term interest rates.

    The Company recorded an income tax benefit of $59,600 in 1995 compared to $42,100 in 1994, associated with the partial recognition of NOLs and other net deferred income tax assets. As a result of the refinancing during the second quarter of 1994, an extraordinary charge of $11,874 was recorded representing the write-off of unamortized deferred financing costs related to the previous bank financing. The consolidated net loss increased by $34,032 in 1995 over 1994 mainly due to the one-time charges.

    SPECIALTY MAGAZINES: The specialty magazines segment's sales increased by $110,591 or 32.4% in 1995 over 1994 due to a 32.0% increase in advertising revenue and a 31.4% increase in subscription revenue including the effect of the acquisitions of PJS Publications, Inc., the Maclean Hunter division of Rogers Communications, Inc. and McMullen & Yee Publishing, Inc. which contributed $40,665, $29,386 and $21,357, respectively, to the increase in net sales, offset by the elimination of the revenues of PREMIERE. Excluding the effects of acquisitions and divestitures, technical and trade magazine advertising pages and rates rose 3.7% and 5.0%, respectively, and specialty consumer magazine advertising pages and rates rose 3.2% and 3.3%, respectively, in 1995 over 1994. Despite an average 24% increase in paper costs in addition to the Accounting Change impact which was $2,000 less favorable in 1995 than in 1994, the specialty magazines segment's operating profit increased by $16,292 in 1995 over 1994.

    EDUCATION: Excluding the results of Newfield, the education segment's net sales increased 17.5% over 1994, reflecting growth from product additions and acquisitions of businesses, primarily Channel One Communications Corporation ("Channel One") which added $52,370 to the net sales growth in 1995. Reported results, however, included Newfield's sales only in 1994, thus leading to a reported decline in the education segment's net sales of 23.2%. The Accounting Change favorably impacted the education segment's earnings by approximately $4,000 more in 1995 than in 1994; however, it was offset by an increase in goodwill, intangible and other asset amortization expenses of $15,469 and an increase in certain one-time charges of $37,377. The education segment reported an operating loss of $32,024 in 1995 compared to an operating profit of $10,590 in 1994.

    INFORMATION: The information segment's net sales increased by $70,810 or 36.7% in 1995 over 1994 primarily as a result of product additions at business directories, the full year effect of the acquisition of Haas and the subsequent addition of new markets for its apartment guides. Product additions at PRIMEDIA Directory Corporation included the INTERNATIONAL TRADE GUIDE, the U.S. CUSTOM HOUSE GUIDE and the OFFICIAL EXPORT GUIDE, all acquired in late 1994, as well as the Machinery Information Division directories acquired in mid-1994. These product additions contributed approximately $7,000 to the 1995 net sales growth. The Haas acquisition in mid-1994 resulted in approximately $27,900 of the 1995 net sales growth. Additional markets added to the Haas apartment guides in 1995 included Washington, D.C., Baltimore, MD and Detroit, MI, which contributed approximately $8,800 to the 1995 net sales growth. The addition of the BACON'S media relations industry directories, clipping services and mailing services in mid-1995 added approximately $27,900 to the 1995 net sales growth. Goodwill and intangible asset amortization expense increased by $21,889 in 1995 over 1994 principally as a result of the adjustments to goodwill and intangible asset values at PRIMEDIA Reference. This was the primary cause for an increase in the information segment's operating loss of $6,376 in 1995 over 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth certain information regarding the Company's EBITDA and other net cash flow items:

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
EBITDA(1) from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $    96,374  $   113,854
    Education...........................................................................       41,109       49,724
    Information.........................................................................       44,834       47,986
    Corporate...........................................................................      (15,336)     (19,256)
                                                                                          -----------  -----------
      Subtotal..........................................................................      166,981      192,308
  Non-Core Businesses...................................................................       21,747       19,696
                                                                                          -----------  -----------
      Total.............................................................................  $   188,728  $   212,004
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Net Cash Provided by (Used in) Operating Activities from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $    72,488  $   103,596
    Education...........................................................................       22,038       20,541
    Information.........................................................................       40,891       43,133
    Corporate...........................................................................      (88,738)    (131,296)
                                                                                          -----------  -----------
      Subtotal..........................................................................       46,679       35,974
  Non-Core Businesses...................................................................       17,157       10,143
                                                                                          -----------  -----------
      Total.............................................................................  $    63,836  $    46,117
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Net Cash Provided by (Used in) Investing Activities from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $  (200,415) $   (63,654)
    Education...........................................................................     (432,470)     (68,088)
    Information.........................................................................      (39,474)     (47,168)
    Corporate...........................................................................         (877)      (1,200)
                                                                                          -----------  -----------
      Subtotal..........................................................................     (673,236)    (180,110)
  Non-Core Businesses...................................................................      (10,102)      87,207
                                                                                          -----------  -----------
      Total.............................................................................  $  (683,338) $   (92,903)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Net Cash Provided by (Used in) Financing Activities from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $    (5,493) $    (1,876)
    Education...........................................................................       (1,528)        (813)
    Information.........................................................................       (1,022)        (256)
    Corporate...........................................................................      634,878       35,238
                                                                                          -----------  -----------
      Subtotal..........................................................................      626,835       32,293
  Non-Core Businesses...................................................................       (2,055)        (469)
                                                                                          -----------  -----------
      Total.............................................................................  $   624,780  $    31,824
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
Excess (Deficiency) of Earnings to Fixed Charges(2) from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $    48,852  $    68,481
    Education...........................................................................        1,034        2,057
    Information.........................................................................       14,732       12,076
    Corporate...........................................................................     (102,277)    (116,583)
                                                                                          -----------  -----------
      Subtotal..........................................................................      (37,659)     (33,969)
  Non-Core Businesses...................................................................       (2,042)    (124,236)
                                                                                          -----------  -----------
      Total.............................................................................  $   (39,701) $  (158,205)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

Excess (Deficiency) of Earnings to Fixed Charges and Preferred Stock Dividends(2) from:
  Continuing Businesses:
    Specialty Magazines.................................................................  $    48,852  $    68,481
    Education...........................................................................        1,034        2,057
    Information.........................................................................       14,732       12,076
    Corporate...........................................................................     (133,603)    (153,820)
                                                                                          -----------  -----------
      Subtotal..........................................................................      (68,985)     (71,206)
  Non-Core Businesses...................................................................       (2,042)    (124,236)
                                                                                          -----------  -----------
      Total.............................................................................  $   (71,027) $  (195,442)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------

(1) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry. This measure may not be comparable to similarly titled measures used by other companies.

(2) The deficiency of earnings to fixed charges consists of loss before income taxes plus fixed charges. Loss before income taxes includes (i) depreciation or amortization of prepublication costs, deferred financing costs, property and equipment, intangible assets and excess of purchase price over net assets acquired, (ii) interest expense, (iii) net provision for loss on sales of businesses, (iv) restructuring and other costs, and (v) that portion of operating rental expense that represents interest. Prepublication costs include editorial, artwork, composition and printing plate costs incurred prior to publication date. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

    Consolidated working capital deficiency including current maturities of long-term debt was $19,735 at September 30, 1997 compared to a working capital deficiency of $44,705 at December 31, 1996. Excluding the effect of the reclassification of net assets held for sale, consolidated working capital deficiency including current maturities of long-term debt would have been $58,528 at September 30, 1997 compared to $69,317 at December 31, 1996. Consolidated working capital deficiency reflects the expensing of editorial and product development costs when incurred and the recording of deferred revenues as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized as other non-current assets and amortized over the estimated period of future benefit.

    EBITDA from Continuing Businesses increased 15.2% to $192,308 in the nine months ended September 30, 1997 over 1996. The increase was attributable to the sales increases as well as the decline in paper costs of approximately $10,000 in 1997. EBITDA from Continuing Businesses in the specialty magazines segment increased 18.1% to $113,854 primarily due to a $10,000 decrease in paper costs, acquisitions and organic growth in circulation and advertising revenue. EBITDA from Continuing Businesses in the education segment increased 21.0% to $49,724. The increase is attributable to several acquisitions, primarily Westcott, which was acquired in May 1996 and impacted the increase by $4,424. EBITDA from Continuing Businesses in the information segment increased 7.0% to $47,986. The increase was primarily due to growth at the apartment guides which was equally attributable to (i) an increase in advertising pages and (ii) various acquisitions. EBITDA from the Non-Core Businesses declined 9.4% to $19,696 in 1997 primarily as a result of the divestitures during the period. Net cash provided by operating activities during the nine months ended September 30, 1997, after interest payments of $113,215, was $46,117, a decrease of $17,719 over the same 1996 period, due primarily to an increase in interest payments. Net capital expenditures were $22,305 during the 1997 period which was an increase of $4,202 from the 1996 period. Payments for acquisitions of $182,570 (including certain immaterial purchase price adjustments relating to previous acquisitions) were made during the first nine months of 1997.

    The Company's earnings (defined as pretax income or loss from continuing operations before extraordinary charge) are inadequate to cover fixed charges by $39,701 and $158,205 for the nine-month periods ended September 30, 1996 and 1997, respectively. The Company's earnings are inadequate to cover fixed charges plus preferred stock dividends by $71,027 and $195,442 for the nine-month periods ended September 30, 1996 and 1997, respectively. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities on long-term debt), amortization of deferred financing costs, and that portion of operating rental expense that represents interest. Such earnings have been reduced by non-cash charges (including depreciation, amortization, provision for loss on the sales of businesses and non-cash interest expense) of approximately $143,359 and $268,614 for the nine-month periods ended September 30, 1996 and 1997, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges by approximately $103,658 and $110,409 for the nine-month periods ended September 30, 1996 and 1997, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges plus cash preferred stock dividends by approximately $84,589 and $77,623 for the nine-month periods ended September 30, 1996 and 1997, respectively.

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1994         1995         1996
                                                                             -----------  -----------  -----------
EBITDA(1):
  Specialty Magazines......................................................  $    69,033  $    88,851  $   134,242
  Education................................................................       57,016       74,468       78,263
  Information..............................................................       49,370       69,830       85,595
  Corporate................................................................      (13,325)     (17,034)     (21,497)
                                                                             -----------  -----------  -----------
  Total....................................................................  $   162,094  $   216,115  $   276,603
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net cash provided by (used in) operating activities:
  Specialty Magazines......................................................  $    62,902  $    66,601  $   124,719
  Education................................................................       43,314       35,963       84,541
  Information..............................................................       39,167       73,019       70,022
  Corporate................................................................      (80,493)    (111,521)    (129,090)
                                                                             -----------  -----------  -----------
  Total....................................................................  $    64,890  $    64,062  $   150,192
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net cash provided by (used in) investing activities:
  Specialty Magazines......................................................  $   (20,181) $  (238,731) $  (213,546)
  Education................................................................     (291,501)       6,075     (439,907)
  Information..............................................................     (130,110)     (83,632)     (66,521)
  Corporate................................................................         (334)      (2,424)      (1,735)
                                                                             -----------  -----------  -----------
  Total....................................................................  $  (442,126) $  (318,712) $  (721,709)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net cash provided by (used in) financing activities:
  Specialty Magazines......................................................  $    (8,081) $    (5,332) $   (10,372)
  Education................................................................       (2,795)        (727)      (3,205)
  Information..............................................................          375       (2,590)      (5,633)
  Corporate................................................................      394,425      272,293      600,156
                                                                             -----------  -----------  -----------
  Total....................................................................  $   383,924  $   263,644  $   580,946
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Excess (Deficiency) of Earnings to Fixed Charges(2):
  Specialty Magazines......................................................  $     9,253  $    26,001  $    60,883
  Education................................................................        9,406      (33,615)      13,141
  Information..............................................................       (7,735)     (13,449)      30,278
  Corporate................................................................      (82,553)    (113,972)    (140,005)
                                                                             -----------  -----------  -----------
  Total....................................................................  $   (71,629) $  (135,035) $   (35,703)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Excess (Deficiency) of Earnings to Fixed Charges and Cash Preferred Stock
  Dividends(2):
  Specialty Magazines......................................................  $     9,253  $    26,001  $    60,883
  Education................................................................        9,406      (33,615)      13,141
  Information..............................................................       (7,735)     (13,449)      30,278
  Corporate................................................................     (108,512)    (142,950)    (183,531)
                                                                             -----------  -----------  -----------
  Total....................................................................  $   (97,588) $  (164,013) $   (79,229)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

------------------------

(1) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry. This measure may not be comparable to similarly titled measures used by other companies.

(2) The deficiency of earnings to fixed charges consists of loss before income taxes plus fixed charges. Loss before income taxes includes (i) depreciation or amortization of prepublication costs, deferred financing costs, property and equipment, intangible assets and excess of purchase price over net assets acquired, (ii) interest expense, (iii) net provision for loss on sales of businesses, (iv) restructuring and other costs, and (v) that portion of operating rental expense that represents interest. Prepublication costs include editorial, artwork, composition and printing plate costs incurred prior to publication date. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

1996 COMPARED TO 1995

    Consolidated EBITDA increased by $60,488 or 28% in the year ended December 31, 1996 over 1995 mainly as a result of growth from existing operations, new product additions and acquisitions of businesses. The net cash provided by operating activities during the year ended December 31, 1996, after interest payments of $111,752, was $150,192, an increase of $86,130 over 1995 resulting mainly from EBITDA growth. Capital expenditures, net of gross proceeds from sales of assets, were $28,790 during 1996 as compared to $23,414 for 1995. These expenditures included data processing equipment, televisions, videocassette recorders, satellite dishes, furniture and leasehold improvements and were financed with net cash provided from operations. Payments of $700,990 (including certain immaterial purchase price adjustments relating to previous acquisitions) were made during the year ended December 31, 1996 for the acquisitions described in Note 4 to the Company's December 31, 1996 consolidated financial statements. Net cash used in investing activities increased as a result of increased acquisition activities, substantially all of which were financed with borrowings under the then existing credit agreements and funds from operations.

    The Company's earnings (defined as pretax income or loss from continuing operations before extraordinary charge) were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $135,035 and $164,013 and $35,703 and $79,229 for 1995 and 1996, respectively. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities on long-term debt), amortization of deferred financing costs, and that portion of operating rental expense that represents interest. Such earnings have been reduced by non-cash charges (including depreciation, amortization, provision for loss on the sales of businesses and non-cash interest expense) of approximately $241,536 and $192,895 for the years ended December 31, 1995 and 1996, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $106,501 and $95,001 and $157,192 and $130,248 for the years ended December 31, 1995 and 1996, respectively.

1995 COMPARED TO 1994

    Consolidated EBITDA increased by $54,021 or 33.3% in the year ended December 31, 1995 over 1994 mainly as a result of growth from existing operations, new product additions, acquisitions of businesses and the Accounting Change, which PRIMEDIA adopted on July 1, 1994. The net cash provided by operating activities during the year ended December 31, 1995, after interest payments of $102,040, was $64,062. Net cash provided by operating activities declined by $828 during the year ended December 31, 1995 from 1994 due primarily to the EBITDA growth offset by higher acquisition related interest payments and growth in inventories and prepaid expenses. Capital expenditures, net of gross proceeds from sales of assets, were $23,414 during 1995 as compared to $14,184 for 1994. These expenditures included data processing equipment, televisions, videocassette recorders, satellite dishes, furniture and leasehold improvements and were financed with net cash provided by operations. Payments of $353,954 (including certain immaterial purchase price adjustments relating to previous acquisitions) were made during the year ended December 31, 1995 for the acquisitions described in Note 4 to the Company's December 31, 1996 consolidated financial statements. Net cash used in investing activities decreased as a result of the proceeds from the sale of Newfield and PREMIERE and the lower cost of the acquisitions in 1995 as compared to the acquisitions in 1994, all of which were financed with borrowings under existing credit facilities.

    The Company's earnings (defined as pretax income or loss from continuing operations before extraordinary charge) were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $71,629 and $97,588 and $135,035 and $164,013 for 1994 and 1995, respectively. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities on long-term debt), amortization of deferred financing costs, and that portion of operating rental expense that represents interest. Such earnings have been reduced by non-cash charges (including depreciation, amortization, provision for loss on the sales of businesses and non-cash interest expense) of approximately $160,778 and $241,536 for 1994 and 1995, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $89,149 and $77,649 and $106,501 and $95,001 for 1994 and 1995,
respectively.

NET OPERATING LOSS CARRYFORWARDS

    At September 30, 1997, the Company had NOLs of approximately $752,000 which will be available to reduce future taxable income. In addition, management estimates that approximately $783,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.

FINANCING ARRANGEMENTS

    In January 1997, the Company purchased, in aggregate, $20,850 of the 10 5/8% Senior Notes at a weighted average price of 105%, plus accrued and unpaid interest from various brokers on the open market. On May 1, 1997, the Company redeemed the $212,400 remaining principal amount of the 10 5/8% Senior Notes at 104% plus accrued and unpaid interest. The aggregate premium paid and the write-off of related deferred financing costs are classified as an extraordinary charge and are recorded at an aggregate value of $15,401 on the accompanying statement of condensed consolidated operations for the nine-month period ended September 30, 1997.

    The write-off of the unamortized deferred financing costs of $7,572 related to the Company's May 1996 bank debt refinancing has been reclassified as an extraordinary charge on the accompanying statement of condensed consolidated operations for the nine-month period ended September 30, 1996 to conform to the 1997 presentation.

    On April 21, 1997, the Company entered into a new 364-day credit facility with The Bank of New York, Bankers Trust Company, The Bank of Nova Scotia and The Chase Manhattan Bank as agents (the "New Credit Facility") which expires April 20, 1998. Under the terms of the New Credit Facility, the Company has commitments of $150,000 which can be borrowed in the form of revolving loans.

    The proceeds of all revolving loans under the New Credit Facility can be used for general corporate and working capital purposes of the Company and its subsidiaries, including, without limitation, the financing of permitted acquisitions.

    The amounts borrowed pursuant to the New Credit Facility bear interest at rates per annum identical to those in the bank credit facilities at the Company's option as follows: (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% and (b) the prime lending rate as in effect from time to time (the "Base Rate"); plus in each case, an applicable margin of up to 1/8 of 1% as specified in the New Credit Facility or (ii) the Eurodollar Rate plus an applicable margin ranging from 1/2% to 1 1/2% as specified in the New Credit Facility.

    Under the New Credit Facility, the Company has agreed to pay commitment fees equal to 1/8 of 1% per annum on the daily average aggregate unutilized revolving loan commitment.

    The covenants in the New Credit Facility are identical to those in the Bank Credit Facilities and, among other things, limit the ability of the Company to change the nature of its businesses, incur certain indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, make guarantees and make certain restricted payments. The Company is also prohibited from declaring or making dividend payments on the common stock in excess of $25,000 per annum, unless the fixed charge coverage ratio, interest coverage ratio and leverage ratio are at certain levels as specified in the New Credit Facility.

    As under the Bank Credit Facilities, borrowings under the New Credit Facility are guaranteed by each of the domestic wholly-owned subsidiaries of the Company. Such guarantees are full, unconditional and joint and several. The Company's foreign subsidiaries are not guarantors of the above indebtedness. The total assets, revenues, income or equity of such foreign subsidiaries, both individually and on a combined basis, are inconsequential in relation to the total assets, revenue, income or equity of the Company.

    The Company had eight interest rate swap agreements in effect as of September 10, 1997 with an aggregate notional amount of $800,000. Under these swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest, each quarter, for the term of the agreements. As of September 10, 1997, the weighted average variable rate and weighted average fixed rate were 5.75% and 6.01%, respectively. In addition, in July 1997, the Company entered into four, three-year and two, four-year interest rate swap agreements, with an aggregate notional amount of $600,000. Under these new swap agreements, which commence on January 2, 1998, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and the Company pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The weighted average fixed rate of interest under these agreements is 6.33%.

    The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap and cap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated, as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any. The Company enters into these agreements solely to hedge its interest rate risk.

    Under the Credit Facilities, the Company has total commitments of $1,550,000 and can borrow up to $1,650,000 in the aggregate. As of September 10, 1997, aggregate borrowings under the Credit Facilities were $1,197,014. As of September 10, 1997, the amounts borrowed under the Credit Facilities bore interest at a weighted average variable interest rate of 7.19%. Also, at September 30, 1997, PRIMEDIA had outstanding $100,000 of 10 1/4% Senior Notes, $300,000 of 8 1/2% Senior Notes, 4,000,000 shares of Senior Preferred Stock, 1,576,036 shares of $11.625 Series B Preferred Stock, 2,000,000 shares of Series D Preferred Stock and 1,250,000 shares of Series E Preferred Stock. Before May 1, 1998, dividends or interest, as the case may be, on the Series B Preferred Stock or the Class B Subordinated Debentures may be paid in cash or by issuing additional shares of the Series B Preferred Stock or additional Class B Subordinated Debentures, as the case may be. On or after May 1, 1998, such dividends or interest must be paid in cash. The Company has been paying such dividends in cash since May 1, 1997. See "Description of Capital Stock of the Company."

    The above indebtedness, among other things, limits the ability of the Company to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments. The Company is restricted from declaring or making dividend payments on its common and preferred stock. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1 and its maximum allowable leverage ratio is 6.0 to 1. The Company believes it is in compliance with the financial and operating covenants of its principal financing arrangements.

    The aggregate mandatory reductions of the commitments under the Credit Facilities are $150,000 in 1998, $90,000 in 1999, $280,000 per year in 2000 through 2003 with a final reduction or paydown of $190,000 in 2004. The 10 1/4% Senior Notes mature in June 2004 and the 8 1/2% Senior Notes mature in February 2006. The per annum principal and interest payments relating to an acquisition obligation are scheduled to be $6,000, $14,333, $21,167, $19,167, and $8,833 to
be made in semi-annual installments in 1997 through 2001, respectively. The Company's aggregate lease obligations for 1997, 1998 and 1999 are expected to be approximately $35,000, $32,000 and $28,000, respectively. The Company believes its liquidity, capital resources and cash flow are sufficient to fund planned capital expenditures, working capital requirements, interest and principal payments on its debt, the payment of preferred stock dividends and other anticipated expenditures for the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 becomes effective for the Company's consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 128 will eliminate disclosure of primary earnings per share, which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents"), and instead requires reporting of "basic" earnings per share, which excludes Common Stock Equivalents. Additionally, SFAS No. 128 changes the methodology for calculating fully dilutive earnings per share. In the opinion of the Company's management, it is not anticipated that the adoption of this new accounting standard will have a material effect on the reported earnings per share of the Company.

    In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 becomes effective for the Company's consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 129 requires certain disclosures regarding outstanding securities, preferred stock and redeemable stock. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which become effective for the Company's 1998 consolidated financial statements. SFAS No. 130 requires the disclosure of comprehensive income, defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, in the Company's consolidated financial statements. SFAS No. 131 requires that a public business enterprise report certain financial and descriptive information about its reportable operating segments. In the opinion of the Company's management, it is not anticipated that the adoption of these new accounting standards will have a material effect on the consolidated financial statements of the Company.

RECENT DEVELOPMENTS

    On November 3, 1997, the Company redeemed all 4,000,000 outstanding shares of $2.875 Senior Exchangeable Preferred Stock at a price of $26.45 per share, plus accrued and unpaid dividends, aggregating $105,864.

    On November 17, 1997, the Company completed a product-line acquisition in the technical and trade magazines group.

    On November 18, 1997, the Company changed its name to PRIMEDIA Inc. to better reflect the "prime" positioning the Company has in six areas of specialized "media." On November 18, 1997, the Company's New York Stock Exchange symbol was changed from KCC to PRM.

    On November 28, 1997, the Company entered into an agreement to acquire a leading provider of training products for the insurance industry and on December 19, 1997, the acquisition was consummated.

    On January 8, 1998, the Company entered into a Stock Purchase Agreement pursuant to which it will acquire the Cowles Enthusiast Media and Cowles Business Media divisions of Cowles Media Company from McClatchy for approximately $200,000 (including assumed liabilities). The transaction is subject to the completion of McClatchy's purchase of Cowles Media Company, which is expected to close by March 31, 1998.

IMPACT OF INFLATION

    The impact of inflation was immaterial during 1996 and 1997 with the exception of paper prices in early 1996. Paper prices declined around mid-year 1996 and continued that trend through the first six months of 1997. Moderate paper price increases occurred in July 1997 for most of the grades of paper used by the Company. In the first nine months of 1997, paper costs represented approximately 9% of the Company's total operating costs and expenses. Postage for product distribution and direct mail solicitations is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increase periodically and can be expected to increase in the future. In the past, the effects of inflation on operating expenses have substantially been offset by PRIMEDIA's ability to increase selling prices. No assurances can be given that the Company can pass such cost increases through to its customers. In addition to pricing actions, the Company is continuing to examine all aspects of the manufacturing and purchasing processes to identify ways to offset some of these price increases.

                                    BUSINESS

GENERAL

    PRIMEDIA is the authoritative source for specialized information targeted to specific high growth segments in the specialty media, education, and business information markets. Most of PRIMEDIA's products are premier brands with leadership positions in their specialty niche markets: specialty media (E.G., SEVENTEEN, SOAP OPERA DIGEST, LOW RIDER, SEW NEWS and TELEPHONY); education (E.G., CHANNEL ONE NEWS, WEEKLY READER and WESTCOTT COMMUNICATIONS); and information (E.G., APARTMENT GUIDE, WARD'S, THE WORLD ALMANAC and BACON'S).

    The Company has achieved substantial growth through the development of its franchises, combined with its operating expertise and successful acquisition strategy. From 1991 through 1996, net sales have grown at a compound annual rate of 19% to $1,374 million. Operating income in 1996 was $86 million compared to a net operating loss of $37 million in 1991 (after deductions for amortization and depreciation of $191 million in 1996 and $142 million in 1991).

    The Company had net income (loss) of ($41.4) million, ($75.4) million and $8.0 million for the years ended December 31, 1994, 1995 and 1996, respectively, and ($171.9) million for the nine months ended September 30, 1997. The Company's deficiency of earnings to fixed charges was $71.6 million, $135.0 million and $35.7 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $158.2 million for the nine months ended September 30, 1997. The Company's deficiency of earnings to fixed charges and preferred stock dividends was $97.6 million, $164.0 million and $79.2 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $195.4 million for the nine months ended September 30, 1997. The Company's pro forma deficiency of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends was $55.2 million and $98.7 million, respectively, for the year ended December 31, 1996. The Company's pro forma deficiency of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends was $157.5 million and $194.7 million, respectively, for the nine months ended September 30, 1997.

    Approximately 56% of PRIMEDIA'S publications are controlled circulation and the remaining 44% are paid circulation. For the nine months ended September 30, 1997, PRIMEDIA's controlled circulation publications generated approximately 45% of publication advertising revenue and 5% of circulation revenue and the paid circulation publications generated approximately 55% of publication advertising revenue and 95% of circulation revenue.

GROWTH STRATEGY

    PRIMEDIA's strategy is to address growing needs in today's information economy. Technology has created a flood of information. Consequently, management believes the key role of the media is shifting from making information broadly available across all audiences to sifting out and qualifying information for the benefit of specific audiences. The Company's products are authoritative information sources meeting customers' particular needs in the most beneficial formats--print, electronic, and multimedia. Its pursuit of this strategy in its targeted markets has enabled PRIMEDIA to achieve an average market share across all products of 59%, with 83% ranking number one or two in their markets.

    PRIMEDIA provides authoritative information in six areas that show superior growth: specialty consumer magazines and technical and trade magazines in the specialty media segment; classroom learning and workplace learning in the education segment; and consumer directories and business directories in the information segment. In each of these six areas, the Company offers authoritative information products that have a branded presence and leading market positions.

    The Company is taking advantage of fundamental growth trends in these six markets. The Company's specialty media products take advantage of trends in the specialty consumer market where advertising growth has outpaced general interest magazine, broadcast television, radio and newspaper advertising growth since 1989. In classroom and workplace learning, PRIMEDIA is building on rising elementary and secondary school enrollments, increased spending on supplementary educational materials and the rapid growth in outsourced workplace education. The Company's consumer and business directories are capitalizing on the trend towards targeted marketing and away from general interest sources such as newspapers and the increased spending by businesses for information.

    The Company seeks to maximize its operating performance by capitalizing on its leading position in each of these growing markets. Each of PRIMEDIA's six growth vehicles has opportunities for expansion through both internal organic development and product line acquisitions. Organic growth results from both market expansion and product innovation in conventional and new media formats. Growth through product line acquisition is made possible by the constant availability of leading brands for sale in the myriad of niche markets in PRIMEDIA's six growth areas. To support this aspect of growth, the Company has successfully developed a selective and disciplined process of identifying, evaluating and integrating acquired companies. The primary source of funds for these product line acquisitions is the cash generated by the Company's operations, which by their nature have high operating margins and low capital requirements. Net capital expenditures were $23 million and $29 million, or 2.2% and 2.1% of net sales, in 1995 and 1996, respectively. Additionally, cash available for reinvestment is amplified because the Company pays virtually no income taxes largely as a result of having structured most of its acquisitions to create tax-deductible amortization of intangible assets which results in net operating losses.

SPECIALTY MEDIA

    The specialty media segment consists of 66 specialty consumer magazines and 66 technical and trade magazines. In 1996, 62% of the Company's specialty consumer magazines and 50% of its technical and trade magazines were ranked number one in their respective markets. Some of the Company's specialty consumer magazines include SOAP OPERA DIGEST, SEVENTEEN, NEW YORK, CHICAGO, LOW RIDER and SEW NEWS, while leading technical and trade publications include TELEPHONY, FLEET OWNER and NATIONAL REAL ESTATE INVESTOR. Advertising in specialty consumer magazines grew at a 9.5% compound annual growth rate between 1991 and 1996, outpacing advertising growth in general interest magazines, radio, broadcast television and newspapers.

SPECIALTY CONSUMER MAGAZINES

    The Company's specialty consumer magazines include SOAP OPERA DIGEST, SOAP OPERA WEEKLY, SEVENTEEN, AMERICAN BABY, over 30 automotive magazines and numerous bridal, sewing, crafts and other titles. The principal sources for specialty consumer magazines' net sales are advertising and circulation. In the year ended December 31, 1996, approximately 54% of the specialty consumer magazines' net sales were from advertising, 41% were from circulation and 5% were from other sources.

    SOAP OPERA DIGEST and SOAP OPERA WEEKLY are the leading publications covering soap operas aired on network television. SOAP OPERA DIGEST, which focuses on synopsis of episodes, was in 1996 a bi-weekly publication with average circulation of 1.4 million per week or 36 million copies per year. In April 1997, SOAP OPERA DIGEST became a weekly publication. SOAP OPERA WEEKLY, which reports primarily on soap opera news, had average 1996 circulation of 500,000 per week or 26 million copies per year. Both publications are distributed mainly at supermarket, convenience store and drugstore checkout counters. They compete for circulation on the basis of editorial content and quality against SOAP OPERA MAGAZINE, SOAP OPERA UPDATE, SOAPS IN DEPTH and SOAP OPERA NEWS, all of which have substantially lower circulation. SOAP OPERA DIGEST On-Line, launched in February 1996, has become one of the most utilized magazine sites on America Online.

    SEVENTEEN is the leading fashion and beauty magazine in the U.S. based on total circulation, with fashion, beauty, boys, talent and lifestyle editorial targeted to girls aged 12 to 19. In 1996, SEVENTEEN had average monthly circulation of 2.4 million, an increase of over 250,000 readers over the prior year. The

August 1997 Back to School issue sold over one million copies on the newsstand, with total sales of 2.8 million. SEVENTEEN's principal competitor is YM. SEVENTEEN competes for circulation based on the nature and quality of its editorial.

    AMERICAN BABY, a baby care publication distributed monthly to approximately
1.4 million expectant and new parents in 1996, contains articles on all aspects of pregnancy and baby care. AMERICAN BABY ranks first in baby product related advertising pages. While the magazine competes with PARENTS, PARENTING and CHILD for the larger childcare market, AMERICAN BABY'S principal competitor is BABY TALK. AMERICAN BABY also offers several ancillary products including sampling and couponing programs and a cable television show.

    The Company's other specialty consumer magazines include AUTOMOBILE, which caters to the high-end automotive market, MODERN BRIDE, a guide to bridal fashions, home furnishings and honeymoons, the city magazines NEW YORK and CHICAGO, LOW RIDER, the automotive magazine with the highest newsstand circulation in the United States, SEW NEWS, the premier sewing title, and DOG WORLD, the leading publication for dog breeders. The Company's automotive titles are primarily newsstand driven, the sewing and crafts titles are primarily sold by subscription, and the other titles have significant sales both by subscription and on the newsstand. Subscriptions are obtained using printed advertisements, direct mail, clearinghouses and subscription cards in each magazine.

    Readers value specialty consumer magazines for their editorial content and also rely on them as a catalog of products in the relevant topic area. This catalog aspect makes the specialty consumer magazines an important media buy for advertisers. Advertising sales for the Company's specialty consumer magazines are generated by a combination of in-house staff and outside advertising firms. The magazines compete for advertising on the basis of circulation and the niche markets they serve. Each of the Company's specialty consumer magazines faces competition in its subject area from a variety of publishers, and competes for readers on the basis of high quality, targeted editorial, which is provided by in-house writers and freelance authors.

TECHNICAL AND TRADE MAGAZINES

    The Company publishes 66 technical and trade magazines that provide vital information to professionals in fields such as telecommunications (TELEPHONY and CELLULAR BUSINESS), agriculture (SOYBEAN DIGEST), transportation (FLEET OWNER) and real estate (NATIONAL REAL ESTATE INVESTOR). In 1996, 33 of these publications ranked number one in the fields they serve based on advertising pages. These magazines are distributed primarily on a "controlled circulation" basis to members of a targeted industry group and provide career and business-enhancing technical and tutorial editorial content. Capitalizing on the centralized circulation, fulfillment, production and other back office services, new titles can be spun-off from existing titles or acquired and integrated.

    During 1996, approximately 83% of the net sales of the technical and trade titles were generated from advertising. Because each of the technical and trade magazines is distributed almost exclusively to purchasing decision makers in a targeted industry group, product and service providers are able to focus their advertising. The advertising rates charged are based on the size of the circulation within the target group as well as competitive factors. These magazines compete for advertising on the basis of advertising rates, circulation, reach, editorial content and readership commitment. Advertising sales are made by in-house sales forces, supplemented by independent representatives in selected regions and overseas. Classified advertising is sold through telemarketing. Magazine editorial is provided by in-house writers and freelance authors, well-known in their specific industry niches.

    In addition to its technical and trade magazines, the Company sponsors seminars and trade shows, including LIGHTING DIMENSIONS INTERNATIONAL, INTERNATIONAL WIRELESS COMMUNICATIONS EXPOSITION and THE SATELLITE EXPOSITIONS CONFERENCE, serving the advertisers and readers of the corresponding publications.

    During 1996, the specialty media segment also included NEW WOMAN magazine. See "--General" and "--Non-Core Businesses Being Sold."

EDUCATION

    The Company is a leading provider of supplemental educational materials and programming in the United States, targeting both classroom and workplace learning. PRIMEDIA's best-known brands in classroom learning include CHANNEL ONE and WEEKLY READER, and in workplace learning, WESTCOTT COMMUNICATIONS. Classroom learning takes advantage of the growth in spending on supplementary educational materials, up 44% from 1991 to 1995, and the projected increases in elementary and secondary school enrollments over the next decade (in particular, high school enrollments are expected to rise 17% between 1995 and 2005). Workplace learning focuses on the $60 billion training market of which the outsourced segment is the fastest growing portion, rising 49% between 1991 and 1996.

CLASSROOM LEARNING

    The Company operates CHANNEL ONE, WEEKLY READER and FILMS FOR THE HUMANITIES AND SCIENCES.

    CHANNEL ONE'S news program, CHANNEL ONE NEWS, is the only daily news program targeted to secondary school students. CHANNEL ONE NEWS broadcasts every school day via satellite to over eight million students in approximately 12,000 secondary schools in the United States. Established in 1990, CHANNEL ONE pioneered the delivery of world events and educational programming into classrooms via satellite. Reaching 40% of the secondary students in the United States, its award-winning daily news broadcast reaches more students than any other electronically delivered educational product. CHANNEL ONE NEWS has more teen viewers than the news programs of ABC, CBS, NBC and CNN combined.

    Schools sign up for CHANNEL ONE NEWS under a three-year contract pursuant to which they agree to show CHANNEL ONE NEWS, in its entirety, at least 90% of all school days. CHANNEL ONE provides to schools a turnkey system of video cassette recorders and networked televisions. These products and services are provided to schools at no charge; sales are generated by two minutes of advertising shown during the 12-minute daily newscast. All school contracts have come up for renewal and approximately 99% have been renewed.

    CHANNEL ONE NEWS is produced at the Hacienda, CHANNEL ONE'S Los Angeles studio, using staff anchors and correspondents who report from U.S. and international locations. CHANNEL ONE has a library of over 1,350 broadcasts including approximately 190 single subject series, 45 of which have been released as educational videos under the Hacienda
Productions-Registered Trademark- trademark.

    CHANNEL ONE NEWS has no direct competition in the schools but does compete for advertising dollars with other media aimed at teenagers. The Company's primary competitive advantage is its total audience of over eight million teenagers each school day. For 1996, approximately 65% of CHANNEL ONE'S advertising net sales were from contracts having terms of three or more years. The top five advertisers in 1996 by dollars were PepsiCo, M&M Mars, Nintendo, Quaker Oats and Reebok, which together accounted for approximately 62% of advertising net sales, and all of which are under contracts expiring on dates between 1997 and 2000.

    In addition, CHANNEL ONE'S THE CLASSROOM CHANNEL offers a range of instructional programming to enhance the schools' curriculum. THE CLASSROOM CHANNEL offers an average of 90 minutes of daily programming at no charge to schools.

    WEEKLY READER is the best-known and highest-circulation student newspaper in the United States, with over 6.8 million subscriptions for elementary school students alone. WEEKLY READER and its related products are sold in approximately 70% of all elementary schools and 59% of all secondary schools, and for the 1996-1997 school year had a 55% share of the elementary school market and a 38% share of the secondary school market.

    Eight separate editions of WEEKLY READER, each consisting of 26 issues per year, are distributed to elementary school students. Each edition is written and designed for a particular reading and comprehension level in order to bring current world news to children at a level commensurate with their comprehension abilities. A teacher's guide with background information, discussion topics and follow-up questions is included with each edition. Other titles produced and distributed by WEEKLY READER include SCIENCE SPIN, READ, CURRENT EVENTS, CURRENT SCIENCE and CURRENT HEALTH. Editorial materials for these publications are generated by in-house writers and freelance authors. The Company's largest competitor in these markets is Scholastic Corporation. WEEKLY READER generally competes on the basis of editorial quality, content and price.

    FILMS FOR THE HUMANITIES AND SCIENCES ("FILMS") is the exclusive distributor of approximately 6,500 educational videos as well as videodiscs, CD-ROMs and related products that are sold primarily by direct mail to teachers, instructors and librarians serving grades K to 12 and college markets. FILMS is the largest distributor of such products to colleges and high schools and competes on the basis of quality and breadth of the subject matter it markets.

WORKPLACE LEARNING

    WESTCOTT, acquired by the Company in June 1996, is a leading provider of high quality workplace educational programming. WESTCOTT has approximately 15,000 corporate and institutional subscribers and provides workplace learning to approximately 2.0 million professionals in the healthcare, automotive, financial services, government, public service and corporate fields. The Company's production capabilities enable it to design and produce annually over 3,600 hours of educational content targeted to over 20 different disciplines, generally delivered via satellite and video cassette.

    The Company's leading products include its Executive Education Network ("EXEN") and five health care product lines. EXEN delivers executive education courses taught by professors from leading business schools including Harvard University, the University of Texas and the University of Southern California to corporate and professional clients nationwide. Participants in EXEN interact on a real-time basis using one-way video, two-way audio and data response keypads. In the health care field, the Company offers a variety of live programming, telecourses and other video products, including graduate degree courses, in-service training and accredited continuing education programming, designed to reach multiple target audiences within the hospital setting. In addition, the Company's Interactive Distance Training Network provides customized interactive programming for corporate, professional and government clients, including Intel, Ernst & Young and Glaxo. In April 1997 Westcott acquired QWIZ, a software applications testing and training provider with operations in the United States and United Kingdom.

    WESTCOTT does not have any multi-industry competitors in the workplace learning market. The Company competes with a number of businesses and governmental agencies that provide videotaped training material, consulting services and instruction at seminars, trade shows and conventions, or certain television programming.

    During 1996, the education segment also included KRAMES COMMUNICATIONS, the KATHARINE GIBBS SCHOOLS and NEWBRIDGE COMMUNICATIONS. See "--General" and "--Non-Core Businesses Being Sold."

INFORMATION

    The Company produces over 140 highly targeted consumer and business directories, most of which hold dominant positions in their niche markets. The Company's premier consumer directories include APARTMENT GUIDE, THE WORLD ALMANAC and such specialty reference products as FACTS ON FILE NEWS SERVICE which is used by public and institutional libraries. The Company's leading business directories include NELSON'S for financial professionals and BACON'S for public relations professionals.

    Consumer directories take advantage of the trend toward more targeted advertising. From 1990 to 1995, organic advertising revenue growth at PRIMEDIA's consumer guides has more than tripled growth of newspaper classified advertising, the medium with which they most directly compete. Business directories capitalize on the growth in business spending on information which has increased 8% on a compound annual basis, or 123% from $10.2 billion to $22.7 billion, between 1985 and 1995.

CONSUMER DIRECTORIES

    The Company publishes over 70 consumer directories and specialized reference products. These products are distributed nationally in retail outlets and are sold to public and institutional libraries. The Company publishes and distributes consumer guides in three categories: rental apartments, new homes and computer shopping. The Company's leading reference products include THE WORLD ALMANAC, FACTS ON FILE NEWS SERVICE and the GARETH STEVENS line of juvenile reference works.

    The Company is the leading publisher of rental apartment guides in the United States with 62 local versions of its apartment guide directory product, each of which is published no less than monthly and provides informational listings about featured apartment communities. These listings are paid for by apartment community managers, who need to fill vacant apartments, and who represent 100% of the apartment guide net sales. During 1997 the Company has acquired apartment guides in Nashville, Memphis, Little Rock and Dayton. The Company is the dominant information provider in apartment guides. The Company's only major competitor, FOR RENT, is present in 33 of the Company's markets. In those markets, on average, the Company captured 51% of total 1996 advertising pages, with FOR RENT capturing 41% of such advertising pages.

    In 1996, the Company added new types of consumer directories to its portfolio with the acquisition of new homes and computer shopping guides. In 1996, the Company acquired new homes guides in Philadelphia, New Jersey, Raleigh-Durham and Chapel Hill, North Carolina and Atlanta. In November 1996, the Company acquired MICROTIMES, distributed in Northern and Southern California. MICROTIMES provides consumers with information on computer products through paid listings, and also contains informative articles reviewing products for both the business and home computer shopper.

    The Company's DistribuTech Division is the nation's largest distributor of free publications, including its own consumer directories and over 600 other titles. DistribuTech manages distribution of free publications to over 19,000 grocery, convenience and drug stores in 62 U.S. cities, as well as universities, military bases and major employers. The majority of these locations are operated under exclusive distribution agreements. The Company's consumer directories typically are displayed in free standing, multi-pocket racks. DistribuTech generates substantial revenues by leasing additional distribution rack pockets to other publications that it also distributes. DistribuTech competes on the basis of price paid to the retail locations and service on the rack program.

    The Company has established web sites in all three consumer directory groups. The Company's WWW.APTGUIDES.COM is the most comprehensive web site in the multi-family dwelling industry, with over 12,000 communities included in its on-line database.

    THE WORLD ALMANAC is the leading almanac in the English language ranked by unit sales and data content with over 1.3 million copies of the 1997 edition sold as of June 30, 1997. The Company also publishes THE WORLD ALMANAC FOR KIDS, which in its second annual edition sold approximately 300,000 copies. THE WORLD ALMANAC licenses its content for use on five CD-ROM products and four on-line services. The Company's World Almanac Education Division sells reference books to the school and library market by catalog. FACTS ON FILE NEWS SERVICE publishes subscription products that are also sold to schools and libraries. The flagship product, WORLD NEWS DIGEST, published weekly, is available in print, CD-ROM and on-line formats, and has a subscriber base of approximately 7,000. GARETH STEVENS, a publisher and distributor of juvenile reference works and a distributor of multi-media products, was acquired by the Company in February 1997. GARETH STEVENS has a title list of approximately 800 titles and its market focus is

North America's primary and secondary school libraries and public libraries. FUNK & WAGNALLS' NEW ENCYCLOPEDIA licenses its editorial content, for electronic delivery, to Microsoft Corporation as the textual basis for Microsoft's ENCARTA CD-ROM product and to The Learning Company for inclusion in the INFOPEDIA CD-ROM as well as to three other on-line services. The Company experiences competition for its reference products from other print and electronic products from a variety of publishers.

BUSINESS DIRECTORIES

    The Company publishes over 70 specialized directories, as well as ancillary products derived from its databases. The Company's business directories target the financial services, public relations, transportation, musical performance, credit and collection, construction and global trade industries. The databases are compiled by an in-house editorial staff, marketed directly to subscribers and advertisers primarily by an in-house sales staff and distributed predominantly on a paid subscription basis. NELSON'S is a premier brand name in the institutional investment industry, providing specialized investment research and management information through products such as INSTITUTIONAL MARKETPLACE FOR WINDOWS. The Company's Bacon's Information, Inc. unit publishes MEDIASOURCE, a CD-ROM directory for public relations and media professionals, as well as print directories including BACON'S INTERNATIONAL MEDIA DIRECTORY and BACON'S BUSINESS MEDIA DIRECTORY. To complement its public relations directories, the Company operates a periodicals clipping service.

    In January 1997 the Company acquired INTELLICHOICE, which provides comprehensive cost ownership analysis information for cars and trucks sold in the United States. This information is sold to insurance companies, car manufacturers, municipalities, libraries and directly to consumers in print, CD-ROM and on-line formats. WARD'S AUTOMOTIVE REPORTS is recognized as the authoritative source for industry-wide statistics on automotive production and sales. In addition, the Company publishes, in print and electronic formats, used vehicle valuation information. Titles include MARKET REPORTS, MARINE BLUE BOOK and AIRCRAFT BLUEBOOK. Other databases include THE ELECTRONICS SOURCE BOOK, AC-U-KWIK, WATERWAY GUIDES and equipment servicing information and manuals.

    Most of the business directories published by the Company have no competition, and where competition does exist, in most cases the Company's publication is dominant. Competition, where present, is on the basis of price and quality of data. Management believes that the comprehensiveness and quality of its data and the specialized focus of its publications have prevented others from launching competing publications or competing effectively.

    During 1996, the information segment also included the DAILY RACING FORM group. See "--General" and "-- Non-Core Businesses Being Sold."

NEW PRODUCTS AND NEW MEDIA

    In 1997, the Company will launch over 50 new products in print, electronic and multi-media formats, including SEVENTEEN'S COLLEGE ZONE, HORTICULTURE'S GARDEN STYLE, the trade title WEARABLES BUSINESS and numerous workplace learning CD-ROMs produced by Westcott. The Company has over 50 web sites, all of which can be accessed directly as well as via WWW.KIII.COM. New web sites in 1997 include MODERN BRIDE'S web site (WWW.MODERNBRIDE.COM), Intellichoice's web site (WWW.INTELLICHOICE.COM), and Bacon's web site (WWW.BACONSINFO.COM). The Company's nationally distributed television programs include CHANNEL ONE'S ONEZONE, which appears on public television stations nationwide, the SOAP OPERA DIGEST AWARDS, which appear on network television, and AMERICAN BABY'S THE HEALTHY KIDS SHOW, which appears on the Family Channel.

NON-CORE BUSINESSES BEING SOLD

    As part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company is in the process of divesting certain businesses that do not fit within its growth vehicles. The

Non-Core Businesses are: the DAILY RACING FORM group, which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE COMMUNICATIONS, an operator of book clubs for professionals and educational continuity programs; NEW WOMAN magazine, a guide for personal relationships and careers; STAGEBILL, a performing arts magazine. The Company has completed the sales of KRAMES, KATHARINE GIBBS, NEW WOMAN, and INTERTEC MAILING SERVICES.

PRODUCTION AND FULFILLMENT

    Virtually all of the Company's print products are printed and bound by independent printers. The Company believes that outside printing services at competitive prices are readily available. Electronic and video products generally are created and mastered in-house; with the exception of WESTCOTT COMMUNICATIONS and FILMS which produce video products in-house, all other production and duplication of electronic and video products is performed by third party vendors.

    The principal raw material used in the Company's products is paper. The Company has paper supply contracts and, in almost all cases, supplies paper used by its outside printers. The Company believes that even if at some point in the future paper is in limited supply, the existing arrangements providing for the supply of paper will be adequate. The Company was able to meet its paper requirements during 1996. In 1996, approximately 37% and 22% of the Company's paper purchases were supplied by Lindenmeyr Central and Bulkley Dunton, respectively. The Company's relationship with these suppliers is good and is expected to continue to be good for the foreseeable future.

    Many of the Company's products are packaged and delivered to the U.S. Postal Service directly by the printer. Other products are sent from warehouses and other facilities operated by the Company.

COMPANY ORGANIZATION

    PRIMEDIA was incorporated on November 22, 1991 in the State of Delaware. The principal executive office of the Company is located at 745 Fifth Avenue, New York, New York 10151, telephone number (212) 745-0100.

                                   MANAGEMENT

    The following table sets forth the name, age as of October 15, 1997 and position of the senior management and directors of PRIMEDIA:

NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------

William F. Reilly....................................          59   Chairman of the Board and Chief Executive Officer and
                                                                    Director

Charles G. McCurdy...................................          42   President and Director

Beverly C. Chell.....................................          55   Vice Chairman, General Counsel, Secretary and
                                                                    Director

Meyer Feldberg.......................................          55   Director

Perry Golkin.........................................          44   Director

Henry R. Kravis......................................          53   Director

George R. Roberts....................................          54   Director

Michael T. Tokarz....................................          47   Director

Jack L. Farnsworth...................................          51   Executive Vice President

George Philips.......................................          66   Vice President

Michaelanne C. Discepolo.............................          44   Vice President

Douglas B. Smith.....................................          37   Vice President and Treasurer

Curtis A. Thompson...................................          46   Vice President and Controller

    Mr. Reilly is Chairman of the Board, Chief Executive Officer and a Director of PRIMEDIA and has served in such capacities since November 1991. Mr. Reilly is also a director of FMC Corporation.

    Mr. McCurdy is President and a Director of PRIMEDIA and has served in such capacities since November 1991 and was also Treasurer from 1991 to August 1993.

    Ms. Chell is Vice Chairman, General Counsel, Secretary and a Director of PRIMEDIA. Ms. Chell has served as Vice Chairman, General Counsel and Secretary since November 1991 and as a Director since March 1992.

    Professor Feldberg is Professor and Dean of the Columbia University Graduate School of Business and has been since 1989. He joined the Board in January 1997. He is also a director of Federated Department Stores, Inc. and Revlon, Inc.

    Mr. Golkin became a Director of PRIMEDIA in November 1991. He is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1995, Mr. Golkin was an executive at KKR. He is also a director of Walter Industries, Inc.

    Mr. Kravis became a Director of PRIMEDIA in November 1991. He is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also director of Amphenol Corporation, AutoZone, Inc., Borden Inc., Bruno's Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Merit Behavioral Care Corporation,

Newquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway, Inc., Sotheby's Holdings, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

    Mr. Roberts became a Director of PRIMEDIA in March 1992. He is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996 he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also director of Amphenol Corporation, AutoZone, Inc., Borden Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Merit Behavioral Care Corporation, Newquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

    Mr. Tokarz became a Director of PRIMEDIA in November 1991. He is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1993, Mr. Tokarz was an executive at KKR. He is also a director of Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, Safeway, Inc. and Walter Industries, Inc.

    Mr. Farnsworth has been Executive Vice President of PRIMEDIA since May 1997, Vice President of PRIMEDIA since May 1992, President of PRIMEDIA Information Group since May 1992 and President of Westcott Communications, Inc. since June 1996.

    Mr. Philips has been a Vice President of PRIMEDIA since May 1992 and President of the Reference Group since March 1992. Prior to that time he was President of P.F. Collier, Inc. and a Vice President at Macmillan.

    Ms. Discepolo is a Vice President of PRIMEDIA and has served in such capacity since January 1993. She joined the Company in March 1991 as Director of Human Resources.

    Mr. Smith has been a Vice President of PRIMEDIA since May 1997 and Treasurer of PRIMEDIA since August 1993. Prior to that time he was at The Bank of New York starting in 1982 holding various positions. He held the position of Senior Vice President prior to joining PRIMEDIA.

    Mr. Thompson is Vice President and Controller of PRIMEDIA and has served in such capacities since November 1991.

    Messrs. Kravis and Roberts are first cousins.

    The By-Laws of PRIMEDIA provide for a Board of Directors of at least one but not more than 15 directors. In accordance with the By-Laws, the Board of Directors has fixed the number of directors at eight. Officers serve at the discretion of the Board of Directors.

    Messrs. Reilly, Kravis, Tokarz and Golkin comprise the Executive Committee of the Board of Directors and Messrs. Kravis, Tokarz and Golkin comprise the Compensation Committee of the Board of Directors. The Audit Committee, which reviews the scope and results of audit and non-audit services performed by the Company's independent accountants, consists solely of Professor Feldberg.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Preferred Stock was sold by PRIMEDIA on September 26, 1997 (the "Closing Date") to the Placement Agents, pursuant to the Placement Agreement. The Placement Agents subsequently sold the Old Preferred Stock to qualified institutional buyers and accredited investors in reliance on Rule 144A and Regulation S under the Securities Act. As a condition to the Placement Agreement, PRIMEDIA and the Placement Agents entered into the Registration Rights Agreement on September 26, 1997. Pursuant to the Registration Rights Agreement, PRIMEDIA agreed to file with the SEC a registration statement under the Securities Act with respect to the Exchange Offer following the Closing Date, (ii) to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time thereafter, but in no event later than 180 days after the Closing Date, and
(iii) upon effectiveness of the registration statement, to commence the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy PRIMEDIA's obligations under the Registration Rights Agreement and the Placement Agreement.

    As a result of the effectiveness of the Registration Statement of which this Prospectus is a part, payment of certain liquidated damages provided for in the Registration Rights Agreement will not occur. Following the consummation of the Exchange Offer, holders of shares of Preferred Stock will not have any further registration rights and the Old Preferred Stock will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Preferred Stock could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, PRIMEDIA will accept any and all shares of Old Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. PRIMEDIA will issue one share of New Preferred Stock in exchange for each share of Old Preferred Stock, accepted in the Exchange Offer. Holders may tender some or all of their shares of Old Preferred Stock pursuant to the Exchange Offer.

    The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock except that the shares of New Preferred Stock will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act.

    As of the date of this Prospectus, 1,250,000 shares of Old Preferred Stock were outstanding. Solely for reasons of administration (and for no other purpose), PRIMEDIA has fixed the close of business on January 16, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letters of Transmittal will be mailed initially. Only a registered holder of the Old Preferred Stock (or such holder's legal representative or attorney-in-fact) as reflected on the records of the transfer agent and registrar for the Preferred Stock may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Preferred Stock entitled to participate in the Exchange Offer.

    Holders of the Old Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Certificate of Designations for the Old Preferred Stock in connection with the Exchange Offer. PRIMEDIA intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    PRIMEDIA shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as and if PRIMEDIA has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Old Preferred Stock for the purposes of receiving the New Preferred Stock from PRIMEDIA.

    If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender shares of Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer. PRIMEDIA will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

    Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such New Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on February 17, 1998, unless PRIMEDIA, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will not extend the Exchange Offer beyond March 29, 1998.

    In order to extend the Exchange Offer, PRIMEDIA will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    PRIMEDIA reserves the right, (i) to delay accepting any shares of Old Preferred Stock, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by PRIMEDIA to constitute a material change, PRIMEDIA will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holder of the Old Preferred Stock, and PRIMEDIA will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which PRIMEDIA may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, PRIMEDIA shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    Only a registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the Old Preferred Stock) of shares of Old Preferred Stock may tender such shares of Old Preferred Stock in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the shares of Old Preferred Stock and any other required documents, to the Exchange Agent at the address set forth below under "Exchange Agent" for receipt prior to the Expiration Date (or comply with the procedure for book-entry transfer described below).

    The tender by a holder will constitute an agreement between such holder and PRIMEDIA in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF THE SHARES OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SHARES OF OLD PREFERRED STOCK SHOULD BE SENT TO PRIMEDIA. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTION FOR SUCH HOLDERS.

    The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Preferred Stock at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares of Old Preferred Stock by causing such book-entry transfer facility to transfer such shares of Old Preferred Stock into the Exchange Agent's account with respect to the shares of Old Preferred Stock in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of shares of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    Any beneficial owner whose shares of Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder from Beneficial Owner" included with the Letter of Transmittal.

    Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the shares of Old Preferred Stock tendered pursuant thereto are tendered
(i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, such shares of Old Preferred Stock must be endorsed or accompanied by a properly completed stock power, signed by such registered holder as such registered holder's name appears on such shares of Old Preferred Stock.

    If the Letter of Transmittal or any shares of Old Preferred Stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to PRIMEDIA of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered shares of Old Preferred Stock will be determined by PRIMEDIA in its sole discretion, which determination will be final and binding. PRIMEDIA reserves the absolute right to reject any and all shares of Old Preferred Stock not properly tendered or any shares of Old Preferred Stock PRIMEDIA's acceptance of which would, in the opinion of counsel for PRIMEDIA, be unlawful. PRIMEDIA also reserves the right to waive any defects, irregularities or conditions of tender as to particular shares of Old Preferred Stock. PRIMEDIA's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the shares of Old Preferred Stock must be cured within such time as PRIMEDIA shall determine. Although PRIMEDIA intends to notify holders of defects or irregularities with respect to tenders of the shares of Old Preferred Stock, neither PRIMEDIA, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of the shares of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each registered holder will represent to PRIMEDIA that, among other things, (i) the New Preferred Stock to be acquired by the holder and any beneficial owner(s) of the Old Preferred Stock ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Preferred Stock, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Preferred Stock must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Preferred Stock acquired by such person and cannot rely on the position of the Staff of the Commission set forth in the no-action letters that are discussed herein under "--Resales of the New Preferred Stock", (iv) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission, and (v) neither the holder nor any Beneficial Owner(s) is an "affiliate," as defined under Rule 405 of the Securities Act, of PRIMEDIA except as otherwise disclosed to PRIMEDIA in writing.

    Each broker-dealer who holds Old Preferred Stock acquired for its own account as a result of market-making activities or other trading activities and who receives New Preferred Stock in the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. PRIMEDIA will, for a period of 90 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their shares of Old Preferred Stock and (i) whose shares of Old Preferred Stock are not immediately available, or (ii) who cannot deliver their shares of Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such shares of Old Preferred Stock and the number of shares of Old Preferred Stock being tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the shares of Old Preferred Stock (or a confirmation of book-entry transfer of such shares of Old Preferred Stock into the Exchange Agent's account at the book-entry transfer facility) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered shares of Old Preferred Stock in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their shares of Old Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of the shares of Old Preferred Stock may be withdrawn at any time prior to the Expiration Date or, if tendered notes or shares have not yet been accepted for exchange, after the expiration of forty business days from the commencement of the Exchange Offer.

    To withdraw a tender of shares of Old Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the shares of Old Preferred Stock to be withdrawn (the "Depositor"),
(ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including any required signature guarantees). If shares of Old Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares of Old Preferred Stock or otherwise comply with the book-entry facility procedure. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by PRIMEDIA in its sole discretion, which determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no shares of New Preferred Stock will be issued with respect thereto unless the shares of Old Preferred Stock so withdrawn are validly retendered. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

    Any shares of Old Preferred Stock which have been tendered but which are not accepted for exchange due to rejection of tender or termination of the Exchange Offer, or which have been validly withdrawn, will be returned as soon as practicable to the holder thereof without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFERS

    Notwithstanding any other term of the Exchange Offer, PRIMEDIA shall not be required to accept for exchange, or exchange shares of New Preferred Stock for, any shares of Old Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of such shares of Old Preferred Stock, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of PRIMEDIA, might materially impair the ability of PRIMEDIA to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to PRIMEDIA, or any material adverse development has occurred in any existing action or proceeding with respect to PRIMEDIA or any of its subsidiaries; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of PRIMEDIA or any of its subsidiaries has occurred which, in the sole judgment of PRIMEDIA, might materially impair the ability of PRIMEDIA to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to PRIMEDIA; or

        (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of PRIMEDIA, might materially impair the ability of PRIMEDIA to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to PRIMEDIA; or

        (d) any governmental approval has not been obtained, which approval PRIMEDIA shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If PRIMEDIA determines in its sole discretion that any of the conditions are not satisfied, PRIMEDIA may (i) refuse to accept any shares of Old Preferred Stock and return all tendered shares of Old Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all shares of Old Preferred Stock tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such shares of Old Preferred Stock (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered shares of Old Preferred Stock which have not been withdrawn. If such determination or waiver constitutes a material change to the Exchange Offer, PRIMEDIA will promptly disclose such determination or waiver by means of a prospectus supplement that will be distributed to the registered holders, and PRIMEDIA will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

    The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          BY MAIL:              BY FACSIMILE TRANSMISSION:    BY HAND OR OVERNIGHT COURIER:

      Tender & Exchange         (For Eligible Institutions          Tender & Exchange
         Department                        Only)                       Department
       P.O. Box 11248                 (212) 815-6213               101 Barclay Street
    Church Street Station                                      Receive and Deliver Window
   New York, NY 10286-1248         CONFIRM FACSIMILE BY            New York, NY 10286
                                        TELEPHONE:
                                  (For Confirmation Only)
                                      (800) 507-9357

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by PRIMEDIA. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of PRIMEDIA and its affiliates.

    PRIMEDIA has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. PRIMEDIA, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by PRIMEDIA and are estimated in the aggregate to be approximately $300,000. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    PRIMEDIA will pay all transfer taxes, if any, applicable to the exchange of the Old Preferred Stock pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxpayers or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The shares of Old Preferred Stock which are not exchanged for shares of New Preferred Stock pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such shares of Old Preferred Stock may be resold only (i) to PRIMEDIA, its subsidiaries or the Placement Agents, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to PRIMEDIA a signed letter containing certain representations and agreements relating to the restrictions on transfer of this security (the form of which letter can be obtained from PRIMEDIA) and if such transfer is in respect of an aggregate liquidation preference of securities at the time of transfer of less than $100,000 an opinion of counsel acceptable to PRIMEDIA that such transfer is in compliance with the Securities Act, (iv) outside the United States in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or
(vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the transfer agent and registrar being met. The liquidity of the Old Preferred Stock could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Preferred Stock will have no further registration rights under the Registration Rights Agreement.

ACCOUNTING TREATMENT

    The carrying value of the Old Preferred Stock is not expected to be materially different from the fair value of the New Preferred Stock at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer associated with the New Preferred Stock will be reported as a reduction in the carrying value of the New Preferred Stock. Such carrying value of the New Preferred Stock will increase to the amount of the redemption value of the New Preferred Stock over the term of the New Preferred Stock.

RESALES OF THE NEW PREFERRED STOCK

    With respect to resales of the New Preferred Stock, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, and in a previous no-action letter issued to PRIMEDIA for its exchange offer of the Series B Preferred Stock, PRIMEDIA believes that a holder (other than a person that is an "affiliate" of PRIMEDIA within the meaning of Rule 405 under the Securities Act) who exchanges shares of Old Preferred Stock for shares of New Preferred Stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Preferred Stock, will be allowed to resell the New Preferred Stock to the public without further registration under the Securities Act and without delivering to the purchasers of the New Preferred Stock a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires shares of New Preferred Stock in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Preferred Stock, such holder cannot rely on the position of the staff of the SEC in such no-action letter and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

    As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to PRIMEDIA in the Letter of Transmittal that (i) the holder is not an "affiliate" of PRIMEDIA within the meaning of Rule 405 of the Securities Act, (ii) the shares of New Preferred Stock are to be acquired by the holder in the ordinary course of business, (iii) the holder is not engaging and does not intend to engage, in the distribution of the New Preferred Stock, and (iv) the holder acknowledges that if such holder participates in such Exchange Offer for the purpose of distributing the New Preferred Stock such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Preferred Stock and cannot rely on the above no-action letter; however, holders of the New Preferred Stock will have no registration rights under the Registration Rights Agreement.

        DESCRIPTION OF PREFERRED STOCK AND 9.20% SUBORDINATED DEBENTURES

    The form and terms of the New Preferred Stock are the same as the form and terms of the Old Preferred Stock except that (i) the New Preferred Stock will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Preferred Stock will not be entitled to certain rights of holders of the Old Preferred Stock under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The form and terms of the New Subordinated Debentures will be the same as the Old Subordinated Debentures, except that the New Subordinated Debentures will have been registered under the Securities Act. Set forth herein is a summary of the material terms of the Preferred Stock and the 9.20% Subordinated Debentures. Such summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations for the Old Preferred Stock, the Certificate of Designations for the New Preferred Stock (together, the "Certificates of Designations") and the 9.20% Debenture Indenture (which relates to both the Old Subordinated Debentures and the New Subordinated Debentures) relating thereto.

                              THE PREFERRED STOCK

GENERAL

    1,250,000 shares of each of the New Preferred Stock and the Old Preferred Stock with a liquidation preference of $100.00 per share will be or have been, respectively, authorized for issuance pursuant to the respective Certificates of Designations. The Preferred Stock ranks junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of PRIMEDIA (other than Common Stock of PRIMEDIA, the Series B Preferred Stock, the Series D Preferred Stock and any preferred stock of PRIMEDIA which by its terms is on parity with or junior to the Preferred Stock). In addition, creditors and stockholders of PRIMEDIA's subsidiaries also have priority over the Preferred Stock with respect to claims on the assets of such subsidiaries. See "Risk Factors--Subordination of Preferred Stock and 9.20% Subordinated Debentures; Holding Company Structure." The Preferred Stock is fully paid and non-assessable and holders thereof have no preemptive rights in connection therewith.

    Neither the stated value nor the liquidation preference of the Preferred Stock is necessarily indicative of the price at which shares of Preferred Stock will actually trade, and the Preferred Stock may trade at prices below its stated value. The market price of the Preferred Stock can be expected to fluctuate with changes in the market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities.

RANK

    The Preferred Stock's dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the board of directors of PRIMEDIA which does not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to with the Common Stock as "Junior Securities"); (ii) on a parity with the Series B Preferred Stock, the Series D Preferred Stock and each other series of preferred stock established by the board of directors of PRIMEDIA, which expressly provides that such series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, "Future Parity Securities" and together with the Series B Preferred Stock and the Series D Preferred Stock, the "Parity Securities"); and
(iii) junior to each other class of capital stock or series of preferred stock established by the board of directors which expressly provides that it ranks senior to the Preferred Stock. The Certificate of Designations for the Preferred Stock provides that, without the affirmative vote or consent of at least a majority of the then outstanding shares of Preferred Stock, voting together with the holders of any other then outstanding shares of Parity Securities entitled to vote thereon, the Company will not issue any other series of preferred stock the terms of which specifically provide that such series will rank senior to the Series B Preferred Stock, the Series D Preferred Stock and the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Senior Securities"), subject to certain exceptions. See "--Limitation on Issuance of Senior Preferred Stock." The Preferred Stock is subject to the future issuance of Junior Securities, Parity Securities and Senior Securities. As of September 10, 1997, 1,576,036 shares of the Series B Preferred Stock ($157,603,600 aggregate liquidation preference), which include dividends paid in kind from time to time thereon to such date, have been issued and are outstanding and 2,000,000 shares of the Series D Preferred Stock ($200,000,000 aggregate liquidation preference), have been issued and are outstanding. See "Description of Capital Stock of the Company."

DIVIDENDS

    Holders of Preferred Stock are entitled to receive, when, as and if declared by the board of directors of PRIMEDIA, out of funds legally available therefor, dividends in cash on the Preferred Stock, at an annual amount equal to $9.20 per share. Dividends on the Old Preferred Stock have accrued and are cumulative from the original date of issuance thereof to the date on which shares of Old Preferred Stock are surrendered and shall be paid on the first dividend payment date after the New Preferred Stock is exchanged for the Old Preferred Stock. Dividends on the New Preferred Stock will accrue and be cumulative from the date the New Preferred Stock is exchanged for the Old Preferred Stock. Dividends on the Preferred Stock are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 1998. Dividends, whether or not declared, will cumulate without interest until declared and paid.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Preferred Stock. Accumulated unpaid dividends will not bear interest.

OPTIONAL REDEMPTION

    Prior to November 1, 2002, the Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to the amount of the aggregate liquidation preference of such Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (including an amount equal to a prorated dividend from the last payment date to the redemption date) plus the Applicable Preferred Stock Make-Whole Premium thereon at the time of redemption.

    The following definitions are used to determine the Applicable Preferred Stock Make-Whole Premium:

    'Applicable Preferred Stock Make-Whole Premium' means, with respect to a share of Preferred Stock at any time, the greater of (i) 1.0% of the the aggregate liquidation preference of such share of Preferred Stock at such time and (ii) the excess of (A) the present value at such time of the aggregate liquidation preference plus all dividends accrued and unpaid on such share of Preferred Stock, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the aggregate liquidation preference of such share of Preferred Stock at such time.

    "Average Life to Redemption" means, as of the date of determination, with respect to any preferred security, the number of years (including any portion thereof) remaining to the mandatory redemption date thereof.

    'Treasury Rate' means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for repayment or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life to Redemption of the Preferred Stock; PROVIDED, HOWEVER, that if the Average Life to Redemption of the Preferred Stock is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

    At any time on or after November 1, 2002, the Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), in whole or in part, at the option of PRIMEDIA, at the redemption prices per share set forth below plus accrued and unpaid dividends (including an amount equal to a prorated dividend from the last payment date to the redemption date):

                                                              REDEMPTION
                                                              PRICE PER
YEAR                                                            SHARE
----------------------------------------------------------  --------------
2002......................................................    $   104.60
2003......................................................        102.30
2004 and thereafter.......................................        100.00

    In addition, up to $60 million of the aggregate liquidation preference of the Preferred Stock may be redeemed at the option of PRIMEDIA at any time prior to November 1, 2000 at a price per share of $109, plus accrued and unpaid dividends to the redemption date, out of the net proceeds of one or more Public Equity Offerings; PROVIDED such redemption occurs within 180 days of such Public Equity Offering.

    In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined pro rata, except that PRIMEDIA may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), as may be determined by PRIMEDIA. The Credit Facilities and the Senior Note Indentures restrict the ability of PRIMEDIA to redeem the Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financing Arrangements."

MANDATORY REDEMPTION

    On November 1, 2009, PRIMEDIA will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption.

PROCEDURE FOR REDEMPTION

    On and after a redemption date, unless PRIMEDIA defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price. PRIMEDIA will send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of PRIMEDIA undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of PRIMEDIA be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of PRIMEDIA, except that such shares may not be reissued or sold as shares of Preferred Stock.

EXCHANGE

    PRIMEDIA may, at its option, on any scheduled dividend payment date, exchange the Preferred Stock, in whole but not in part, for the 9.20% Subordinated Debentures. See "--The 9.20% Subordinated Debentures" below for the terms of the 9.20% Subordinated Debentures. Holders of Preferred Stock so exchanged will be entitled to receive the principal amount of 9.20% Subordinated Debentures equal to $100.00 for each $100.00 of liquidation preference of Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a prorated dividend from the last dividend payment date to the exchange date). The Subordinated Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. An amount in cash may be paid to holders for any principal amount otherwise issuable which is less than $1,000. Following such exchange, all dividends on the Preferred Stock will cease to accrue, the rights of the holders of Preferred Stock as stockholders of PRIMEDIA shall cease and the person or persons entitled to receive the 9.20% Subordinated Debentures issuable upon exchange shall be treated as the registered holder or holders of such 9.20% Subordinated Debentures. Notice of exchange will be mailed at least 30 days but not more than 60 days prior to the date of exchange to each holder of Preferred Stock. See "--The 9.20% Subordinated Debentures" below.

    In addition, under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if at the time of PRIMEDIA's payment of dividends on, redemption of or exchange of 9.20% Subordinated Debentures for, the Preferred Stock (i) PRIMEDIA is insolvent or rendered insolvent by reason thereof, (ii) PRIMEDIA is engaged in a business or transaction for which the Company's remaining assets constitute unreasonably small capital or (iii) PRIMEDIA intends to incur or believes that it would incur debts beyond its ability to pay such debts as they mature, then the relevant distribution to holders of Preferred Stock could be voided in whole or in part as a fraudulent conveyance and such holders could be required to return the same or equivalent amounts to or for the benefit of existing or future creditors of PRIMEDIA. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally PRIMEDIA would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

    The Credit Facilities and the Senior Note Indentures restrict PRIMEDIA's ability to exchange the Preferred Stock for the 9.20% Subordinated Debentures.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of PRIMEDIA, holders of Preferred Stock will be entitled to be paid out of the assets of PRIMEDIA available for distribution $100.00 per share, plus any accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, Common Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of PRIMEDIA, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of PRIMEDIA in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of PRIMEDIA. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of PRIMEDIA nor the consolidation or merger of PRIMEDIA with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of PRIMEDIA.

    The Certificates of Designations for the Preferred Stock do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, PRIMEDIA is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of PRIMEDIA solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of PRIMEDIA solely because the liquidation preference of the Preferred Stock will exceed the par value and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of PRIMEDIA, solely by reason of the fact that such dividend would reduce the surplus of PRIMEDIA to an amount less than the difference between the liquidation preference and the Preferred Stock and its par value.

VOTING RIGHTS

    Holders of the Preferred Stock have no voting rights, except as provided by law or as set forth in the Certificates of Designations for the Preferred Stock. The Certificates of Designations provide that in the event that dividends on the Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of PRIMEDIA will be increased by two directors and the holders of the majority of the Preferred Stock voting together as a class, will be entitled to elect two directors of the expanded Board of Directors. Such voting rights will continue until such time as all dividends in arrears on the Preferred Stock are paid in full.

    Under Delaware law, holders of the Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

LIMITATION ON ISSUANCE OF SENIOR PREFERRED STOCK

    The Certificates of Designations for the Preferred Stock provide that, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together with the holders of any other then outstanding shares of Parity Securities entitled to vote thereon, the Company will not issue any other Senior Security; PROVIDED that the Company does not need the approval of such holders to issue shares of Senior Securities the proceeds of which are used to redeem or repurchase all shares of the then outstanding Preferred Stock and any other Parity Securities entitled to vote thereon.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    Unless the requisite holders of any Senior Security or any indebtedness of the Company have consented or granted a waiver with respect to such merger, consolidation or transfer of all or substantially all of the Company's assets, PRIMEDIA may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Preferred

Stock and Series D Preferred Stock, together with any outstanding shares of Future Parity Securities entitled to vote thereon, voting as one class, unless
(i) PRIMEDIA shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction and
(ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the lesser of (a) the Consolidated Net Worth of the Company immediately prior to such transaction and (b) the Consolidated Net Worth of the Company on the first date any Preferred Stock was issued. "Consolidated Net Worth" means, at any date of determination, the sum of the capital stock of PRIMEDIA and additional paid-in capital plus retained earnings (or minus accumulated deficit) of PRIMEDIA and its Subsidiaries on a consolidated basis, less amounts attributable to stock that is redeemable prior to the scheduled final redemption of the Preferred Stock, each item to be determined in conformity with GAAP (excluding the effects upon PRIMEDIA and the person with which PRIMEDIA is merging or consolidating or to which PRIMEDIA is selling all or substantially all its assets of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), except that all effects upon PRIMEDIA and the person with which PRIMEDIA is merging or consolidating or to which PRIMEDIA is selling all or substantially all its assets of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations and all reasonable costs incurred in connection with or arising out of such merger, consolidation or transfer of assets shall be disregarded. If any fee is paid to any holder of Senior Securities or indebtedness in connection with obtaining the foregoing consent or waiver, PRIMEDIA shall pay to the holders of the Preferred Stock a fee equal to the aggregate liquidation preference thereof times a fraction, the numerator of which shall be the fee paid to such holders of Senior Securities and indebtedness and the denominator of which shall be the aggregate liquidation preference and aggregate principal amount of all Senior Securities and indebtedness, respectively, with respect to which such fee was paid. If the above-described payment in cash (or any portion thereof) would violate any agreement to which the Company is a party or any terms of any security of the Company then outstanding, then such payment or portion thereof may be made in additional shares of Preferred Stock, and if making such payment in additional shares of Preferred Stock would constitute such a violation, then such payment or portion thereof may be postponed until the terms of such agreement or security would permit such payment in cash or Preferred Stock.

    The description above includes a phrase relating to the merger, consolidation or transfer of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is the transfer agent and registrar for the Preferred Stock.

                       THE 9.20% SUBORDINATED DEBENTURES

GENERAL

    The 9.20% Subordinated Debentures will, if and when issued, be issued under the 9.20% Debenture Indenture, to be dated as of the date of first issuance (the "Exchange Date") of the 9.20% Subordinated Debentures, between PRIMEDIA and The Bank of New York (the "Subordinated Debenture Trustee"). The terms of the 9.20% Subordinated Debentures include those stated in the 9.20% Debenture Indenture and those made part of the 9.20% Debenture Indenture by reference to the Trust Indenture Act. The 9.20% Subordinated Debentures are subject to all such terms, and holders of the 9.20% Subordinated Debentures are referred to the 9.20% Debenture Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") for a statement thereof. Set forth herein is a summary of the material terms of the 9.20% Subordinated Debentures. Such summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the 9.20% Debenture, a copy of the proposed form of which is filed as an exhibit to the Registration Statement of which this Propectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Other capitalized terms used in this summary but not defined in this Prospectus shall have the meanings given to them in the 9.20% Debenture Indenture.

    The 9.20% Subordinated Debentures will be issued in registered form, without coupons, only in principal amounts of $1,000 and integral multiples thereof. The 9.20% Subordinated Debentures will represent general unsecured obligations of PRIMEDIA, and holders of the 9.20% Subordinated Debentures will rank junior in right of payment to holders of Senior Indebtedness. The 9.20% Subordinated Debentures are limited in aggregate principal amount to $125,000,000.

    Each 9.20% Subordinated Debenture will mature on November 1, 2009 and will bear interest from the date of issuance at the rate of 9.20% per annum, payable quarterly on February 1, May 1, August 1, and November 1, commencing with the first of such dates to occur after the Exchange Date.

    Interest on the 9.20% Subordinated Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The 9.20% Subordinated Debentures will be payable both as to principal and interest at the office or agency of PRIMEDIA maintained for such purpose within or without the City of New York, or, at the option of PRIMEDIA, payment of interest may be made by check mailed to the holders of the 9.20% Subordinated Debentures at their respective addresses set forth in the register of holders of the 9.20% Subordinated Debentures. Until otherwise designated by PRIMEDIA, the office maintained by PRIMEDIA for such purpose shall be the office of the Subordinated Debenture Trustee.

RANKING

    The right to payment of principal and interest on the 9.20% Subordinated Debentures will be subordinated to the prior payment in full of all "Senior Indebtedness." "Senior Indebtedness" is defined as all present or future Indebtedness, including all Indebtedness incurred under the Credit Facilities, and the Senior Note Indentures, created, assumed, incurred or guaranteed by PRIMEDIA (and all renewals, extensions and refundings thereof), unless by its terms such Indebtedness is not senior to the 9.20% Subordinated Debentures. Senior Indebtedness does not include any Indebtedness of PRIMEDIA to any of its subsidiaries or trade indebtedness.

    Substantially all of the operations of PRIMEDIA are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding guarantees issued by such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of PRIMEDIA, including holders of the 9.20% Subordinated Debentures, even though such obligations do not constitute Senior Indebtedness.

    The amount of pro forma senior indebtedness (including indebtedness and other current and non-current liabilities of PRIMEDIA's subsidiaries) as of September 30, 1997 was approximately $2,065 million. None of such indebtedness was secured. See "Risk Factors--Subordination of Preferred Stock and 9.20% Subordinated Debentures; Holding Company Structure."

    The 9.20% Debenture Indenture provides that no payment of principal of or interest on the 9.20% Subordinated Debentures, whether pursuant to the terms of the 9.20% Subordinated Debentures or otherwise, may be made (i) if a default in payment of any Senior Indebtedness occurs and has not been cured or waived, (ii) for a period of 180 days upon the occurrence of a default (other than a payment default) in respect of Senior Indebtedness and for successive periods of 180 days if the default is continuing at the end of such 180 day period or another default (other than a payment default) in respect of Senior Indebtedness has occurred or (iii) upon the maturity of any Senior Indebtedness, prior to the payment of all Obligations with respect to Senior Indebtedness that is then due and payable. In addition, upon the acceleration of the 9.20% Subordinated Debentures prior to their stated maturity, holders of the Senior Indebtedness will receive payment in full before any payment will be made to holders of the 9.20% Subordinated Debentures. By reason of such subordination, in the event of insolvency, holders of the Senior Indebtedness will receive payment in full prior to any payment being made to holders of 9.20% Subordinated Debentures.

OPTIONAL REDEMPTION

    Prior to November 1, 2002, the 9.20% Subordinated Debentures will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount) equal to the sum of the principal amount of such 9.20% Subordinated Debentures plus the Applicable Debenture Make-Whole Premium thereon at the time of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    The following definitions are used to determine the Applicable Debenture Make-Whole Premium:

    'Applicable Debenture Make-Whole Premium' means, with respect to a 9.20% Subordinated Debenture at any time, the greater of (i) 1.0% of the principal amount of such 9.20% Subordinated Debenture at such time and (ii) the excess of
(A) the present value at such time of the principal amount plus all interest payments due on such 9.20% Subordinated Debenture, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the principal amount of such 9.20% Subordinated Debentures at such time.

    'Treasury Rate' means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for repayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to Stated Maturity of the 9.20% Subordinated Debentures, PROVIDED, HOWEVER, that if the average life to Stated Maturity of the 9.20% Subordinated Debentures is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

    On or after November 1, 2002, the 9.20% Subordinated Debentures will be subject to redemption at the option of PRIMEDIA, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning November 1 of the years indicated below.

YEAR                                                            PERCENTAGE
--------------------------------------------------------------  -----------
2002..........................................................      104.60%
2003..........................................................      102.30
2004 and thereafter...........................................      100.00

    In addition, at any time prior to November 1, 2000, up to $60 million of the 9.20% Subordinated Debentures may be redeemed at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, out of the net proceeds of one or more Public Equity Offerings, PROVIDED such redemption occurs within 180 days of such Public Equity Offering.

    The Credit Facilities and the Senior Note Indentures restrict the redemption or prepayment of the 9.20% Subordinated Debentures.

CHANGE OF CONTROL

    HOLDERS' RIGHT TO REQUIRE REPURCHASE UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, subject to the two last sentences of this paragraph, each holder shall have the right to require the repurchase of such holder's 9.20% Subordinated Debentures pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such 9.20% Subordinated Debentures plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). If there is a Change of Control under the 9.20% Debenture Indenture there will also be a Change of Control under the Class B Debenture Indenture, the Class D Debenture Indenture and the Senior Note Indentures and, upon the earlier of 30 days from the Change of Control and the date payment is required for any tendered Senior Notes, Class B Subordinated Debentures, Class D Subordinated Debentures or 9.20% Subordinated Debentures indebtedness under the Credit Facilities will be accelerated. Within the later of 40 days following any Change of Control and the date that the conditions set forth in the penultimate sentence are satisfied, PRIMEDIA shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the "Change of Control" covenant of the 9.20% Debenture Indenture and that all 9.20% Subordinated Debentures tendered will be accepted for payment; (2) the purchase price and the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed) (the "Change of Control Payment Date"); (3) that any 9.20% Subordinated Debentures not tendered will continue to accrue interest; (4) that, unless PRIMEDIA defaults in the payment of the Change of Control Payment, all 9.20% Subordinated Debentures accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders electing to have any 9.20% Subordinated Debentures purchased pursuant to a Change of Control Offer will be required to surrender the 9.20% Subordinated Debentures, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the 9.20% Subordinated Debenture completed, to the Paying Agent (as defined in the 9.20% Debenture Indenture) at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;
(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the 9.20% Subordinated Debentures delivered for purchase, and a statement that such holder is withdrawing his election to have such 9.20% Subordinated Debentures purchased; and (7) that holders whose 9.20% Subordinated Debentures are being purchased only in part may be issued new 9.20% Subordinated Debentures equal in principal amount to the unpurchased portion of the 9.20% Subordinated Debentures surrendered; PROVIDED that each 9.20% Subordinated Debenture purchased and each such new 9.20% Subordinated Debenture issued by PRIMEDIA will be in a principal amount of $1,000 or integral multiples thereof. Notwithstanding the occurrence of a Change of Control, PRIMEDIA shall not be required to repurchase the 9.20% Subordinated Debentures unless it shall have either repaid all outstanding Senior Indebtedness or obtained the requisite consents, if any, under all agreements governing all such outstanding Senior Indebtedness, to permit the repurchase of the 9.20% Subordinated Debentures. If any fee is paid to the holders of Senior Indebtedness in connection with obtaining their consent to the repurchase of the 9.20% Subordinated Debentures, PRIMEDIA shall pay the holders of the 9.20% Subordinated Debentures a fee equal to the principal amount of the 9.20% Subordinated Debentures times a fraction the numerator of which shall be the aggregate fee paid to such holders of Senior Indebtedness and the denominator of which shall be the aggregate of all Senior Indebtedness with respect to which such fee was paid.

    On the Change of Control Payment Date, PRIMEDIA will, to the extent lawful,
(1) accept for payment 9.20% Subordinated Debentures or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 9.20% Subordinated Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Subordinated Debenture Trustee, 9.20% Subordinated Debentures so accepted together with an officers' certificate stating the 9.20% Subordinated Debentures or portions thereof tendered to PRIMEDIA. The Paying Agent shall promptly mail to each holder of 9.20% Subordinated Debentures so accepted, payment in an amount equal to the purchase price for such 9.20% Subordinated Debentures, and the Subordinated Debenture Trustee shall promptly authenticate and mail to such holder a new 9.20% Subordinated Debenture equal in principal amount to any unpurchased portion of the 9.20% Subordinated Debentures surrendered; PROVIDED that each such new 9.20% Subordinated Debenture shall be in a principal amount of $1,000 or integral multiples thereof. PRIMEDIA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    OPTIONAL REDEMPTION UPON CHANGE OF CONTROL. In addition to the rights set forth under "Optional Redemption," the 9.20% Subordinated Debentures will be redeemable, at the option of PRIMEDIA, in whole or in part at any time within 160 days after a Change of Control upon not less than 30 nor more than 60 days' prior notice to each holder of 9.20% Subordinated Debentures to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Change of Control Premium.

    "Applicable Change of Control Premium" with respect to a 9.20% Subordinated Debenture is defined as the greater of (i) 1.0% of the then outstanding principal amount of such 9.20% Subordinated Debenture and (ii) the excess of (A) the present value of the required interest and principal payments due on such 9.20% Subordinated Debenture, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such 9.20% Subordinated Debenture.

SELECTION AND NOTICE

    If less than all of the 9.20% Subordinated Debentures are to be redeemed at any time, selection of the 9.20% Subordinated Debentures for redemption will be made by the Subordinated Debenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the 9.20% Subordinated Debentures are listed or, if the 9.20% Subordinated Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Subordinated Debenture Trustee shall deem fair and appropriate; PROVIDED that no 9.20% Subordinated Debentures of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of 9.20% Subordinated Debentures to be redeemed at its registered address. If any 9.20% Subordinated Debenture is to be redeemed in part only, the notice of redemption that relates to such 9.20% Subordinated Debenture shall state the portion of the principal amount thereof to be redeemed. A new 9.20% Subordinated Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original 9.20% Subordinated Debenture. On and after the redemption date, interest ceases to accrue on 9.20% Subordinated Debentures or portions of them called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of PRIMEDIA's or any of its Restricted Subsidiaries' Capital Stock or other Equity Interests (other than (A) dividends or distributions payable in Equity Interests of PRIMEDIA or such Restricted Subsidiary or (B) dividends or distributions payable to PRIMEDIA or any of its Restricted Subsidiaries) or (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of PRIMEDIA or any Restricted Subsidiary (other than any such Equity Interests owned by PRIMEDIA or any of its Restricted Subsidiaries) (the foregoing actions set forth in clauses (i) and
(ii) being referred to as "Restricted Payments"), if, at the time of such Restricted Payment, a default or event of default under the 9.20% Debenture Indenture shall have occurred and be continuing or will occur as a consequence thereof.

    "Restricted Subsidiary" for purposes of the 9.20% Debenture Indenture, means a Subsidiary of PRIMEDIA which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.

    "Unrestricted Subsidiary" for purposes of the 9.20% Debenture Indenture, means (i) any Subsidiary of PRIMEDIA which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of PRIMEDIA (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any other Subsidiary of PRIMEDIA which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that the Subsidiary to be so designated has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of PRIMEDIA or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.

    TRANSACTIONS WITH AFFILIATES. Neither PRIMEDIA nor any of its Restricted Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any person (or any Affiliate of such person) holding 10% or more of any class of Capital Stock of PRIMEDIA or any of its Restricted Subsidiaries or (ii) any Affiliate of PRIMEDIA or any of its Restricted Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to PRIMEDIA or the relevant Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not such a holder or Affiliate; PROVIDED that a transaction with any such holder (or Affiliate thereof) or any Affiliate of PRIMEDIA or any of its Restricted Subsidiaries shall be deemed to be on terms that are no less favorable to PRIMEDIA or such Restricted Subsidiary than those obtainable at the time of the transaction from a person who is not such a holder or Affiliate if (a) PRIMEDIA or such Restricted Subsidiary delivers to the Subordinated Debenture Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to PRIMEDIA or such Restricted Subsidiary from a financial point of view or (b) a disinterested majority of the Board of Directors of PRIMEDIA or such Restricted Subsidiary approves the transaction; and PROVIDED, FURTHER, that, the foregoing restriction shall not apply to (i) the payment of an annual fee to KKR for the rendering of management consulting and financial services to PRIMEDIA and its Restricted Subsidiaries in an aggregate amount which is reasonable in relation thereto, (ii) the payment of transaction fees to KKR in amounts which are in accordance with past practices for the rendering of financial advice and services in connection with acquisitions, dispositions and financings by PRIMEDIA and its Subsidiaries, (iii) the payment of reasonable and customary regular fees to directors of PRIMEDIA and its Subsidiaries who are not employees of PRIMEDIA or its Restricted Subsidiaries, (iv) loans to officers, directors and employees of PRIMEDIA and its Subsidiaries for business or personal purposes and other loans and advances to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of PRIMEDIA and its Subsidiaries, (v) any Restricted Payments not prohibited by the RESTRICTED PAYMENTS covenant in the Senior Note Indentures, Series B Debenture Indenture or the Series D Debenture Indenture, or any Investment not prohibited by the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant in the Senior Note Indentures, (vi) transactions between or among any of PRIMEDIA and its Restricted Subsidiaries or (vii) allocation of corporate overhead to Unrestricted Subsidiaries on a basis no less favorable to PRIMEDIA than such allocations to Restricted Subsidiaries.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. PRIMEDIA may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any person or permit any person to merge with or into it unless: (i) PRIMEDIA shall be the continuing person, or the person (if other than PRIMEDIA) formed by such consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Subordinated Debenture Trustee, in form satisfactory to the Subordinated Debenture Trustee, all of the obligations of PRIMEDIA under the 9.20% Subordinated Debentures and the 9.20% Debenture Indenture; (ii) immediately after giving effect to such transaction, no Default and no Event of Default under the 9.20% Debenture Indenture shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of PRIMEDIA immediately prior to such transaction. "Consolidated Net Worth" means, for purposes of the 9.20% Debenture Indenture, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the referent person and its Subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), except that all effects of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations shall be disregarded. "Redeemable Stock" means any Equity Interest issued after September 22, 1997 which, by its terms (or by the terms of any security into which it is convertible or by which it is exchangeable before the stated maturity of the 9.20% Subordinated Debentures), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the 9.20% Subordinated Debentures, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the stated maturity of the 9.20% Subordinated Debentures.

EVENTS OF DEFAULT AND REMEDIES THEREOF

    The 9.20% Debenture Indenture will provide that each of the following will constitute an "Event of Default" with respect to the 9.20% Subordinated
Debentures: (i) the failure to make any payment of interest on any of the 9.20% Subordinated Debentures when the same becomes due and payable and the continuance of any such failure for 30 days and for five days after written notice of default is given to PRIMEDIA by the holders of at least 51% in principal amount of the 9.20% Subordinated Debentures following the expiration of such 30-day period, (ii) the failure to make any payment of principal or premium on any of the 9.20% Subordinated Debentures when the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise, and such Default continues for a period of ten days, (iii) the failure by PRIMEDIA to comply with any of its other agreements in the 9.20% Debenture Indenture or the 9.20% Subordinated Debentures and such Default continues for 60 days after receipt of a written notice from the Subordinated Debenture Trustee or holders of at least 51% of the principal amount of the 9.20% Subordinated Debentures outstanding, specifying such Default and requiring that it be remedied, (iv) the occurrence of an event of default with respect to any Indebtedness for borrowed money of PRIMEDIA or any of its Restricted Subsidiaries (or the payment of which is

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guaranteed by PRIMEDIA or any of its Restricted Subsidiaries) having an outstanding principal amount of $22.5 million or more individually or $45 million or more in the aggregate which has caused the acceleration of such Indebtedness and such Indebtedness has not been discharged or such acceleration has not been rescinded within 60 days after such acceleration, and (v) certain events of bankruptcy, insolvency or reorganization. The term "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

    If a Default or an Event of Default occurs and is continuing and if it is known to the Subordinated Debenture Trustee, the Subordinated Debenture Trustee shall mail to each holder of the 9.20% Subordinated Debentures notice of the Default or Event of Default within 90 days after it occurs or, if later, within 10 days after such Default or Event of Default becomes known to the Subordinated Debenture Trustee, unless such Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any 9.20% Subordinated Debenture or that results from a failure to comply with the CHANGE OF CONTROL covenant, the Subordinated Debenture Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the 9.20% Subordinated Debentures.

    If an Event of Default (other than an Event of Default with respect to PRIMEDIA resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Subordinated Debenture Trustee or the holders of at least 51% in principal amount of the 9.20% Subordinated Debentures then outstanding, by written notice to PRIMEDIA and to the agents under the Credit Facilities and the trustees under the Senior Note Indentures (and to the Subordinated Debenture Trustee if such notice is given by the holders of 9.20% Subordinated Debentures) may, and the Subordinated Debenture Trustee at the request of such holders of 9.20% Subordinated Debentures shall, declare all unpaid principal of, premium, if any, and accrued interest on the 9.20% Subordinated Debentures to be due and payable upon the first to occur of an acceleration under any of the Credit Facilities or any of the Senior Notes or 15 business days after the receipt by PRIMEDIA, such agent and such trustees of such written notice to the extent that the Event of Default is continuing. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs with respect to PRIMEDIA, all unpaid principal of, premium, if any, and accrued interest on the 9.20% Subordinated Debentures then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration, notice or other act on the part of the Subordinated Debenture Trustee or any holder. The holders of at least 51% in principal amount of the 9.20% Subordinated Debentures by written notice to the Subordinated Debenture Trustee may rescind an acceleration and its consequences upon conditions provided in the 9.20% Debenture Indenture. Subject to certain restrictions set forth in the 9.20% Debenture Indenture, the holders of at least 51% in principal amount of the outstanding 9.20% Subordinated Debentures by notice to the Subordinated Debenture Trustee may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a tender offer or exchange offer for 9.20% Subordinated Debentures), except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, such 9.20% Subordinated Debentures (including, without limitation, pursuant to any mandatory or optional redemption obligation under the 9.20% Debenture Indenture) or a continuing Default or Event of Default that resulted from the failure to comply with the CHANGE OF CONTROL covenant. When a Default or Event of Default is waived, it is cured and ceases. A holder of 9.20% Subordinated Debentures may not pursue any remedy with respect to the 9.20% Debenture Indenture or the 9.20% Subordinated Debentures unless: (1) the holder gives to the Subordinated Debenture Trustee written notice of a continuing Event of Default; (2) the holders of at least 51% in principal amount of such 9.20% Subordinated Debentures outstanding make a written request to the Subordinated Debenture Trustee to pursue the remedy; (3) such holder or holders offer to the Subordinated Debenture Trustee indemnity satisfactory to the Subordinated Debenture Trustee against any loss, liability or expense; (4) the Subordinated Debenture Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (5) during such 30-day period the holders of at least 51% in principal amount of the outstanding 9.20% Subordinated Debentures do not give the Subordinated Debenture Trustee a direction which is inconsistent with the request.

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    PRIMEDIA is required to deliver to the Subordinated Debenture Trustee annually a statement regarding compliance with the Class E Debenture Indenture and PRIMEDIA is required upon becoming aware of any Default or Event of Default to deliver a statement to the Subordinated Debenture Trustee specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of PRIMEDIA, as such, shall have any liability for any obligations of PRIMEDIA under the 9.20% Subordinated Debentures or the 9.20% Debenture Indenture or for any claim based on, in respect of, or by reason of, such obligations of their creations. Each holder of the 9.20% Subordinated Debentures by accepting a 9.20% Subordinated Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 9.20% Subordinated Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE 9.20% DEBENTURE INDENTURE AND THE 9.20%
  SUBORDINATED DEBENTURES

    If the Company irrevocably deposits, or causes to be deposited, in trust with the Subordinated Debenture Trustee or the Paying Agent, at any time prior to the stated maturity of the 9.20% Subordinated Debentures or the date of redemption of all the outstanding 9.20% Subordinated Debentures, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America sufficient (without reinvestment thereof) to pay timely and discharge the entire principal of the then outstanding 9.20% Subordinated Debentures and all interest due thereon to maturity or redemption, and if such deposit does not violate the subordination provisions of the 9.20% Debenture Indenture, the 9.20% Debenture Indenture shall cease to be of further effect as to all outstanding 9.20% Subordinated Debentures (except, among other things, as to (i) remaining rights of registration of transfer, substitution and exchange of 9.20% Subordinated Debentures, (ii) rights of holders to receive payment of principal of and interest on the 9.20% Subordinated Debentures, and (iii) the rights, obligations and immunities of the Subordinated Debenture Trustee).

    The Credit Facilities and the Senior Note Indentures restrict PRIMEDIA from defeasing the 9.20% Subordinated Debentures.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange 9.20% Subordinated Debentures in accordance with the 9.20% Debenture Indenture. The Registrar and the Subordinated Debenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the 9.20% Debenture Indenture. PRIMEDIA is not required to transfer or exchange any 9.20% Subordinated Debentures selected for redemption. Also, PRIMEDIA is not required to transfer or exchange any 9.20% Subordinated Debentures for a period of 15 days before a selection of 9.20% Subordinated Debentures to be redeemed.

    The registered holder of a 9.20% Subordinated Debenture will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraph, the 9.20% Debenture Indenture or the 9.20% Subordinated Debentures may be amended or supplemented with the written consent of the holders of at least 51% in principal amount of the 9.20% Subordinated Debentures then outstanding (including

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consents obtained in connection with a tender offer or exchange offer for 9.20%
Subordinated Debentures), and any existing default under or compliance with any provision of the 9.20% Debenture Indenture or the 9.20% Subordinated Debentures may be waived with the consent of the holders of 51% in principal amount of the then outstanding 9.20% Subordinated Debentures (including waivers obtained in connection with a tender offer or exchange offer for 9.20% Subordinated Debentures).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any 9.20% Subordinated Debentures held by a non-consenting holder of 9.20% Subordinated Debentures) (i) reduce the principal amount of 9.20% Subordinated Debentures whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any 9.20% Subordinated Debenture or alter the provisions with respect to the redemption price in connection with repurchases of 9.20% Subordinated Debentures upon a Change of Control or otherwise, (iii) reduce the rate of or change the time for payments of interest on any 9.20% Subordinated Debenture, (iv) waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on 9.20% Subordinated Debentures or that resulted from a failure to comply with the CHANGE OF CONTROL covenant (except a rescission of acceleration of the 9.20% Subordinated Debentures by the holders of at least 51% in aggregate principal amount of the 9.20% Subordinated Debentures), (v) make any 9.20% Subordinated Debenture payable in money other than that stated in the 9.20% Debenture Indenture, (vi) make any change in the subordination provisions of the 9.20% Debenture Indenture that adversely affects the rights of any 9.20% Subordinated Debenture holder, (vii) make any change in the provisions of the 9.20% Debenture Indenture relating to waivers of past defaults or the rights of holders of 9.20% Subordinated Debentures to receive payments of principal of or interest on the 9.20% Subordinated Debentures, (viii) waive a redemption payment with respect to any 9.20% Subordinated Debenture or (ix) make any change in the foregoing.

    Notwithstanding the foregoing, without the consent of any holder of the 9.20% Subordinated Debentures, PRIMEDIA and the Subordinated Debenture Trustee may amend or supplement the 9.20% Debenture Indenture or 9.20% Subordinated Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated 9.20% Subordinated Debentures in addition to or in place of certificated 9.20% Subordinated Debentures, to provide for the assumption of PRIMEDIA's obligations to holders of the 9.20% Subordinated Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the 9.20% Subordinated Debentures or that does not adversely affect the legal rights under the 9.20% Debenture Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the 9.20% Debenture Indenture under the Trust Indenture Act.

CONCERNING THE SUBORDINATED DEBENTURE TRUSTEE

    The 9.20% Debenture Indenture contains certain limitations on the rights of the Subordinated Debenture Trustee, should it become a creditor of PRIMEDIA, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Subordinated Debenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within ninety days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding 9.20% Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Subordinated Debenture Trustee, subject to certain exceptions. The 9.20% Debenture Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Subordinated Debenture Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Subordinated Debenture Trustee will be under no obligation to exercise any of its rights or powers under the 9.20% Debenture Indenture at the request of any of the holders of the 9.20% Subordinated Debentures, unless they shall

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
have offered to the Subordinated Debenture Trustee security and indemnity satisfactory to it against any loss, liability or expense.

    The Bank of New York is the trustee under the indenture relating to the 8 1/2% Senior Notes and the Class D Debenture Indenture and a lender and an agent under the Credit Facilities.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the New Preferred Stock will be issued in fully registered form, without coupons. The New Preferred Stock will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co. as DTC's nominee in the form of one or more global New Preferred Stock certificates.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the 9.20% Debenture Indenture. Reference is made to the 9.20% Debenture Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

    "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

    "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than KKR and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than (A) 35 percent (35%) of the total voting power of the then outstanding voting stock of PRIMEDIA and (B) the total voting power of the then outstanding voting stock of PRIMEDIA beneficially owned by KKR and its Affiliates or (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted PRIMEDIA's Board of Directors (together with any new directors whose election by PRIMEDIA's Board of Directors or whose nomination for election by PRIMEDIA's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

    "Currency Agreement" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in currency values.

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    "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Princples Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the 9.20% Debenture Indenture.

    "Indebtedness" of any person is defined as any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Currency Agreements and Interest Rate Agreements. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Class E Debenture Indenture, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. For the purpose of determining the aggregate Indebtedness of PRIMEDIA and its Restricted Subsidiaries, such Indebtedness shall exclude the Indebtedness of any Unrestricted Subsidiary of PRIMEDIA or any Unrestricted Subsidiary of a Restricted Subsidiary.

    "Interest Rate Agreements" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in interest rates.

    "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Public Equity Offering" means an underwritten public offering of primary shares of PRIMEDIA's Common Stock (or any other class of common stock hereinafter duly authorized by PRIMEDIA) pursuant to a registration statement (other than a registration statement on form S-8 or S-4 or successor forms) filed with the Commission in accordance with the Securities Act.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

ADDITIONAL INFORMATION

    Anyone who receives this Offering Memorandum may obtain a copy of the 9.20% Debenture Indenture without charge by writing to: PRIMEDIA Communications Corporation, 745 Fifth Avenue, New York, NY 10151, Attention: Beverly C. Chell, Esq.

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
                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

    The Certificate of Incorporation of PRIMEDIA authorizes 250 million shares of Common Stock, and 50 million shares of preferred stock, par value $0.01 per share. The Board of Directors of PRIMEDIA, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock and may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or the Certificate of Incorporation, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or PRIMEDIA's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and relative rights among the series of preferred stock. Pursuant to the Certificate of Designations for the Series B Preferred Stock, two million shares of Series B Preferred Stock, liquidation preference $100 per share, have been authorized for issuance. As of September 10, 1997, 1,576,036 of such shares were issued and outstanding, which include paid in kind dividends as of such date. Pursuant to the Certificate of Designations for the Series D Preferred Stock, two million shares of Series D Preferred Stock, liquidation preference $100 per share, have been authorized for issuance. Of these authorized shares, all have been issued and are outstanding.

THE COMMON STOCK

    As of September 10, 1997, 129,454,940 shares of Common Stock were issued and outstanding, and 12,404,969 shares were issuable upon exercise of outstanding options, 9,187,269 of which were exercisable as of September 10, 1997 (which options, if exercised in full, would generate aggregate proceeds to the Company of $51,666,850).

    Each share of Common Stock is entitled to one vote at all meetings of stockholders of PRIMEDIA for the election of directors and all other matters submitted to stockholder vote. The Common Stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors of PRIMEDIA out of funds legally available therefor. The Common Stock has no preemptive or similar rights. Holders of Common Stock are not liable to further call or assessment. Upon the liquidation, dissolution or winding up of the affairs of PRIMEDIA, any assets remaining after provision for payment of creditors and holders of preferred stock would be distributed PRO RATA among holders of Common Stock. PRIMEDIA does not anticipate declaring and paying cash dividends on the Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and K-Ill's obligations with respect to any then outstanding class or series of its preferred stock. In addition, PRIMEDIA is restricted by the terms of the Credit Facilities and public debt instruments from paying cash dividends on its capital stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on PRIMEDIA's capital stock.

    The Certificate of Incorporation of the Company provides that, except as provided by the DGCL, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. That provision does not exonerate the directors from liability under federal securities laws, and has no effect on any non-monetary remedies that may be available to the Company or its stockholders. The By-Laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

    The Company's By-Laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of the Company. At annual meetings, stockholders will be entitled

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to submit nominations for directors or other proposals only upon written notice to the Company not less than 60 days, nor more than 90 days, prior to the annual meeting.

SECTION 203 OF THE DELAWARE LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

THE SERIES B PREFERRED STOCK

    The holders of Series B Preferred Stock have no preemptive rights or cumulative voting rights and are not subject to future assessments by PRIMEDIA. All outstanding shares of Series B Preferred Stock are fully paid and nonassessable. As of September 10, 1997, 1,576,036 shares of the Series B Preferred Stock ($157.6 million aggregate liquidation preference), which include dividends paid in kind from time to time thereon to such date, were issued and outstanding.

    RANK. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks PARI PASSU with the Series D Preferred Stock and Preferred Stock issued hereby and senior to the Common Stock. The Company intends to amend the Certificate of Designations relating to the Series B Preferred Stock to provide that, without the affirmative vote of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together with the holders of any other then outstanding shares of Parity Securities entitled to vote thereon, the Company will not issue any other Senior Securities; PROVIDED that the Company does not need the approval of such holders to issue shares of Senior Securities the proceeds of which are used to redeem or repurchase all shares of the then outstanding Series B Preferred Stock and any other Parity Securities entitled to vote thereon.

    DIVIDENDS. The holders of the shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate equal to 11 5/8%. Such dividends are payable quarterly in arrears on each February 1, May 1, August 1 and November 1. Before May 1, 1998 dividends may, at the option of PRIMEDIA, be paid in cash or by issuing fully paid and nonassessable shares of Series B Preferred Stock with aggregate liquidation preference equal to the amount of such dividend. On and after May 1, 1998, dividends may only be paid in cash. Dividends on shares of the Series B Preferred Stock accrue and are cumulative from the date of issuance of such shares. As of the date of this Offering Memorandum, all such dividends have been paid in cash or additional shares of Series B Preferred Stock.

    OPTIONAL REDEMPTION. PRIMEDIA may, at its option, redeem at any time on or after February 1, 1998, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series B Preferred Stock at redemption prices declining ratably from 105.8% of liquidation value for the twelve months commencing February 1, 1998 to 100.0% on and after February 1, 2003, plus in each case an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last dividend payment date to the redemption date). The Credit Facilities, the Senior Note Indentures and the Exchange Debenture Indenture restrict the ability of PRIMEDIA to redeem the Series B Preferred Stock.

    MANDATORY REDEMPTION. The Series B Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on

May 1, 2005 at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption.

    VOTING RIGHTS. Holders of the Series B Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations for the Series B Preferred Stock. Such Certificate of Designations provides that in the event that dividends on the Series B Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of PRIMEDIA will be increased by two directors and the holders of the majority of the Series B Preferred Stock, voting separately as a class, will be entitled to elect two directors of the expanded board of directors. Such voting rights will continue until such time as all dividends in arrears on the Series B Preferred Stock are paid in full.

    Unless the requisite holders of any senior security or any indebtedness of PRIMEDIA have consented to or granted a waiver with respect thereto, PRIMEDIA may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting separately as a class, unless (i) PRIMEDIA shall be the continuing person, or the person (if other than PRIMEDIA) formed by such consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of PRIMEDIA (as defined in its Certificate of Incorporation) immediately prior to such transaction.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other matters, the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    EXCHANGE. PRIMEDIA may, at its option, out of any source of funds legally available therefor, on any scheduled dividend payment date, issue Class B Subordinated Debentures in exchange for the Series B Preferred Stock, in whole but not in part. Holders of Series B Preferred Stock so exchanged will be entitled to receive the principal amount of Class B Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series B Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a pro rated dividend from the last dividend payment date to the exchange date). The Credit Facilities, the indenture relating to 10 1/4% Senior Notes and the Exchange Debenture Indenture restrict the ability of PRIMEDIA to exchange the Series B Preferred Stock for the Class B Preferred Stock.

THE SERIES D PREFERRED STOCK

    The holders of Series D Preferred Stock have no preemptive rights or cumulative voting rights and are not subject to future assessments by PRIMEDIA. All outstanding shares of Series D Preferred Stock are fully paid and nonassessable. The Series D Preferred Stock has an aggregate liquidation preference of $200,000,000.

    RANK. The Series D Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks PARI PASSU with the Series B Preferred Stock and the Preferred Stock issued hereby and senior to the Common Stock. The Company intends to amend the Certificate of Designations relating to the Series D Preferred Stock to provide that, without the affirmative vote of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together with the holders of any other then outstanding shares of Parity Securities entitled to vote thereon, the Company will not issue any other Senior Securities; PROVIDED that the Company does not need the approval of such holders to issue shares of Senior Securities the proceeds of which are used to redeem or repurchase all shares of the then outstanding Series D Preferred Stock and any other Parity Securities entitled to vote thereon.

    DIVIDENDS. The holders of the shares of Series D Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate equal to 10%. Such dividends are payable quarterly in arrears on each February 1, May 1, August 1 and November 1. Dividends on shares of the Series D Preferred Stock accrue and are cumulative from the date of issuance of such shares. As of the date of this Offering Memorandum, all such dividends have been paid.

    OPTIONAL REDEMPTION. PRIMEDIA may, at its option, redeem at any time on or after February 1, 2001, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series D Preferred Stock at redemption prices declining ratably from 105.0% of liquidation value for the twelve months commencing February 1, 2001 to 100.0% on and after February 1, 2006, plus in each case an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last dividend payment date to the redemption date). The Credit Facilities, the Senior Note Indentures and the Exchange Debenture Indenture restrict the ability to redeem the Series D Preferred Stock.

    In addition, up to $100,000,000 of the Series D Preferred Stock may be redeemed at any time on or before February 1, 1999 at a price of 110.0%, plus accrued and unpaid dividends out of the net proceeds of one or more public equity offerings of Common Stock, provided such redemption occurs within 180 days of such equity public offering.

    MANDATORY REDEMPTION. The Series D Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on February 1, 2008 at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption.

    VOTING RIGHTS. Holders of the Series D Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations for the Series D Preferred Stock. Such Certificate of Designations provides that in the event that dividends on the Series D Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of PRIMEDIA will be increased by two directors and the holders of the majority of the Series D Preferred Stock, voting together as a class, will be entitled to elect two directors of the expanded board of directors. Such voting rights will continue until such time as all dividends in arrears on the Series D Preferred Stock are paid in full.

    Unless the requisite holders of any senior security or any indebtedness of PRIMEDIA have consented to or granted a waiver with respect thereto, PRIMEDIA may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock offered hereby (together with any outstanding shares of Future Parity Securities entitled to vote thereon), voting together as one class, unless (i) PRIMEDIA shall be the continuing person, or the person (if other than PRIMEDIA) formed by such consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Series D Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series D Preferred Stock had immediately prior to such transaction and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the lesser of (a) the Consolidated Net Worth of PRIMEDIA (as defined in its Certificate of Incorporation) immediately prior to such transaction and (b) the Consolidated Net Worth of the Company on January 24, 1996.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other matters, the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    EXCHANGE. PRIMEDIA may, at its option, out of any source of funds legally available therefor, on any scheduled dividend payment date, issue Class D Subordinated Debentures in exchange for the Series D Preferred Stock, in whole but not in part provided that the Senior Preferred Stock is no longer outstanding on the exchange date. Holders of Series D Preferred Stock so exchanged will be entitled to receive the principal amount of Class D Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series D Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a pro rated dividend from the last dividend payment date to the exchange date). The Credit Facilities, the indenture relating to the 10 1/4% Senior Notes and the Exchange Debenture Indenture restrict the ability of PRIMEDIA to exchange the Series D Preferred Stock for Class D Subordinated Debentures.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 10, 1997 by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors, (iii) certain of the Company's executive officers named in the table under "Management" and (iv) all directors and executive officers of the Company as a group.

                                                                                           NUMBER OF
                                                                                            SHARES
                                                                                         BENEFICIALLY
NAME                                                                                       OWNED(1)      PERCENTAGE
---------------------------------------------------------------------------------------  -------------  -------------
KKR Associates(3)
  9 West 57th Street
  New York, New York 10019.............................................................    106,886,265         82.6%
William F. Reilly(2)(4)................................................................      4,591,653          3.5
Charles G. McCurdy(2)(5)...............................................................      2,366,612          1.8
Beverly C. Chell(2)....................................................................      2,036,357          1.6
Jack L. Farnsworth(2)..................................................................        340,300            *
Henry R. Kravis(3).....................................................................       --             --
Meyer Feldberg.........................................................................          6,250            *
Perry Golkin(3)........................................................................          3,000            *
George R. Roberts(3)...................................................................       --             --
Michael T. Tokarz(3)...................................................................          5,000            *
All Directors and executive officers as a group (13 persons)...........................      9,744,597          7.1

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Of the shares shown as owned, 3,042,960, 1,949,798, 1,622,484 and 266,800 for Messrs. Reilly and McCurdy, Ms. Chell, and Mr. Farnsworth, respectively, consist of options which were either exercisable on September 10, 1997 or become exercisable within 60 days thereafter.

(3) Shares of Common Stock shown as owned by KKR Associates are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Roberts, Tokarz and Golkin (directors of PRIMEDIA) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly, Clifton S. Robbins and Scott M. Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. Such persons disclaim beneficial ownership of such shares.

(4) Disclaims beneficial ownership of 200,000 of such shares.

(5) Disclaims beneficial ownership of 160,000 of such shares.

*   Less than one percent.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Simpson Thacher & Bartlett, tax counsel to the Company, the following are the material federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock and the 9.20% Subordinated Debentures. Except where noted, it deals only with Preferred Stock and 9.20% Subordinated Debentures held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Preferred Stock and 9.20% Subordinated Debentures as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, including final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. The discussion assumes that the 9.20% Subordinated Debentures will be treated as debt for United States federal income tax purposes. However, no assurance can be given in this regard since the characterization of the 9.20% Subordinated Debentures will be determined based on the facts in existence at the time they are issued, so that they might constitute equity for United States federal income tax purposes in which case the consequences described below would differ. ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF, SERIES E PREFERRED STOCK OR CLASS E SUBORDINATED DEBENTURES.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    As used herein, a "United States Holder" means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

DIVIDENDS ON PREFERRED STOCK

    Distributions on the Preferred Stock will be treated as dividends to United States Holders to the extent of the Company's current or accumulated earnings and profits as determined under federal income tax principles. The amount of the Company's earnings and profits at any time will depend upon the future actions and financial performance of the Company. The Company believes that it does not presently have any current or accumulated earnings and profits. Consequently, unless the Company generates earnings and profits in the future, distributions with respect to the Preferred Stock may not qualify as dividends for federal income tax purposes. To the extent that the amount of a distribution on the Preferred Stock exceeds the Company's current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Preferred Stock in the hands of each United States Holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such United States Holder upon the sale or other taxable disposition of such Preferred Stock. The amount of any such distribution that exceeds the adjusted tax basis of the Preferred Stock in the hands of the United States Holder will be treated as capital gain and will be either long-term, mid-term or short-term capital gain depending on the United States Holder's holding period for the Preferred Stock.

    Under Section 243 of the Code, corporate stockholders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend (although as described above distributions on the Stock may not qualify as dividends). There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction.

    Section 246A of the Code reduces the dividends-received deduction allowed to a corporate United States Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code, as recently modified, requires that, in order to be eligible for the dividends-received deduction, a corporate United States Holder must generally hold the shares of Stock for a 46-day minimum holding period during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. A taxpayer's holding period for these purposes is suspended during any period in which a United States Holder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the Stock.

    Under Section 1059 of the Code a corporate stockholder is required to reduce its tax basis (but not below zero) in the Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced, or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction provisions of Section 243 of the Code. An extraordinary dividend on the Preferred Stock generally would be a dividend that
(i) equals or exceeds 5% of the corporate stockholder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the corporate stockholder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate stockholder may elect to substitute the fair market value of the stock for such United States Holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of Treasury (the "Secretary") as of the day before the ex-dividend date. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is non-pro rata as to all stockholders or in partial liquidation of the Company or treated as a dividend because the holding of options was deemed to be stock ownership under the constructive stock ownership rules of Section 318(a)(4) of the Code, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the United States Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain from the sale or exchange of the stock and under recently enacted legislation, will be recognized at the time when the extraordinary dividend is paid. Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the United States Holder acquired such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate stockholder holds such stock for more than five years. If the stockholder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of (1) the stockholder's tax basis in such stock or (2) the liquidation preference of such stock. CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK.

    A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate stockholder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of the adjusted current earnings of the corporation (as defined in Section 56 of the

Code) over the alternative minimum taxable income (determined without regard to the adjustments for determining adjusted current earnings or the alternative tax net operating loss deduction).

REDEMPTION PREMIUM

    Under Section 305(c) of the Code and the applicable regulations thereunder, if the redemption price of Preferred Stock exceeds its issue price the difference ("redemption premium") may be taxable as a constructive distribution of additional Preferred Stock to the United States Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because Preferred Stock provides for optional rights of redemption by the Company at prices in excess of the issue price, stockholders could be required to recognize such redemption premium under a constant interest rate method similar to that described below for accruing original issue discount ("OID") (see "Consequences of Owning 9.20% Subordinated Debentures--Original Issue Discount") if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the issuer and the United States Holder are not related within the meaning of the regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more than likely not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. The Company intends to take the position that the existence of the Company's optional redemption rights does not result in a constructive distribution to the United States Holders.

REDEMPTION AND EXCHANGE FOR 9.20% SUBORDINATED DEBENTURES

    As discussed above, this discussion assumes that the 9.20% Subordinated Debentures are treated as debt for United States federal income tax purposes. A redemption of shares of the Preferred Stock for cash or an exchange of the Preferred Stock for 9.20% Subordinated Debentures (or 9.20% Subordinated Debentures and cash in the case of dividend arrearages) will be a taxable transaction on which a United States Holder will generally recognize capital gain or loss (except to the extent of cash payments received on the exchange that are attributable to declared dividends which will be treated in the same manner as distributions described above) provided that a United States Holder owns no stock of the Company, actually or constructively, following a redemption or exchange. The gain or loss recognized on such exchange will generally be equal to the difference between the amount realized by the United States Holder of the Preferred Stock and such United States Holder's adjusted tax basis in the Preferred Stock surrendered in the redemption. If the United States Holder owns stock of the Company, actually or constructively following a redemption or exchange, the United States Holder's tax consequences could differ, and the entire redemption or exchange proceeds could be taxable as a dividend.

    In the case of a redemption for cash, the amount realized will be the cash received on the redemption. In the case of an exchange of Preferred Stock for 9.20% Subordinated Debentures, the amount realized on receipt of the 9.20% Subordinated Debenture would be equal to the "issue price" of the 9.20% Subordinated Debenture. Thus, the amount realized on the exchange will be equal to the issue price of the 9.20% Subordinated Debentures plus any cash received on the exchange (other than cash received with respect to declared dividends). The issue price of a 9.20% Subordinated Debenture would be equal to (i) its fair market value as of the exchange date if the 9.20% Subordinated Debentures are traded on an established securities market on or at any time during the 60 day period ending 30 days after the exchange date or (ii) the fair market value at the exchange date of the Preferred Stock if such Preferred Stock is traded on an established securities market during the 60 day period ending 30 days after the exchange date but the Subordinated Debentures are not. If neither the Preferred Stock nor the 9.20% Subordinated Debentures are so traded, the issue price of the 9.20% Subordinated Debentures is determined under Section 1274 of the Code, in which case the issue price would be the stated principal amount of the Subordinated Debentures provided that the yield on the 9.20% Subordinated Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Preferred Stock is issued. If the yield on the 9.20% Subordinated Debentures is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the 9.20% Subordinated Debentures, discounted at the applicable federal rate. It cannot be determined at the present time whether the Preferred Stock or the 9.20% Subordinated Debentures will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations.

    Depending upon a United States Holder's particular circumstances, the tax consequences of holding 9.20% Subordinated Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Subordinated Debentures will not be eligible for any dividends-received deduction that may be available to corporate United States Holders and because, as discussed below, the 9.20% Subordinated Debentures may be issued with OID.

PAYMENTS OF INTEREST ON 9.20% SUBORDINATED DEBENTURES

    Except as set forth below, interest on a 9.20% Subordinated Debenture will generally be taxable to a United States Holder as ordinary income.

 ORIGINAL ISSUE DISCOUNT

    9.20% Subordinated Debentures issued in exchange for Preferred Stock may be issued with OID, because their issue price is determined at the time of such exchange, as further discussed below. United States Holders of 9.20% Subordinated Debentures issued with OID will be subject to special tax accounting rules, as described in greater detail below. Holders of 9.20% Subordinated Debentures issued with OID should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such 9.20% Subordinated Debentures generally will not be required to include separately in income cash payments received on 9.20% Subordinated Debentures issued with OID to the extent such payments do not constitute qualified stated interest (as defined below). Subordinated Debentures issued with OID will be referred to as "Original Issue Discount Debentures." If any 9.20% Subordinated Debentures are issued with OID, the Company will report to United States Holders on a timely basis the reportable amount of OID, if any, and interest income based on its understanding of then applicable law. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING 9.20% SUBORDINATED DEBENTURES.

    A 9.20% Subordinated Debenture with an "issue price" (determined as explained above--see "Redemption and Exchange for 9.20% Subordinated Debentures") that is less than its stated redemption price at maturity (the sum of all payments to be made on the 9.20% Subordinated Debenture other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. With respect to the 9.20% Subordinated Debentures, (i) all interest payments on any 9.20% Subordinated Debenture issued will be qualified stated interest, (ii) the stated redemption price at maturity of any 9.20% Subordinated Debenture will be equal to its principal amount and (iii) any 9.20% Subordinated Debenture will therefore be issued with OID only to the extent its principal amount exceeds its issue price (provided that such excess is not de minimis).

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
    In the case of a 9.20% Subordinated Debenture issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the 9.20% Subordinated Debentures are made in proportion to the stated principal amount of the 9.20% Subordinated Debenture. Any amount of de minimis OID that has been included in income will generally be treated as capital gain.

    The 9.20% Subordinated Debentures may be redeemed prior to their Stated Maturity at the option of the Company. Under the OID Regulations, if, based on all of the facts and circumstances as of the issue date, it is more likely than not that an Original Issue Discount Debenture's stated payment schedule will not occur, then the yield and maturity of the Original Issue Discount Debenture will be computed based on the payment schedule most likely to occur. Moreover, the Company will be deemed to exercise or not exercise its options to redeem the Original Issue Discount Debentures in a manner that minimizes the yield on the Original Issue Discount Debentures.

    United States Holders of Original Issue Discount Debentures must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Debenture is the sum of the "daily portions" of OID with respect to the Original Issue Discount Debenture for each day during the taxable year or portion of the taxable year in which such United States Holder held such Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Debenture may be of any length and may vary in length over the term of the Original Issue Discount Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Original Issue Discount Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Original Issue Discount Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Debenture (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

    United States Holders may elect to treat all interest on any 9.20% Subordinated Debenture as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the 9.20% Subordinated Debenture, and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

 MARKET DISCOUNT ON RESALE OF 9.20% SUBORDINATED DEBENTURES

    If a United States Holder purchases a 9.20% Subordinated Debenture (other than an Original Issue Discount Debenture) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Debenture, its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified

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de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a 9.20% Subordinated Debenture as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such 9.20% Subordinated Debenture at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the 9.20% Subordinated Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such 9.20% Subordinated Debenture.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the 9.20% Subordinated Debenture, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a 9.20% Subordinated Debenture may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

 ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a 9.20% Subordinated Debenture that is issued with OID for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the 9.20% Subordinated Debenture after the purchase date other than payments of qualified stated interest will be considered to have purchased such 9.20% Subordinated Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such United States Holder must include in its gross income with respect to such 9.20% Subordinated Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    If at the time the Preferred Stock is exchanged for 9.20% Subordinated Debentures or at the time a subsequent United States Holder purchases 9.20% Subordinated Debentures, the United States Holder's tax basis in any such 9.20% Subordinated Debenture exceeds the sum of all amounts payable on the 9.20% Subordinated Debenture after the exchange date or purchase date other than qualified stated interest, such excess may constitute "premium" and such United States Holder will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the 9.20% Subordinated Debenture on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the 9.20% Subordinated Debenture. Bond premium on a 9.20% Subordinated Debenture or Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the 9.20% Subordinated Debenture. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the holder's regular accounting method. Moreover, the proposed Treasury regulations generally provide that in the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium

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for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

 REDEMPTION, SALE OR EXCHANGE OF 9.20% SUBORDINATED DEBENTURES

    The adjusted tax basis of a United States Holder who received 9.20% Subordinated Debentures in exchange for Preferred Stock will, in general, be equal to the issue price of such 9.20% Subordinated Debentures, increased by OID and market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the 9.20% Subordinated Debentures other than qualified stated interest. Upon the redemption, sale, exchange or retirement of a 9.20% Subordinated Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the 9.20% Subordinated Debenture. Such gain or loss will be capital gain or loss. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.

 APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    If the yield-to-maturity on Original Issue Discount Debentures equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Original Issue Discount Debentures are issued (the "AFR") and (y) 5% and the OID on such Original Issue Discount Debentures is "significant", the Original Issue Discount Debentures will be considered "applicable high yield discount obligations" ("AHYDOs") under Section 163(i) of the Code. Consequently, the Company would not be allowed to take a deduction for interest (including OID) accrued on the Original Issue Discount Debentures for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code). Because the amount of OID, if any, attributable to the Original Issue Discount Debentures will be determined at such time such Original Issue Discount Debentures are issued and the AFR at the time such Original Issue Discount Debentures are issued in exchange for Preferred Stock is not predictable, it is impossible to determine at the present time whether an Original Issue Discount Debenture will be treated as an AHYDO.

    Moreover, if the yield-to-maturity on the Original Issue Discount Debenture exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for OID accrued on the Original Issue Discount Debentures will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield on the Original Issue Discount Debentures ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a United States Holder of Original Issue Discount Debentures that is a corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate United States Holder on such Original Issue Discount Debentures.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, if any, and premium and to the proceeds of sales of 9.20% Subordinated Debentures and

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Preferred Stock made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

DIVIDENDS ON PREFERRED STOCK

    Although as discussed above (see "Tax Consequences to United States Holders--Dividends on Preferred Stock"), distributions on the Preferred Stock will only be treated as dividends for United States federal income tax purposes to the extent of the Company's current or accumulated earnings and profits (as determined under United States tax principles) the Company will withhold United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on distributions paid to a Non-United States Holder of Preferred Stock. However, dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States or, if a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Dividends paid to an address outside the United States are currently presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-United States Holder of Preferred Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Such proposed regulations are proposed to be effective for payments made after December 31, 1998. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

    If it is subsequently determined that some or all of a distribution on the Preferred Stock should be treated as a return of capital, a Non-United States Holder may obtain a refund of some or all of the tax withheld by filing an appropriate claim for refund with the IRS. A Non-United States Holder of Preferred Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

INTEREST ON 9.20% SUBORDINATED DEBENTURES

    Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on 9.20% Subordinated Debenture owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a 9.20% Subordinated Debenture is described in section

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881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

    To satisfy the requirement referred to in (iv) above, the beneficial owner of such 9.20% Subordinated Debenture, or a financial institution holding the 9.20% Subordinated Debenture on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the 9.20% Subordinated Debenture on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under proposed Treasury regulations not currently in effect, the statement requirement referred to in (a) (iv) above may be satisfied with other documentary evidence for interests paid after December 31, 1998 with respect to an offshore account or through certain foreign intermediaries.

    If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the 9.20% Subordinated Debenture provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the 9.20% Subordinated Debenture is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the 9.20% Subordinated Debenture is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a 9.20% Subordinated Debenture will be included in such foreign corporation's earnings and profits.

SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF 9.20% SUBORDINATED DEBENTURES
  OR
  PREFERRED STOCK

    A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of 9.20% Subordinated Debentures or Preferred Stock, including an exchange of Preferred Stock for 9.20% Subordinated Debentures, unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual and holds the 9.20% Subordinated Debentures or Preferred Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) in the case of Preferred Stock, the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company believes that it has not been, is not and will not become a "U.S. real property holding corporation" for United States federal income tax purposes.

    If an individual Non-United States Holder falls under clause (i) above, he will be taxed on his net gain derived from the sale or other disposition under regular graduated United States federal income tax rates.

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If an individual Non-United States Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States source capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

    If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

    Preferred Stock held by an individual Non-United States Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    A 9.20% Subordinated Debenture beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such 9.20% Subordinated Debenture would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (iv) under "Non-United States Holders--Interest on 9.20% Subordinated Debentures" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of dividends, principal, interest, OID or premium on a 9.20% Subordinated Debenture, or Preferred Stock are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such 9.20% Subordinated Debenture or Preferred Stock, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a 9.20% Subordinated Debenture or Preferred Stock to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

    Payments of dividends, principal, interest, OID and premium on 9.20% Subordinated Debenture or Preferred Stock paid to the beneficial owner of a 9.20% Subordinated Debenture or Preferred Stock by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a 9.20% Subordinated Debenture or Preferred Stock will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement

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
referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

    The exchange of Old Preferred Stock for New Preferred Stock will not constitute a taxable transaction to Holders for federal income tax purposes. Consequently, no gain or loss will be recognized by Holders upon receipt of the New Preferred Stock, the holding period of the New Preferred Stock will include the holding period of the Old Preferred Stock and the basis of the New Preferred Stock will be the same as the basis of the Old Preferred Stock immediately before the exchange.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD PREFERRED STOCK FOR NEW PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

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
                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will no receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such New Preferred Stock. Any broker-dealer that resells New Preferred Stock that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The legality under state law of the New Preferred Stock and the New Subordinated Debentures and certain tax matters will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The consolidated financial statements of PRIMEDIA Inc. (formerly known as K-III Communications Corporation) and subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Westcott Communications, Inc. appearing in PRIMEDIA Inc.'s (formerly known as K-III Communications Corporation) Current Report (Form 8-K) dated June 14, 1996 for the years ended December 31, 1995 and 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

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
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The unaudited pro forma statement of consolidated operations for the year ended December 31, 1996 gives effect to the following transactions and events as if they had occurred on January 1, 1996: (i) the acquisition of the common stock of Westcott Communications, Inc. ("Westcott") which occurred on May 30, 1996 as described on the Company's Current Report on Form 8-K dated June 14, 1996 incorporated by reference into this Prospectus (referred to as the "Acquired Business") and (ii) the offering of the Old Preferred Stock (the "Offering") and the redemption of the Senior Preferred Stock (the "Redemption"). The unaudited pro forma statement of consolidated operations for the nine months ended September 30, 1997 gives effect to the Offering and Redemption as if they had occurred on January 1, 1996. The adjustments to reflect the acquisition of the Acquired Business and the Offering and Redemption are hereinafter referred to as the "Pro Forma Adjustments." The unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the Redemption as if it had occurred on September 30, 1997.

    The Company believes the accounting used for the Pro Forma Adjustments provides a reasonable basis on which to present the pro forma consolidated financial data. The pro forma consolidated balance sheet and statements of consolidated operations are unaudited and were derived by adjusting the historical consolidated financial statements of the Company. THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR CONSOLIDATED RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

    The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       PRO FORMA
                                                                                      ADJUSTMENTS
                                                                                    ---------------
                                                                                       OFFERING/       PRO FORMA
                                                                       HISTORICAL    REDEMPTION(1)    CONSOLIDATED
                                                                      ------------  ---------------  --------------
Sales, net:
  Specialty Magazines...............................................  $    553,409     $             $      553,409
  Education.........................................................       289,702                          289,702
  Information.......................................................       246,886                          246,886
                                                                      ------------                   --------------
Total sales, net....................................................     1,089,997                        1,089,997
Operating costs and expenses:
  Cost of goods sold................................................       247,298                          247,298
  Marketing and selling.............................................       204,514                          204,514
  Distribution, circulation and fulfillment.........................       195,910                          195,910
  Editorial.........................................................        90,300                           90,300
  Other general expenses............................................       120,715                          120,715
  Corporate administrative expenses.................................        19,256                           19,256
  Depreciation and amortization of prepublication costs, property
    and equipment...................................................        26,910                           26,910
  Provision for loss on the sales of businesses, net and other......       138,640                          138,640
  Amortization of intangible assets, excess of purchase price over
    net assets acquired and other...................................        98,784                           98,784
                                                                      ------------                   --------------
Operating loss......................................................       (52,330)                         (52,330)
Other income (expense):
  Interest expense..................................................      (103,728)          742           (102,986)
  Amortization of deferred financing costs..........................        (2,323)                          (2,323)
  Other, net........................................................           176                              176
                                                                      ------------         -----     --------------
Income (loss) before income tax benefit and extraordinary
  charge(3).........................................................      (158,205)          742           (157,463)
Income tax benefit--carryback claim.................................         1,685                            1,685
                                                                      ------------         -----     --------------
Income (loss) before extraordinary charge...........................      (156,520)          742           (155,778)
Extraordinary charge--extinguishment of debt........................       (15,401)                         (15,401)
                                                                      ------------         -----     --------------
Net income (loss)...................................................      (171,921)          742           (171,179)
Preferred stock dividends:
  Non-cash..........................................................        (4,451)                          (4,451)
  Cash..............................................................       (32,786)                         (32,786)
                                                                      ------------         -----     --------------
Income (loss) applicable to common shareholders.....................  $   (209,158)    $     742     $     (208,416)
                                                                      ------------         -----     --------------
                                                                      ------------         -----     --------------
Pro forma loss applicable to common shareholders per common
  share(4):
  Loss before extraordinary charge..................................                                 $        (1.49)
  Extraordinary charge..............................................                                           (.12)
                                                                                                     --------------
  Net loss..........................................................                                 $        (1.61)
                                                                                                     --------------
                                                                                                     --------------
Pro forma weighted average common shares outstanding(4).............                                    129,271,743
                                                                                                     --------------
                                                                                                     --------------
Deficiency of earnings to fixed charges(3)..........................                                 $     (157,463)
                                                                                                     --------------
                                                                                                     --------------
Deficiency of earnings to fixed charges and preferred stock
  dividends(3)......................................................                                 $     (194,700)
                                                                                                     --------------
                                                                                                     --------------

         See notes to unaudited pro forma consolidated financial data.

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA ADJUSTMENTS
                                                                      --------------------------
                                                                       ACQUIRED      OFFERING/      PRO FORMA
                                                        HISTORICAL    BUSINESS(2)  REDEMPTION(1)   CONSOLIDATED
                                                       -------------  -----------  -------------  --------------
Sales, net:
  Specialty Magazines................................  $     684,341   $            $             $      684,341
  Education..........................................        376,217      39,481                         415,698
  Information........................................        313,891                                     313,891
                                                       -------------  -----------                 --------------
Total sales, net.....................................      1,374,449      39,481                       1,413,930

Operating costs and expenses:
  Cost of goods sold.................................        337,065       8,152                         345,217
  Marketing and selling..............................        249,301      11,052                         260,353
  Distribution, circulation and fulfillment..........        230,533       5,965                         236,498
  Editorial..........................................        104,484       1,851                         106,335
  Other general expenses.............................        154,966      11,458                         166,424
  Corporate administrative expenses..................         21,497                                      21,497
  Depreciation and amortization of prepublication
    costs, property and equipment....................         38,233       1,582                          39,815
  Amortization of intangible assets, excess of
    purchase price over net assets acquired and
    other............................................        152,469       7,429                         159,898
                                                       -------------  -----------                 --------------
Operating income (loss)..............................         85,901      (8,008)                         77,893

Other income (expense):
  Interest expense...................................       (124,601)    (12,482)           972         (136,111)
  Amortization of deferred financing costs...........         (3,662)                                     (3,662)
  Other, net.........................................          6,659                                       6,659
                                                       -------------  -----------  -------------  --------------

Income (loss) before income tax benefit and
  extraordinary charge(3)............................        (35,703)    (20,490)           972          (55,221)

Income tax benefit...................................         53,300                                      53,300
                                                       -------------  -----------  -------------  --------------

Income (loss) before extraordinary charge............         17,597     (20,490)           972           (1,921)

Extraordinary charge--extinguishment of debt.........         (9,553)                                     (9,553)
                                                       -------------  -----------  -------------  --------------

Net income (loss)....................................          8,044     (20,490)           972          (11,474)

Preferred stock dividends:
  Non-cash...........................................        (16,582)                                    (16,582)
  Cash...............................................        (26,944)                                    (26,944)
                                                       -------------  -----------  -------------  --------------

Income (loss) applicable to common shareholders......  $     (35,482)  $ (20,490)   $       972   $      (55,000)
                                                       -------------  -----------  -------------  --------------
                                                       -------------  -----------  -------------  --------------

Pro forma loss applicable to common shareholders per
  common and common equivalent share (4):
  Loss before extraordinary charge...................                                             $         (.35)
  Extraordinary charge...............................                                                       (.07)
                                                                                                  --------------
  Net loss...........................................                                             $         (.42)
                                                                                                  --------------
                                                                                                  --------------

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Pro forma weighted average common and
  common equivalent shares
  outstanding(4)...........................                                        130,007,632
                                                                                   -----------
                                                                                   -----------

Deficiency of earnings to fixed
charges(3).................................                                        $   (55,221)
                                                                                   -----------
                                                                                   -----------

Deficiency of earnings to fixed charges and
  preferred stock dividends(3).............                                        $   (98,747)
                                                                                   -----------
                                                                                   -----------

         See notes to unaudited pro forma consolidated financial data.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS
                                                                                      -------------
                                                                                        OFFERING/
                                                                         HISTORICAL   REDEMPTION(1)   PRO FORMA
                                                                        ------------  -------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................  $     21,693   $             $     21,693
  Accounts receivable, net............................................       211,258                      211,258
  Inventories, net....................................................        28,809                       28,809
  Net assets held for sale............................................        65,008                       65,008
  Prepaid expenses and other..........................................        55,940                       55,940
                                                                        ------------                 ------------
    Total current assets..............................................       382,708                      382,708

Property and equipment, net...........................................        99,062                       99,062
Other intangible assets, net..........................................       649,371                      649,371
Excess of purchase price over net assets acquired, net................       992,586                      992,586
Deferred income tax asset, net........................................       176,200                      176,200
Other non-current assets..............................................       104,386                      104,386
                                                                        ------------                 ------------
                                                                        $  2,404,313                 $  2,404,313
                                                                        ------------                 ------------
                                                                        ------------                 ------------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable....................................................  $     67,365   $             $     67,365
  Accrued interest payable............................................         9,667                        9,667
  Accrued expenses and other..........................................       161,831                      161,831
  Deferred revenues...................................................       157,580                      157,580
  Current maturities of long-term debt................................         6,000                        6,000
                                                                        ------------                 ------------
    Total current liabilities.........................................       402,443                      402,443
                                                                        ------------                 ------------
Long-term debt........................................................     1,525,223       107,717      1,632,940
                                                                        ------------  -------------  ------------
Other non-current liabilities.........................................        29,618                       29,618
                                                                        ------------                 ------------
Exchangeable preferred stock..........................................       569,527       (98,471)       471,056
                                                                        ------------  -------------  ------------
Common stock subject to redemption....................................         4,234                        4,234
                                                                        ------------                 ------------
Shareholders' deficiency:
  Common stock........................................................         1,290                        1,290
  Additional paid-in capital..........................................       780,629        (1,529)       779,100
  Accumulated deficit.................................................      (900,256)       (7,717)      (907,973)
  Common stock in treasury, at cost...................................        (6,971)                      (6,971)
  Cumulative foreign currency translation adjustments.................        (1,424)                      (1,424)
                                                                        ------------  -------------  ------------
    Total shareholders' deficiency....................................      (126,732)       (9,246)      (135,978)
                                                                        ------------  -------------  ------------
                                                                        $  2,404,313   $        --   $  2,404,313
                                                                        ------------  -------------  ------------
                                                                        ------------  -------------  ------------

         See notes to unaudited pro forma consolidated financial data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(1) Reflects the Redemption which ocurred on November 3, 1997 through increased borrowings under the Credit Facilities. The proceeds from the Offering which occurred on September 22, 1997 were initially used to pay down borrowings under the Credit Facilities and were subsequently reborrowed to finance the Redemption. The adjustments to interest expense reflect the net reduction in long-term debt and interest expense as a result of the reduced level of borrowings under the Credit Facilities from the application of the remainder of the net proceeds from the Offering of approximately $13,700. Amounts repaid under the Credit Facilities may be reborrowed for general corporate purposes, including acquisitions. The reduction in total shareholders' equity reflects the difference between the carrying value and redemption value of the Senior Preferred Stock and the payment of accrued but unpaid dividends upon Redemption.

(2) Reflects the operating results of Westcott as if it was acquired on January 1, 1996. The pro forma interest expense adjustment reflects the additional borrowings to finance the acquisition at an assumed weighted average rate of 7.08% for the year ended December 31, 1996.

(3) Income (loss) before income taxes and extraordinary charge includes non-cash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, provision for loss on the sales of business, non-cash interest expense on an acquisition obligation, distribution advance and other current liability. These pro forma non-cash charges totaled approximately $268,614 for the nine months ended September 30, 1997 and $201,906 for the year ended December 31, 1996. Adjusted to eliminate such pro forma non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $111,151 and $78,365 for the nine months ended September 30, 1997, respectively, and $146,685 and $119,741 for the year ended December 31, 1996, respectively.

(4) Pro forma loss applicable to common shareholders per common and common equivalent share for the nine months ended September 30, 1997 and the year ended December 31, 1996 was computed using the weighted average number of common and common equivalent shares outstanding during the respective period. The weighted average number of common and common equivalent shares outstanding includes incremental shares for nonqualified options granted to purchase Common Stock. Such incremental shares were determined utilizing the treasury stock method. Pro forma loss applicable to common shareholders per common and common equivalent share assuming full dilution is not presented because it is antidilutive.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND FOR THE NINE
  MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)
Condensed Statements of Consolidated Operations (unaudited) for the Nine Months Ended
  September 30, 1996 and 1997........................................................        F-2
Condensed Consolidated Balance Sheet (unaudited) as of September 30, 1997............        F-3
Condensed Statements of Consolidated Cash Flows (unaudited) for the Nine Months Ended
  September 30, 1996 and 1997........................................................        F-4
Notes to Condensed Consolidated Financial Statements (unaudited).....................        F-5

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND
  1996
Report of Independent Auditors--Deloitte & Touche LLP................................       F-12
Statements of Consolidated Operations for the Years Ended
  December 31, 1994, 1995 and 1996...................................................       F-13
Consolidated Balance Sheets as of December 31, 1995 and 1996.........................       F-14
Statements of Shareholders' Equity for the Years Ended
  December 31, 1994, 1995 and 1996...................................................       F-15
Statements of Consolidated Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996...................................................       F-17
Notes to Consolidated Financial Statements for the Years Ended
  December 31, 1994, 1995 and 1996...................................................       F-18

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                     ----------------------------
                                                                                         1996           1997
                                                                                     -------------  -------------

                                                                                        (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE AMOUNTS)
Sales, net:
  Specialty Magazines..............................................................  $     505,090  $     553,409
  Education........................................................................        268,277        289,702
  Information......................................................................        221,684        246,886
                                                                                     -------------  -------------
Total sales, net...................................................................        995,051      1,089,997

Operating costs and expenses:
  Cost of goods sold...............................................................        250,806        247,298
  Marketing and selling............................................................        183,937        204,514
  Distribution, circulation and fulfillment........................................        169,444        195,910
  Editorial........................................................................         74,804         90,300
  Other general expenses...........................................................        111,996        120,715
  Corporate administrative expenses................................................         15,336         19,256
  Depreciation and amortization of prepublication costs, property and equipment....         27,182         26,910
  Provision for loss on the sales of businesses, net and other.....................             --        138,640
  Amortization of intangible assets, excess of purchase price over net assets
    acquired and other.............................................................        112,762         98,784
                                                                                     -------------  -------------
Operating income (loss)............................................................         48,784        (52,330)

Other income (expense):
  Interest expense.................................................................        (91,313)      (103,728)
  Amortization of deferred financing costs.........................................         (2,784)        (2,323)
  Other, net.......................................................................          5,612            176
                                                                                     -------------  -------------
Loss before income tax benefit and extraordinary charge............................        (39,701)      (158,205)
Income tax benefit--carryback claim................................................             --          1,685
                                                                                     -------------  -------------
Loss before extraordinary charge...................................................        (39,701)      (156,520)
Extraordinary charge--extinguishment of debt.......................................         (7,572)       (15,401)
                                                                                     -------------  -------------
Net loss...........................................................................        (47,273)      (171,921)

Preferred stock dividends:
  Non-cash.........................................................................        (12,257)        (4,451)
  Cash.............................................................................        (19,069)       (32,786)
                                                                                     -------------  -------------
Loss applicable to common shareholders.............................................  $     (78,599) $    (209,158)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Loss applicable to common shareholders per common share:
Loss before extraordinary charge...................................................  $        (.55) $       (1.50)
Extraordinary charge...............................................................           (.06)          (.12)
                                                                                     -------------  -------------
Net loss...........................................................................  $        (.61) $       (1.62)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common shares outstanding.........................................    128,721,459    129,271,743
                                                                                     -------------  -------------
                                                                                     -------------  -------------

           See notes to condensed consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                                            SEPTEMBER 30, 1997
                                                                                          (DOLLARS IN THOUSANDS,
                                                                                                  EXCEPT
                                                                                            PER SHARE AMOUNTS)
                                                                                        --------------------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................         $     21,693
  Accounts receivable, net............................................................              211,258
  Inventories, net....................................................................               28,809
  Net assets held for sale............................................................               65,008
  Prepaid expenses and other..........................................................               55,940
                                                                                                -----------
    Total current assets..............................................................              382,708

Property and equipment, net...........................................................               99,062
Other intangible assets, net..........................................................              649,371
Excess of purchase price over net assets acquired, net................................              992,586
Deferred income tax asset, net........................................................              176,200
Other non-current assets..............................................................              104,386
                                                                                                -----------
                                                                                               $  2,404,313
                                                                                                -----------
                                                                                                -----------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable....................................................................         $     67,365
  Accrued interest payable............................................................                9,667
  Accrued expenses and other..........................................................              161,831
  Deferred revenues...................................................................              157,580
  Current maturities of long-term debt................................................                6,000
                                                                                                -----------
    Total current liabilities.........................................................              402,443
                                                                                                -----------

Long-term debt........................................................................            1,525,223
                                                                                                -----------
Other non-current liabilities.........................................................               29,618
                                                                                                -----------
Exchangeable preferred stock..........................................................              569,527
                                                                                                -----------
Common stock subject to redemption ($.01 par value, 413,750 shares outstanding).......                4,234
                                                                                                -----------

Shareholders' deficiency:
  Common stock ($.01 par value, 129,002,389 shares outstanding).......................                1,290
  Additional paid-in capital..........................................................              780,629
  Accumulated deficit.................................................................             (900,256)
  Common stock in treasury, at cost (569,100 shares)..................................               (6,971)
  Cumulative foreign currency translation adjustments.................................               (1,424)
                                                                                                -----------
    Total shareholders' deficiency....................................................             (126,732)
                                                                                                -----------
                                                                                               $  2,404,313
                                                                                                -----------
                                                                                                -----------

           See notes to condensed consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                          -----------------------
                                                                                             1996         1997
                                                                                          -----------  ----------

                                                                                          (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
  Net loss..............................................................................  $   (47,273) $ (171,921)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Extraordinary charge--extinguishment of debt........................................        7,572      15,401
    Depreciation, amortization and other................................................      142,728     128,017
    Provision for loss on the sales of businesses, net and other........................           --     138,640
    Accretion of discount on acquisition obligation, distribution advance and other.....        3,631       4,957
    Other, net..........................................................................       (5,258)        (21)
  Changes in operating assets and liabilities:
    (Increase) Decrease in:
      Accounts receivable, net..........................................................      (28,170)     (9,798)
      Inventories, net..................................................................       20,971       4,474
      Prepaid expenses and other........................................................       (6,423)    (14,619)
    Increase (Decrease) in:
      Accounts payable..................................................................      (17,477)    (26,956)
      Accrued interest payable..........................................................       15,645     (12,483)
      Accrued expenses and other........................................................      (24,744)    (14,232)
      Deferred revenues.................................................................        3,393       8,672
      Other non-current liabilities.....................................................         (759)     (4,014)
                                                                                          -----------  ----------
      Net cash provided by operating activities.........................................       63,836      46,117
                                                                                          -----------  ----------
INVESTING ACTIVITIES:
  Additions to property, equipment and other, net.......................................      (18,103)    (22,305)
  Proceeds from sales of businesses and other...........................................        5,788     111,972
  Payments for businesses acquired......................................................     (671,023)   (182,570)
                                                                                          -----------  ----------
      Net cash used in investing activities.............................................     (683,338)    (92,903)
                                                                                          -----------  ----------
FINANCING ACTIVITIES:
  Borrowings under credit agreements....................................................    1,685,910     739,031
  Repayments of borrowings under credit agreements......................................   (1,218,800)   (547,200)
  Repayment of Chase Term Loan..........................................................     (150,000)         --
  Repayment of BONY Term Loan...........................................................     (150,000)         --
  Proceeds from issuance of 8 1/2% Senior Notes, net of discount........................      298,734          --
  Repayment of acquisition obligation...................................................       (3,000)     (3,000)
  Proceeds from issuance of common stock, net of redemptions............................        2,951       6,362
  Proceeds from the issuance of Series C (exchanged into Series D)
    Preferred Stock, net of issuance costs..............................................      193,720          --
  Proceeds from the issuance of Series E Preferred Stock, net of issuance costs.........           --     121,450
  Redemptions of 10 5/8% Senior Notes...................................................           --    (242,787)
  Purchases of common stock for the treasury............................................           --      (6,971)
  Dividends paid to preferred shareholders..............................................      (19,069)    (32,786)
  Deferred financing costs paid.........................................................      (14,926)     (1,821)
  Other.................................................................................         (740)       (454)
                                                                                          -----------  ----------
      Net cash provided by financing activities.........................................      624,780      31,824
                                                                                          -----------  ----------
Increase (decrease) in cash and cash equivalents........................................        5,278     (14,962)
Cash and cash equivalents, beginning of period..........................................       27,226      36,655
                                                                                          -----------  ----------
Cash and cash equivalents, end of period................................................  $    32,504  $   21,693
                                                                                          -----------  ----------
                                                                                          -----------  ----------
Supplemental information:
  Cash interest paid....................................................................  $    73,420  $  113,215
                                                                                          -----------  ----------
                                                                                          -----------  ----------

           See notes to condensed consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

    PRIMEDIA Inc., together with its subsidiaries, is collectively referred to as "PRIMEDIA" or the "Company". In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year financial statements to conform to the classifications used in the current period. The operating results for the nine-month periods ended September 30 are not necessarily indicative of the results that may be expected for a full year.

    The Company's operations have been organized into three business segments: specialty magazines, education and information. The specialty magazines segment has in prior periods been referred to as the specialty media segment, but the Company believes that the term specialty magazines is more reflective of the focus of the segment.

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 becomes effective for the Company's consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 128 will eliminate disclosure of primary earnings per share, which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents"), and instead requires reporting of "basic" earnings per share, which excludes Common Stock Equivalents. Additionally, SFAS No. 128 changes the methodology for calculating fully dilutive earnings per share. In the opinion of the Company's management, it is not anticipated that the adoption of this new accounting standard will have a material effect on the reported earnings per share of the Company.

    In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 129 becomes effective for the Company's consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 129 requires certain disclosures regarding outstanding securities, preferred stock and redeemable stock. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which become effective for the Company's 1998 consolidated financial statements. SFAS No. 130 requires the disclosure of comprehensive income, defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources in the Company's consolidated financial statements. SFAS No. 131 requires that a public business enterprise report certain financial and descriptive information about its reportable operating segments. In the opinion of the Company's management, it is not anticipated that the adoption of these new accounting standards will have a material effect on the consolidated financial statements of the Company.

2. ACQUISITIONS

    During the nine-month period ended September 30, 1997, the Company completed several acquisitions which were financed through borrowings under the Company's credit agreements. Cash payments for these acquisitions on an aggregate basis was $182,570 (net of liabilities assumed of approximately $33,540) and includes certain immaterial purchase price adjustments related to prior year acquisitions. The excess purchase price over net assets acquired was approximately $113,137.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. ACQUISITIONS (CONTINUED)
    The preliminary purchase cost allocations for the 1997 acquisitions are subject to adjustment when additional information concerning asset and liability valuations is obtained. The final asset and liability fair values may differ from those set forth in the accompanying condensed consolidated balance sheet at September 30, 1997; however, the changes are not expected to have a material effect on the consolidated financial statements of the Company.

    These acquisitions have all been accounted for by the purchase method. The financial statements include the operating results of these acquisitions subsequent to their respective dates of acquisition. If the foregoing acquisitions had occurred on January 1, 1996, they would not have had a material impact on the results of operations for the nine-month periods ended September 30, 1996 and 1997.

3. NET ASSETS HELD FOR SALE AND DIVESTITURES

    In September 1996, the Company decided to divest Katharine Gibbs Schools, Inc. ("Katharine Gibbs"). On May 30, 1997, the Company sold Katharine Gibbs pursuant to a stock purchase agreement and received a portion of the purchase price. The operating results of Katharine Gibbs prior to the divestiture are not material to the consolidated operations of the Company and are included in the accompanying statements of condensed consolidated operations for the nine-month period ended September 30, 1996 and through the date of divestiture for the nine-month period ended September 30, 1997.

    On March 11, 1997, the Company announced its intention to divest the following four non-core business units: THE DAILY RACING FORM, Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences), NEW WOMAN magazine and Krames Communications Incorporated ("Krames"). Subsequently, the Company decided to sell STAGEBILL and Intertec Mailing Services. These planned divestitures are part of the Company's plan to focus on six key growth vehicles in markets that have dynamic growth opportunities.

    During the third quarter, the Company completed the sale of the outstanding stock of Krames, certain net assets of NEW WOMAN magazine and the net assets of Intertec Mailing Services. The operating results of these divestitures prior to their sale were not material to the consolidated operations of the Company and are included in the accompanying statements of condensed consolidated operations for the nine-month periods ended September 30, 1996 and 1997.

    The remaining planned divestitures, Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences), THE DAILY RACING FORM and STAGEBILL are expected to be completed and have been classified under the caption net assets held for sale and are recorded at their aggregate carrying value of $65,008 on the accompanying condensed consolidated balance sheet at September 30, 1997.

    Katharine Gibbs, Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences), THE DAILY RACING FORM, STAGEBILL, Krames, NEW WOMAN magazine and Intertec Mailing Services are collectively referred to as the Non-Core Businesses ("Non-Core Businesses"). The Company recorded a provision aggregating $138,640 for the reduction of the carrying values of the Non-Core Businesses to the estimated realizable value of the net assets of such businesses. The operating results of the Non-Core Businesses are included in the accompanying statements of condensed consolidated operations for the

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. NET ASSETS HELD FOR SALE AND DIVESTITURES (CONTINUED) nine-month periods ended September 30, 1996 and 1997. Total sales for the Non-Core Businesses were $233,076 and $205,145 for the nine-month periods ended September 30, 1996 and 1997, respectively. Excluding the provision for the reduction of the carrying values, operating income (loss) for the Non-Core Businesses was $(1,362) and $15,093 for the nine-month periods ended September 30, 1996 and 1997 respectively.

4. PRIVATE OFFERING

    On September 26, 1997, the Company completed a private offering of 1,250,000 shares of $9.20 Series E Exchangeable Preferred Stock ("Series E Preferred Stock") at $100 per share, all of which are issued and outstanding at September 30, 1997. Annual dividends of $9.20 per share on the Series E Preferred Stock are cumulative and payable quarterly, in cash, commencing February 1, 1998. Prior to November 1, 2002, the Series E Preferred Stock may be redeemed in whole or in part, at the option of the Company, at a redemption price equal to the sum of the aggregate liquidation preference plus accrued and unpaid dividends to the redemption date and the applicable make-whole premium as defined in the private offering prospectus. On or after November 1, 2002, the Series E Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series E Preferred Stock on November 1, 2009 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series E Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any scheduled dividend payment date into 9.20% Class E Subordinated Debentures. The Series E Preferred Stock is recorded on the accompanying condensed consolidated balance sheet at the aggregate redemption value (net of unamortized issuance costs) of $121,450 at September 30, 1997. Net proceeds from this private offering were used to pay down borrowings under the bank credit facilities. (See Note 10 -- Subsequent Events).

5. INVENTORIES

    Inventories consist of the following:

                                                                             SEPTEMBER 30,
                                                                                 1997
                                                                             -------------
Finished Goods.............................................................    $  13,293
Work in Process............................................................        3,053
Raw Materials..............................................................       15,230
                                                                             -------------
                                                                                  31,576
Less allowance for obsolescence............................................        2,767
                                                                             -------------
                                                                               $  28,809
                                                                             -------------
                                                                             -------------

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
Borrowings under bank credit facilities............................................................   $ 1,076,833
8 1/2% Senior Notes due 2006, net..................................................................       298,879
10 1/4% Senior Notes due 2004......................................................................       100,000
10 5/8% Senior Notes due 2002......................................................................            --
                                                                                                     -------------
Total..............................................................................................     1,475,712
Acquisition obligation payable.....................................................................        55,511
                                                                                                     -------------
                                                                                                        1,531,223
Less current portion...............................................................................         6,000
                                                                                                     -------------
                                                                                                      $ 1,525,223
                                                                                                     -------------
                                                                                                     -------------

    In January 1997, the Company purchased, in aggregate, $20,850 of the 10 5/8% Senior Notes at a weighted average price of 105%, plus accrued and unpaid interest from various brokers on the open market. On May 1, 1997, the Company redeemed the $212,400 remaining principal amount of the 10 5/8% Senior Notes at 104% plus accrued and unpaid interest. The aggregate premium paid and the write-off of related deferred financing costs are classified as an extraordinary charge and are recorded at an aggregate value of $15,401 on the accompanying statement of condensed consolidated operations for the nine-month period ended September 30, 1997.

    The write-off of the unamortized deferred financing costs of $7,572 related to the Company's May 1996 bank debt refinancing has been reclassified as an extraordinary charge on the accompanying statement of condensed consolidated operations for the nine-month period ended September 30, 1996 to conform to the 1997 presentation.

    On April 21, 1997, the Company entered into a new 364-day credit facility with the Bank of New York, Bankers Trust Company, The Bank of Nova Scotia and The Chase Manhattan Bank as agents (the "New Credit Facility") which expires April 20, 1998. Under the terms of the New Credit Facility, the Company has commitments of $150,000 which can be borrowed in the form of revolving loans.

    The proceeds of all revolving loans under the New Credit Facility can be used for general corporate and working capital purposes of the Company and its subsidiaries, including, without limitation, the financing of permitted acquisitions.

    The amounts borrowed pursuant to the New Credit Facility bear interest at rates per annum identical to those in the bank credit facilities at the Company's option as follows: (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% and (b) the prime lending rate as in effect from time to time (the "Base Rate"), plus in each case, an applicable margin of up to 1/8 of 1% as specified in the New Credit Facility or (ii) the Eurodollar Rate plus an applicable margin ranging from 1/2% to 1 1/2% as specified in the New Credit Facility.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LONG-TERM DEBT (CONTINUED)
    Under the New Credit Facility, the Company has agreed to pay commitment fees equal to 1/8 of 1% per annum on the daily average aggregate unutilized revolving loan commitment.

    The covenants in the New Credit Facility are identical to those in the bank credit facilities and, among other things, limit the ability of the Company to change the nature of its businesses, incur certain indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, make guarantees and make certain restricted payments. The Company is also prohibited from declaring or making dividend payments on the common stock in excess of $25,000 per annum, unless the fixed charge coverage ratio, interest coverage ratio and leverage ratio are at certain levels as specified in the New Credit Facility.

    As under the bank credit facilities, borrowings under the New Credit Facility are guaranteed by each of the domestic wholly-owned subsidiaries of the Company. Such guarantees are full, unconditional and joint and several. The Company's foreign subsidiaries are not guarantors of the above indebtedness. The total assets, revenues, income or equity of such foreign subsidiaries, both individually and on a combined basis, are inconsequential in relation to the total assets, revenues, income or equity of the Company.

    In May 1997, the Company, through its bank credit facilities, solicited commitments of $150,000 under the Tranche B Revolving Loan Facility ("Tranche B Facility"). The Company has the right to solicit additional commitments of up to $100,000 under the Tranche B Facility. As of September 30, 1997, $150,000 was outstanding under the Tranche B Facility.

    The commitments under the Tranche B Facility are subject to mandatory reductions semi-annually on June 30 and December 31 with the first reduction on June 30, 1999 and the final reduction on June 30, 2004. The mandatory reductions for the Tranche B Facility loan commitments are as follows:

                                                                              YEARS ENDING
                                                                              DECEMBER 31,
                                                                              ------------
1999........................................................................   $   15,000
2000........................................................................       30,000
2001........................................................................       30,000
2002........................................................................       30,000
2003........................................................................       30,000
2004........................................................................       15,000
                                                                              ------------
                                                                               $  150,000
                                                                              ------------
                                                                              ------------

    In July 1997, the Company repaid the $80,000 outstanding borrowings under the New Credit Facility and subsequently borrowed an equivalent amount under the bank credit facilities.

    In July 1997, the Company entered into four, three-year and two, four-year interest rate swap agreements, with an aggregate notional amount of $600,000. Under these new swap agreements, which commence on January 2, 1998, the Company receives a floating rate of interest based on three-month

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LONG-TERM DEBT (CONTINUED)
LIBOR, which resets quarterly, and the Company pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The weighted average fixed rate of interest under these agreements is 6.33%.

7. EXCHANGEABLE PREFERRED STOCK

    Exchangeable Preferred Stock consists of the following:

                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
$2.875 Senior Exchangeable Preferred Stock.........................................................   $    98,471
$11.625 Series B Exchangeable Preferred Stock......................................................       155,202
$10.00 Series D Exchangeable Preferred Stock.......................................................       194,404
$9.20 Series E Exchangeable Preferred Stock........................................................       121,450
                                                                                                     -------------
                                                                                                      $   569,527
                                                                                                     -------------
                                                                                                     -------------

$2.875 SENIOR EXCHANGEABLE PREFERRED STOCK

    The Company authorized 4,000,000 shares of $.01 par value Senior Preferred Stock, all of which was issued and outstanding at September 30, 1997. The liquidation and redemption value at September 30, 1997 was $100,000. In September 1997, the Company gave notice to call all outstanding shares of the Senior Preferred Stock effective November 3, 1997 (See Note 10 -- Subsequent Events).

$11.625 SERIES B EXCHANGEABLE PREFERRED STOCK

    The Company authorized 2,000,000 shares of $.01 par value Series B Preferred Stock, 1,576,036 shares of which were issued and outstanding at September 30, 1997. The liquidation and redemption value at September 30, 1997 was $157,604.

    Commencing in the second quarter of 1997, the Company elected to satisfy its Series B Exchangeable Preferred Stock dividend requirements in cash.

$10.00 SERIES D EXCHANGEABLE PREFERRED STOCK

    The Company authorized 2,000,000 shares of $.01 par value Series D Preferred Stock, all of which was issued and outstanding at September 30, 1997. The liquidation and redemption value at September 30, 1997 was $200,000.

$9.20 SERIES E EXCHANGEABLE PREFERRED STOCK

    The Company authorized 1,250,000 shares of $.01 par value Series E Preferred Stock, all of which was issued and outstanding at September 30, 1997. The liquidation and redemption value at September 30, 1997 was $125,000. (See Note 4 -- Private Offering).

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. COMMON STOCK

    On September 9, 1997, the Board of Directors authorized the Company to purchase up to $15,000 of its outstanding common shares for cash from time to time on the open market and through privately negotiated transactions (the "Repurchase Program"). In September 1997, in accordance with the Repurchase Program, the Company purchased 46,100 shares of its outstanding common stock which was recorded at a cost (including commissions) of $549 and classified as common stock in treasury on the condensed consolidated balance sheet at September 30, 1997.

    On September 16, 1997, the Company purchased a block of 523,000 shares of the Company's common stock at a price of $12 1/4 per share. The shares were purchased in the open market through the New York Stock Exchange. The purchase of these shares was not part of the Repurchase Program. The shares are classified as common stock in treasury and are recorded at a cost (including commissions) of $6,422 on the condensed consolidated balance sheet at September 30, 1997.

9. LOSS PER COMMON SHARE

    Loss per common share for the nine-month periods ended September 30, 1996 and 1997 was computed using the weighted average number of common stock shares outstanding during each period. The effect of the assumed exercise of non-qualified stock options is not included because the effect is anti-dilutive. Loss per common share assuming full dilution is not presented because such calculation is antidilutive.

10. SUBSEQUENT EVENTS

    On November 3, 1997, the Company redeemed all 4,000,000 outstanding shares of $2.875 Senior Exchangeable Preferred Stock at a price of $26.45 per share, plus accrued and unpaid dividends, aggregating $105,864.

    On November 17, 1997, the Company completed a product-line acquisition in the technical and trade magazines group.

    On November 18, 1997, the Company changed its name to PRIMEDIA Inc. to better reflect the "prime" positioning the Company has in six areas of specialized "media." On November 18, 1997, the Company's New York Stock Exchange symbol was changed from KCC to PRM.

    On November 28, 1997, the Company entered into an agreement to acquire a leading provider of training products for the insurance industry and on December 19, 1997, the acquisition was consummated.

    On January 8, 1998, the Company entered into a Stock Purchase Agreement pursuant to which it will acquire the Cowles Enthusiast Media and Cowles Business Media divisions of Cowles Media Company from McClatchy Newspapers Inc. ("McClatchy") for approximately $200,000 (including assumed liabilities). The transaction is subject to the completion of McClatchy's purchase of Cowles Media Company, which is expected to close by March 31, 1998.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of PRIMEDIA Inc.
New York, New York:

    We have audited the accompanying consolidated balance sheets of PRIMEDIA Inc. (formerly known as K-III Communications Corporation) and subsidiaries as of December 31, 1995 and 1996, and the related statements of consolidated operations, shareholders' equity and consolidated cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for advertising costs to conform with Statement of Position 93-7--"Reporting on Advertising Costs" of the American Institute of Certified Public Accountants in 1994.

DELOITTE & TOUCHE LLP
New York, New York
January 29, 1997
(November 28, 1997 as to Note 26)

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------------
                                                            NOTES         1994            1995            1996
                                                                     --------------  --------------  --------------
Sales, net:
  Specialty Magazines...................................             $      341,782  $      452,373  $      684,341
  Education.............................................                    430,134         330,414         376,217
  Information...........................................                    192,732         263,542         313,891
                                                                     --------------  --------------  --------------
Total sales, net........................................                    964,648       1,046,329       1,374,449
Operating costs and expenses:
  Cost of goods sold....................................                    206,390         251,347         337,065
  Marketing and selling.................................                    197,379         177,167         249,301
  Distribution, circulation and fulfillment.............                    180,962         188,147         230,533
  Editorial.............................................                     64,235          73,703         104,484
  Other general expenses................................                    140,263         122,816         154,966
  Corporate administrative expenses.....................                     13,325          17,034          21,497
  Depreciation and amortization of prepublication costs,
    property and equipment..............................     11              16,190          25,761          38,233
  Provision for loss on the sales of businesses, net....      6              15,025          35,447              --
  Restructuring and other costs.........................      7                  --          14,667              --
  Amortization of intangible assets, excess of purchase
    price over net assets acquired and other............    8, 12           120,676         166,515         152,469
                                                                     --------------  --------------  --------------
Operating income (loss).................................                     10,203         (26,275)         85,901
Other income (expense):
  Interest expense......................................                    (78,351)       (105,837)       (124,601)
  Amortization of deferred financing and organizational
    costs...............................................     13              (3,080)         (3,135)         (3,662)
  Other, net............................................      6                (401)            212           6,659
                                                                     --------------  --------------  --------------
Loss before income tax benefit and extraordinary
  charge................................................                    (71,629)       (135,035)        (35,703)
Income tax benefit......................................     16              42,100          59,600          53,300
                                                                     --------------  --------------  --------------
Income (loss) before extraordinary charge...............                    (29,529)        (75,435)         17,597
Extraordinary charge--extinguishment of debt............                    (11,874)             --          (9,553)
                                                                     --------------  --------------  --------------
Net income (loss).......................................                    (41,403)        (75,435)          8,044
Preferred stock dividends:
  Non-cash..............................................                    (14,459)        (17,478)        (16,582)
  Cash..................................................                    (11,500)        (11,500)        (26,944)
                                                                     --------------  --------------  --------------
Loss applicable to common shareholders..................             $      (67,362) $     (104,413) $      (35,482)
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------
Loss applicable to common shareholders per common and
  common equivalent share:                                    3
  Loss before extraordinary charge......................             $         (.54) $         (.91) $         (.20)
  Extraordinary charge..................................                       (.11)             --            (.07)
                                                                     --------------  --------------  --------------
  Net income (loss).....................................             $         (.65) $         (.91) $         (.27)
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------
Weighted average common and common equivalent shares
  outstanding...........................................      3         103,642,668     115,077,498     130,007,632
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------

                See notes to consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                             NOTES         1995          1996
                                                                                       ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................               $     27,226  $     36,655
  Accounts receivable, net..............................................       9            173,771       233,603
  Inventories, net......................................................      10             70,844        52,743
  Net assets held for sale..............................................       5              5,253        18,684
  Prepaid expenses and other............................................                     26,732        34,834
                                                                                       ------------  ------------
      Total current assets..............................................                    303,826       376,519
Property and equipment, net.............................................      11            112,013       122,823
Other intangible assets, net............................................      12            699,617       781,316
Excess of purchase price over net assets acquired, net..................      12            534,554       971,665
Deferred income tax asset, net..........................................      16            113,800       176,200
Other non-current assets................................................      13            117,606       123,692
                                                                                       ------------  ------------
                                                                                       $  1,881,416  $  2,552,215
                                                                                       ------------  ------------
                                                                                       ------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................               $     90,414  $    107,258
  Accrued interest payable..............................................                      9,326        22,150
  Accrued expenses and other............................................      14            125,967       140,959
  Deferred revenues.....................................................                    128,679       144,857
  Current maturities of long-term debt..................................      15              6,000         6,000
                                                                                       ------------  ------------
      Total current liabilities.........................................                    360,386       421,224
                                                                                       ------------  ------------
Long-term debt..........................................................    15, 26        1,134,916     1,565,686
                                                                                       ------------  ------------
Other non-current liabilities...........................................                     33,924        35,062
                                                                                       ------------  ------------
Commitments and contingencies                                                 22
Exchangeable preferred stock (aggregated liquidation and redemption values of $236,571 and $453,153 at December 31, 1995 and 1996,
  respectively).........................................................      17            231,606       442,729
                                                                                       ------------  ------------
Common stock subject to redemption ($.01 par value, 2,406,513 shares and
  643,310 shares outstanding at December 31, 1995 and 1996,
  respectively).........................................................      18             28,022         5,957
                                                                                       ------------  ------------
Shareholders' equity:
  Common stock ($.01 par value, 250,000,000 shares authorized;
    125,921,221 shares and 128,349,045 shares outstanding at December
    31, 1995 and 1996, respectively)....................................      18              1,259         1,283
  Additional paid-in capital............................................      18            748,194       772,642
  Accumulated deficit...................................................      19           (655,616)     (691,098)
  Cumulative foreign currency translation adjustments...................                     (1,275)       (1,270)
                                                                                       ------------  ------------
      Total shareholders' equity........................................                     92,562        81,557
                                                                                       ------------  ------------
                                                                                       $  1,881,416  $  2,552,215
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See notes to consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Balance at January 1, 1994.................................................................
Issuances of common stock, net of issuance costs...........................................
Expiration of redemption feature on common stock subject to redemption.....................
$11.625 Series B Exchangeable Preferred Stock-dividends in kind............................
$2.875 Senior Exchangeable Preferred Stock--cash dividends.................................
Old Preferred Stock--dividends in kind.....................................................
Accretion of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock.............................................
    $11.625 Series B Exchangeable Preferred Stock..........................................
Cumulative foreign currency translation adjustments........................................
Net loss...................................................................................
Balance at December 31, 1994...............................................................
Issuances of common stock, net of issuance costs...........................................
Expiration of redemption feature on common stock subject to redemption.....................
$11.625 Series B Exchangeable Preferred Stock--dividends in kind...........................
$2.875 Senior Exchangeable Preferred Stock--cash dividends.................................
Old Preferred Stock--dividends in kind.....................................................
Accretion of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock.............................................
    $11.625 Series B Exchangeable Preferred Stock..........................................
    Common stock subject to redemption.....................................................
Cumulative foreign currency translation adjustments........................................
Net loss...................................................................................
Balance at December 31, 1995...............................................................
Issuances of common stock, net of issuance costs...........................................
Expiration of redemption feature on common stock subject to redemption.....................
$11.625 Series B Exchangeable Preferred Stock--dividends in kind...........................
$2.875 Senior Exchangeable Preferred Stock--cash dividends.................................
$10.00 Series D Exchangeable Preferred Stock--cash dividends...............................

Reduction (accretion) of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock.............................................
    $11.625 Series B Exchangeable Preferred Stock..........................................
    $10.00 Series D Exchangeable Preferred Stock...........................................
    Common stock subject to redemption.....................................................
Cumulative foreign currency translation adjustments........................................
Net income.................................................................................
Balance at December 31, 1996...............................................................

                See notes to consolidated financial statements.

                                                    CUMULATIVE
                                                      FOREIGN
      COMMON STOCK        ADDITIONAL                 CURRENCY
------------------------   PAID-IN    ACCUMULATED   TRANSLATION
   SHARES       AMOUNT     CAPITAL      DEFICIT     ADJUSTMENTS     TOTAL
-------------  ---------  ----------  ------------  -----------  -----------
   94,705,557  $     947  $  488,541   $ (483,841)   $  (1,220)  $     4,427
    9,381,250         94      74,956                                  75,050
    1,251,002         12      10,033                                  10,045
                                          (13,185)                   (13,185)
                                          (11,500)                   (11,500)
                                           (1,274)                    (1,274)
                                (273)                                   (273)
                                (317)                                   (317)
                                                          (104)         (104)
                                          (41,403)                   (41,403)
-------------  ---------  ----------  ------------  -----------  -----------
  105,337,809      1,053     572,940     (551,203)      (1,324)       21,466
   20,435,782        204     184,964                                 185,168
      147,630          2         807                                     809
                                          (14,787)                   (14,787)
                                          (11,500)                   (11,500)
                                           (2,691)                    (2,691)
                                (273)                                   (273)
                                (317)                                   (317)
                              (9,927)                                 (9,927)
                                                            49            49
                                          (75,435)                   (75,435)
-------------  ---------  ----------  ------------  -----------  -----------
  125,921,221      1,259     748,194     (655,616)      (1,275)       92,562
      681,890          7       3,440                                   3,447
    1,745,934         17      21,213                                  21,230
                                          (16,582)                   (16,582)
                                          (11,500)                   (11,500)
                                          (15,444)                   (15,444)

                                (273)                                   (273)
                                (317)                                   (317)
                                (500)                                   (500)
                                 885                                     885
                                                             5             5
                                            8,044                      8,044
-------------  ---------  ----------  ------------  -----------  -----------
  128,349,045  $   1,283  $  772,642   $ (691,098)   $  (1,270)  $    81,557
-------------  ---------  ----------  ------------  -----------  -----------
-------------  ---------  ----------  ------------  -----------  -----------

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1994       1995        1996
                                                                                ----------  ---------  ----------
OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $  (41,403) $ (75,435) $    8,044
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation, amortization and other......................................     139,946    195,411     194,364
    Provision for loss on the sales of businesses, net........................      15,025     35,447          --
    Accretion of discount on acquisition obligation, distribution advance and
      other...................................................................       9,617      8,147       6,398
    Extraordinary charge-extinguishment of debt...............................      11,874         --       9,553
    Income tax benefit........................................................     (42,100)   (59,600)    (53,300)
    Other, net................................................................         177       (122)     (6,213)
  Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable, net..................................................      (2,510)    (2,525)    (24,692)
    Inventories, net..........................................................       1,329    (23,630)     24,531
    Prepaid expenses and other................................................     (14,367)   (13,127)       (598)
  Increase (decrease) in:
    Accounts payable..........................................................       5,971      6,742       5,807
    Accrued interest payable..................................................         877      1,131      12,824
    Accrued expenses and other................................................     (13,492)   (26,857)    (12,674)
    Deferred revenues.........................................................      (4,984)    16,971     (11,201)
    Other non-current liabilities.............................................      (1,070)     1,509      (2,651)
                                                                                ----------  ---------  ----------
    Net cash provided by operating activities.................................      64,890     64,062     150,192
                                                                                ----------  ---------  ----------
INVESTING ACTIVITIES:
  Additions to property, equipment and other, net.............................     (14,184)   (23,414)    (28,790)
  Proceeds from sales of businesses...........................................          --     58,656       8,071
  Payments for businesses acquired............................................    (427,942)  (353,954)   (700,990)
                                                                                ----------  ---------  ----------
    Net cash used in investing activities.....................................    (442,126)  (318,712)   (721,709)
                                                                                ----------  ---------  ----------
FINANCING ACTIVITIES:
  Borrowings under credit agreements..........................................     766,329    622,459   1,683,787
  Repayments of borrowings under credit agreements............................    (678,800)  (522,500) (1,384,800)
  Proceeds from issuance of 8 1/2% Senior Notes, net of discount..............          --         --     298,734
  Payments of acquisition obligation..........................................      (6,000)    (6,000)     (6,000)
  Payments of floating rate indebtedness......................................          --         --    (150,000)
  Proceeds from issuance of common stock, net of redemptions..................      76,360    187,520       3,498
  Proceeds from issuance of 10 1/4% Senior Notes..............................     100,000         --          --
  Borrowings under BONY Term Loan.............................................     150,000         --          --
  Proceeds from issuance of Old Preferred Stock...............................      75,050     50,000          --
  Proceeds from issuance of Series C (exchanged into Series D) Preferred
    Stock, net of issuance costs..............................................          --         --     193,451
  Redemption of Old Preferred Stock...........................................     (76,324)   (52,691)         --
  Purchases of 10 5/8% Senior Notes...........................................          --         --     (17,655)
  Dividends paid to preferred shareholders....................................     (11,500)   (11,500)    (26,944)
  Deferred financing costs paid...............................................     (10,842)    (3,204)    (13,132)
  Other.......................................................................        (349)      (440)          7
                                                                                ----------  ---------  ----------
    Net cash provided by financing activities.................................     383,924    263,644     580,946
                                                                                ----------  ---------  ----------
Increase in cash and cash equivalents.........................................       6,688      8,994       9,429
Cash and cash equivalents, beginning of period................................      11,544     18,232      27,226
                                                                                ----------  ---------  ----------
Cash and cash equivalents, end of period......................................  $   18,232  $  27,226  $   36,655
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
SUPPLEMENTAL INFORMATION:
  Businesses acquired:
    Fair value of assets acquired.............................................  $  517,412  $ 429,810  $  779,192
    Liabilities assumed.......................................................      89,470     75,856      78,202
                                                                                ----------  ---------  ----------
    Cash paid for businesses acquired.........................................  $  427,942  $ 353,954  $  700,990
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
  Interest paid...............................................................  $   71,395  $ 102,040  $  111,752
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
  Non-cash investing and financing activities:
    Asset acquired under a capital lease obligation...........................  $       --  $  11,738  $       --
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
    Preferred stock dividends in kind.........................................  $   14,459  $  17,478  $   16,582
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
    Accretion in carrying value of preferred stock............................  $      590  $     590  $    1,090
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
    Accretion (reduction) in carrying value of common stock subject to
      redemption..............................................................  $       --  $   9,927  $     (885)
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------

                See notes to consolidated financial statements.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF BUSINESS

    PRIMEDIA Inc. (which together with its subsidiaries is herein referred to as either "PRIMEDIA" or the "Company" unless the context implies otherwise) is the authoritative source for specialized information to targeted markets. The Company's three business segments are education, information and specialty magazines. The specialty magazines segment has in prior years been referred to as the media segment, but the Company believes that the use of specialty magazines is more descriptive of the underlying businesses. The education segment includes Channel One, Westcott, Weekly Reader, Newbridge, Krames and Katharine Gibbs. This segment specializes in providing educational materials to the classroom and workplace learning markets. The information segment includes PRIMEDIA Reference, PRIMEDIA Directory, Haas, Bacon's, a portion of Intertec, Nelson and Daily Racing Form. The information segment produces consumer and business directories in a variety of formats for decision makers in business, professional and special interest consumer markets. The information is compiled and sold through reference works, newspapers, CD-ROMs, almanacs and directories. The specialty magazines segment includes PRIMEDIA Magazines, PJS, McMullen Argus and the majority of Intertec. The specialty magazines segment is concentrated primarily on specialty consumer magazines, and technical and trade magazines.

2. CHANGE IN METHOD OF ACCOUNTING FOR ADVERTISING COSTS

    Effective July 1, 1994, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-7, "Reporting on Advertising Costs" (the "SOP").

    Under the Company's previous accounting policy, general advertising costs were expensed as incurred; promotional and subscription acquisition costs were capitalized prior to the launching of a direct marketing or subscription acquisition campaign and then expensed when the promotional materials were mailed or displayed. In compliance with the new SOP, the Company now expenses advertising costs the first time the advertising takes place, except for direct-response advertising qualifying for capitalization under the SOP which is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists of product promotional mailings, catalogues, telemarketing and subscription promotions. The capitalized costs of advertising are amortized using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from 6 months to 2 years subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and circulation expenses on the accompanying statements of consolidated operations. The adoption of this new accounting method resulted in a decrease in the net loss of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1994, 1995 and 1996, $16,895, $25,408 and $28,452 of advertising costs, respectively, were reported as net assets and included in other non-current assets on the accompanying consolidated balance sheets. Advertising expense was approximately $100,357, $88,176 and $100,687, during the years ended December 31, 1994, 1995 and 1996, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of PRIMEDIA and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the consolidated financial statements.

    Significant accounting estimates used include estimates for sales returns and allowances and estimates for the realization of deferred tax assets. Management has exercised reasonableness in deriving these estimates. However, actual results may differ.

    Certain reclassifications have been made to the prior year consolidated financial statements to conform with the presentation used in the current period.

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on the results of operations of the Company.

    Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income (loss) and loss per common and common equivalent share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied, are presented in
Note 18.

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which becomes effective for the Company's 1997 consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 128 will eliminate the disclosure of primary earnings per share which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents") and instead requires reporting of "basic" earnings per share, which will exclude Common Stock Equivalents. Additionally, SFAS No. 128 changes the methodology for fully diluted earnings per share. In the opinion of the Company's management, it is not anticipated that the adoption of this new accounting standard will have a material effect on the reported earnings per share of the Company.

    CASH AND CASH EQUIVALENTS. Management considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

    INVENTORIES. Inventories, including paper, purchased manuscripts, photographs and art, are valued at the lower of cost or market principally on a first-in, first-out ("FIFO") basis and include the value of inventory for which a provision for estimated sales returns has been made.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment, and the amortization of leasehold improvements are provided at rates based on the estimated useful lives or lease terms, if shorter, using primarily

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the straight-line method. Improvements are capitalized while maintenance and repairs are expensed as incurred.

    EDITORIAL AND PRODUCT DEVELOPMENT COSTS. Editorial costs and product development costs are generally expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

    ADVERTISING AND SUBSCRIPTION ACQUISITION COSTS. Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. These direct-response advertising costs are reported as assets and amortized over the estimated period of future benefit. Prior to July 1, 1994, direct-response advertising costs were capitalized prior to launching a direct marketing or subscription acquisition campaign and were expensed when the promotional materials were mailed (see Note 2).

    DEFERRED FINANCING COSTS. Deferred financing costs are being amortized by the straight-line method over the terms of the related indebtedness.

    DEFERRED WIRING AND INSTALLATION COSTS. Wiring and installation costs incurred by Channel One and Westcott have been capitalized and are being amortized by the straight-line method over 15 and five years, respectively, the related estimated useful life.

    $2.875 SENIOR EXCHANGEABLE PREFERRED STOCK ("SENIOR PREFERRED STOCK"), $11.625 SERIES B EXCHANGEABLE PREFERRED STOCK ("SERIES B PREFERRED STOCK") and the $10.00 SERIES D EXCHANGEABLE PREFERRED STOCK ("SERIES D PREFERRED
STOCK"). The Senior Preferred Stock, Series B Preferred Stock and Series D Preferred Stock are stated at fair value on the date of issuance less issuance costs. The difference between their carrying values and their redemption values is being amortized (using the interest method) by periodic charges to additional paid-in capital.

    COMMON STOCK SUBJECT TO REDEMPTION. The common stock subject to redemption is stated at redemption value which at December 31, 1995 and 1996, is equal to quoted market value. The difference between the carrying value of such stock and its redemption value is recorded by periodic charges to additional paid-in capital.

    COMPUTER SOFTWARE.  Computer software costs are expensed as incurred.

    INTEREST RATE SWAP AGREEMENTS. The Company's interest rate swap agreements are designated and effective as modifications to existing debt obligations to reduce the impact of changes in the interest rates on its floating rate borrowings and, accordingly, are accounted for using the settlement method of accounting. The differentials to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized as adjustments to interest expense. The Company considers swap terms including the reference rate, payment and maturity dates and the notional amount in determining if an interest rate swap agreement is effective at modifying an existing debt obligation. If the criteria for designation are no longer met or the underlying instrument matures or is extinguished, the Company will account for outstanding swap agreements at fair market value and any resulting gain or loss will be recognized as other income or expense. Any gains or losses upon early termination of the agreements will

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) be deferred and amortized over the shorter of the remaining life of the hedged existing debt obligation or the original life of the interest rate swap agreement.

    PURCHASE ACCOUNTING. With respect to the acquisitions, the total purchase price has been allocated to the tangible and intangible assets and liabilities based on their respective fair values.

    EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED AND INTANGIBLE
ASSETS. Intangible assets are being amortized using both accelerated and straight-line methods over periods ranging from 1/4 of 1 year to 40 years. The excess of purchase price over net assets acquired is being amortized on a straight-line basis over 40 years. The recoverability of the carrying values of the excess of the purchase price over the net assets acquired and intangible assets is evaluated quarterly to determine if an impairment in value has occurred. An impairment in value will be considered to have occurred when it is determined that the undiscounted future operating cash flows generated by the acquired businesses are not sufficient to recover the carrying values of such intangible assets. If it has been determined that an impairment in value has occurred, the excess of the purchase price over the net assets acquired and intangible assets would be written down to an amount which will be equivalent to the present value of the future operating cash flows to be generated by the acquired businesses.

    REVENUE RECOGNITION. Advertising revenues for all consumer magazines are recognized as income at the on-sale date, net of provisions for estimated rebates, adjustments and discounts. Other advertising revenues are generally recognized based on the publications' cover dates. Newsstand sales are recognized as income at the on-sale date for all publications, net of provisions for estimated returns. Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Westcott subscription and broadcast fees for satellite and videotape network services are recognized in the month services are rendered. Sales of books and other items are recognized as revenue principally upon shipment, net of an allowance for returns which is provided based on sales. Distribution costs charged to customers are recognized as revenue when the related product is shipped. Tuition is recorded as deferred revenue when received and recognized ratably as income over the length of the school term. Channel One advertising revenue, net of commissions, is recognized as advertisements are aired on the program. Certain advertisers are guaranteed a minimum number of viewers per advertisement shown; the revenue recognized is based on the actual viewers delivered not to exceed the original contract value.

    FOREIGN CURRENCY. Gains and losses on foreign currency transactions, which are not significant, have been included in other, net. The effects of translation of foreign currency financial statements into U.S. dollars are included in the cumulative foreign currency translation adjustments account in shareholders' equity.

    LOSS PER COMMON AND COMMON EQUIVALENT SHARE. Loss per common and common equivalent share for the years ended December 31, 1994, 1995 and 1996 was computed using the weighted average number of common and common equivalent shares outstanding during each year. The weighted average number of common and common equivalent shares outstanding during 1994 and 1995 (for the quarters prior to the initial filing of the registration statement), includes incremental shares for the common stock issued and non-qualified options granted to purchase common stock which were issued within one year prior to the initial filing of the registration statement for an initial public offering at a purchase price below $10.00 per share; and during the fourth quarters of 1994, 1995 and 1996, the weighted average of common and

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) common equivalent shares includes incremental shares for non-qualified stock options granted to purchase common stock (collectively, the "Incremental Shares"). Such Incremental Shares were determined utilizing the treasury stock method. Loss per common share assuming full dilution is not presented because such calculation is antidilutive.

    RECLASSIFICATION. The write-off of unamortized deferred financing costs of $11,874 in 1994 and the premium paid on the redemption of the 10 5/8% Senior Notes and the write-off of unamortized deferred financing costs of $9,553 in 1996 have been reclassified as an extraordinary charge on the accompanying statements of consolidated operations.

4. ACQUISITIONS

    The Company acquired certain net assets or stock of:

    1994--Channel One, which produces and distributes a daily advertising supported television news show for secondary school students and associated video programming; a publisher of directories of residential apartments available to rent; a producer and distributor of privately sponsored supplemental educational materials; and Katharine Gibbs Schools, a network of seven post-secondary career schools. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1994.

    1995--a publisher of 13 specialty consumer magazine titles serving the sewing, crafts, woodworking and shooting sports areas; a publisher of 11 trade magazines in the mining, printing and packaging industries, a specialty consumer magazine, 15 truck and automobile price guides and three marketing and sales oriented magazines; an information provider for the public relations industry; a publisher of 21 specialty consumer magazines serving the automobile, truck, motorcycle and watercraft areas; a publisher of specialty consumer magazines serving the automotive area; and a publisher of trade magazines and directories and an operator of trade shows. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1995.

    1996--Cahners Consumer Magazines, a publisher of specialty consumer magazines including AMERICAN BABY, MODERN BRIDE, SAIL and POWER & MOTORYACHT, along with 20 related properties and Westcott which utilizes various multi-media technologies to provide workplace training, news, and information to professionals and students in the corporate and professional, automotive, banking, government and public service, education, health care, and interactive distance training markets. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1996.

    The acquisitions have been accounted for by the purchase method. The preliminary purchase cost allocations for the above-mentioned acquisitions are subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth in the accompanying consolidated balance sheet at December 31, 1996; however, the changes are not expected to have a material effect on the consolidated financial position of the Company. The consolidated financial statements include the operating results of these acquisitions subsequent to their respective dates of acquisition. The foregoing acquisitions, except for Channel One, Cahners and Westcott, if they had occurred on January 1 of the year prior to acquisition, would not have had a material impact on the results of operations.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. ACQUISITIONS (CONTINUED)
    The following unaudited pro forma information presents the results of operations of the Company as if the acquisitions of Channel One, Cahners and Westcott had taken place on January 1, 1994:

                                                                        YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
Sales, net....................................................  $  1,194,673  $  1,238,254  $  1,413,930
Operating income (loss).......................................        14,861       (12,563)       82,100
Income (loss) before extraordinary charge.....................       (72,814)     (106,012)        1,314
Loss applicable to common shareholders before extraordinary
  charge......................................................       (98,773)     (134,990)      (42,212)
Loss per common and common equivalent share before
  extraordinary charge........................................          (.95)        (1.17)         (.32)

5. NET ASSETS HELD FOR SALE

    In 1995, the Company decided to sell, as of the acquisition date, certain technical and trade magazines which were originally acquired as part of a larger acquisition (see Note 6). During September 1996, the Company decided to divest Katharine Gibbs and expects to complete the sale in 1997. The net assets of these operations were recorded at net realizable value and have been classified as a current asset in net assets held for sale on the accompanying consolidated balance sheets.

6. DIVESTITURES

    In June 1995, the Company sold certain newly acquired technical and trade magazines and PREMIERE and on July 28, 1995, the Company sold Newfield. In connection with these sales, the Company has received aggregate cash proceeds of $58,656 and has recorded amounts due from buyer of approximately $5,000 on the accompanying consolidated balance sheets at December 31, 1995 and 1996. In connection with these sales, the Company recorded net aggregate provisions for loss on the sales of businesses of $15,025 for the year ended December 31, 1994 and $35,447 for the year ended December 31, 1995.

    During the second quarter of 1996, the Company completed the sale of certain technical and trade magazines which were acquired in 1995 and were designated to be sold upon acquisition. The differences between the proceeds received and the carrying values of the assets held for sale were treated as adjustments to the excess of purchase price over net assets acquired related to the retained businesses. In addition, during the second quarter of 1996, the Company sold a monthly tabloid targeted to electronic design engineers for consideration of a motion picture and television production magazine and cash proceeds. During the fourth quarter of 1996, the Company completed the sale of the Kits and Leaflets Division of PJS and certain specialty consumer magazines. In connection with these sales, the Company received aggregate cash proceeds of approximately $8,100 and recorded a net gain on sale of businesses of approximately $5,800.

7. RESTRUCTURING AND OTHER COSTS

    In the second quarter of 1995, the Company recorded charges of $14,667 related to a corporate restructuring effort at Newbridge, its professional book club business, and the completion of a manufacturing outsourcing effort at Daily Racing Form. Included in the restructuring charge of $7,272 are employee

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. RESTRUCTURING AND OTHER COSTS (CONTINUED) separation costs of $1,287, litigation matters of $3,349, a write-down of inventory and other assets of $2,086 related to the exit of a product line at Newbridge and costs associated with the termination of a real estate lease which is no longer needed in the operations of Daily Racing Form of $550. Included in the other costs of $7,395 are costs incurred and associated with the correction of customer and accounting systems and write-down of certain assets. During 1994 and early 1995, the Company experienced certain operational problems at Newbridge relating to periodic mailings which described its then current product offerings. These operational problems resulted in higher than normal levels of bad debts and returns. In addition, Newbridge implemented a new customer information processing system which inadvertently suppressed a number of customer and product offering mailings resulting in lower than anticipated demand for certain products and a corresponding increase in obsolete inventory. Subsequently, the operational and new system problems were corrected. Based on information which was then available, appropriate provisions for inventory obsolescence of approximately $500 and for bad debts of approximately $2,500 were recorded in the first quarter of 1995. Expenses associated with the outside consultants and systems corrections of approximately $1,400 were recorded in the second quarter of 1995. Additional obsolescence provisions of approximately $2,000 and bad debt provisions of approximately $1,000 were identified and recorded in the second quarter of 1995. Approximately $4,100 of the restructuring and other charges were paid in cash in 1995 and at December 31, 1995, approximately $2,600 of these charges is included in accrued liabilities. Approximately $1,200 of the restructuring and other charges were paid in cash in 1996 and at December 31, 1996, $1,400 of these charges is included in accrued liabilities, which is expected to be paid in 1997.

8. ADJUSTMENTS TO THE CARRYING VALUES OF LONG-LIVED ASSETS

    In accordance with its accounting policy, during 1995, the Company recorded aggregate write-downs of $17,958 and $5,786 to the carrying values of the identifiable intangible assets and goodwill of PRIMEDIA Reference and a product line of Newbridge, respectively. These adjustments are included in amortization of intangible assets, excess of purchase price over net assets acquired and other on the accompanying statement of consolidated operations for the year ended December 31, 1995 and affect the operating results of the information and education segments.

9. ACCOUNTS RECEIVABLE, NET

    Accounts receivable consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Accounts receivable...................................................  $  211,150  $  273,119
Less: Allowance for doubtful accounts.................................      14,364      15,418
    Allowance for returns and rebates.................................      23,015      24,098
                                                                        ----------  ----------
                                                                        $  173,771  $  233,603
                                                                        ----------  ----------
                                                                        ----------  ----------

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INVENTORIES, NET

    Inventories consist of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Finished goods..........................................................  $  49,026  $  41,497
Work in process.........................................................        969      2,111
Raw materials...........................................................     27,978     17,838
                                                                          ---------  ---------
                                                                             77,973     61,446
Less: allowance for obsolescence........................................      7,129      8,703
                                                                          ---------  ---------
                                                                          $  70,844  $  52,743
                                                                          ---------  ---------
                                                                          ---------  ---------

11. PROPERTY AND EQUIPMENT, NET

    Property and equipment, including that held under capital leases, consist of the following:

                                                                              DECEMBER 31,
                                                        RANGE OF LIVES   ----------------------
                                                            (YEARS)         1995        1996
                                                        ---------------  ----------  ----------
Land..................................................        --         $    2,043  $    2,022
Buildings and improvements............................          1-40         19,296      24,219
Furniture and fixtures................................          4-10         19,387      26,027
Machinery and equipment...............................           2-9         65,187      94,091
School equipment......................................            10         54,625      55,860
Other.................................................           3-7          1,232       2,401
                                                                         ----------  ----------
                                                                            161,770     204,620
Less: accumulated depreciation and amortization.......                       49,757      81,797
                                                                         ----------  ----------
                                                                         $  112,013  $  122,823
                                                                         ----------  ----------
                                                                         ----------  ----------

    Included in machinery and equipment above is an asset which was acquired under a capital lease in the amount of $11,738 with accumulated amortization of $434 and $1,739 at December 31, 1995 and 1996, respectively (see Note 22).

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. INTANGIBLE ASSETS AND EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, NET

    Other intangible assets consist of the following:

                                                                            DECEMBER 31,
                                                    RANGE OF LIVES   --------------------------
                                                        (YEARS)          1995          1996
                                                    ---------------  ------------  ------------
Trademarks........................................            40     $    416,524  $    448,490
Membership, subscriber and customer lists.........          2-20          435,960       504,951
Non-compete agreements............................          1-10          217,101       227,312
Trademark license agreements......................          2-15           17,500        17,500
Copyrights........................................         12-20           47,849        47,849
Video library.....................................           1-7           14,835        14,837
Databases.........................................          4-12          128,468       121,377
Advertiser lists..................................        .25-15           80,577       133,850
Distribution agreements...........................           1-7           15,336        15,336
Other.............................................        1.5-15           20,971        63,875
                                                                     ------------  ------------
                                                                        1,395,121     1,595,377
Less: accumulated amortization....................                        695,504       814,061
                                                                     ------------  ------------
                                                                     $    699,617  $    781,316
                                                                     ------------  ------------
                                                                     ------------  ------------

    The excess of the purchase price over the fair value of the net assets acquired is net of accumulated amortization of $66,889 and $82,763, respectively, at December 31, 1995 and 1996.

13. OTHER NON-CURRENT ASSETS

    Other non-current assets consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------

Deferred financing costs, net.........................................  $   19,711  $   22,814
Deferred wiring and installation costs, net...........................      62,937      58,086
Direct-response advertising costs, net (see Note 2)...................      25,408      28,452
Prepublication and programming costs, net.............................       3,821       6,506
Other.................................................................       5,729       7,834
                                                                        ----------  ----------
                                                                        $  117,606  $  123,692
                                                                        ----------  ----------
                                                                        ----------  ----------

    The deferred financing costs are net of accumulated amortization of $8,139 and $9,794 at December 31, 1995 and 1996, respectively. The deferred wiring and installation costs are net of accumulated amortization of $7,163 and $12,850 at December 31, 1995 and 1996, respectively. Direct-response advertising costs are net of accumulated amortization of $29,569 and $70,661 at December 31, 1995 and 1996, respectively. Prepublication and programming costs are net of accumulated amortization of $4,121 and $4,852 at December 31, 1995 and 1996, respectively.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. ACCRUED EXPENSES AND OTHER

    Accrued expenses and other current liabilities consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------

Payroll, commissions and related employee benefits....................  $   43,482  $   40,553
Systems costs.........................................................       5,661       2,991
Rent and lease liabilities............................................      10,027      13,502
Retail display costs and allowances...................................      10,723       8,263
Promotion costs.......................................................       2,032       2,663
Royalties.............................................................       8,067       8,362
Circulation costs.....................................................       3,382       5,420
Professional fees.....................................................       2,566       4,408
Taxes.................................................................       6,778      17,162
Customer advances.....................................................       3,031       2,482
Other.................................................................      30,218      35,153
                                                                        ----------  ----------
                                                                        $  125,967  $  140,959
                                                                        ----------  ----------
                                                                        ----------  ----------

15. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------

Borrowings under Revolving Credit Agreement.......................  $    435,988  $         --
Borrowings under Bank Credit Facilities...........................            --       884,992
BONY Term Loan....................................................       150,000            --
Chase Term Loan...................................................       150,000            --
10 5/8% Senior Notes due 2002.....................................       250,000       233,250
10 1/4% Senior Notes due 2004.....................................       100,000       100,000
 8 1/2% Senior Notes due 2006.....................................            --       298,811
                                                                    ------------  ------------
                                                                       1,085,988     1,517,053
Acquisition obligation payable....................................        54,928        54,633
                                                                    ------------  ------------
                                                                       1,140,916     1,571,686
Less: current maturities of long-term debt........................         6,000         6,000
                                                                    ------------  ------------
                                                                    $  1,134,916  $  1,565,686
                                                                    ------------  ------------
                                                                    ------------  ------------

    On May 31, 1996, the Company replaced its existing credit facilities under the Revolving Credit Agreement, BONY Term Loan and the Chase Term Loan through which the Company could borrow $970,000 in the aggregate with new credit facilities with The Chase Manhattan Bank, the Bank of New York, Bankers Trust Company and the Bank of Nova Scotia as agents (the "Bank Credit Facilities").

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
Under the Bank Credit Facilities, the Company has commitments of $1,250,000 and can borrow up to $1,500,000 in the aggregate. The Company used approximately $910,000 of the proceeds from the Bank Credit Facilities to repay borrowings under the previously existing credit facilities and to pay certain related fees and expenses.

    The Bank Credit Facilities are comprised of a $750,000 Tranche A Revolving Loan Commitment ("Tranche A Loan Commitment"), a $250,000 Term Loan ("Term Loan") and an additional $250,000 Revolving Loan Commitment, ("Revolver/Term Loan"). In addition, the Company has the right to solicit commitments of up to $250,000 under the Tranche B Revolving Loan Facility ("Tranche B Facility"). The Tranche A Loan Commitment may be utilized through the incurrence of Tranche A revolving credit loans, swingline loans which may not exceed $40,000 in total, Canadian dollar loans which may not exceed the Canadian dollar equivalent of $40,000 in total or the issuance of letters of credit which may not exceed $40,000. The Revolver/Term Loan may be utilized through the incurrence of revolving credit loans. If the Company establishes commitments under the Tranche B Facility, the Tranche B Facility may be utilized through the incurrence of Tranche B revolving credit loans. The proceeds of the Bank Credit Facilities may be used for general corporate and working capital purposes as well as to finance certain future acquisitions.

    The commitments under the Tranche A Loan Commitment and the Tranche B Facility are subject to mandatory reductions semi-annually on June 30 and December 31 with the first reduction on June 30, 1999 and the final reduction on June 30, 2004. The mandatory reductions for the Tranche A Loan Commitment are as follows:

                                                                                  YEARS ENDING
                                                                                  DECEMBER 31,
                                                                                  ------------
1999............................................................................   $   75,000
2000............................................................................      150,000
2001............................................................................      150,000
2002............................................................................      150,000
2003............................................................................      150,000
2004............................................................................       75,000
                                                                                  ------------
                                                                                   $  750,000
                                                                                  ------------
                                                                                  ------------

    The mandatory reductions for the Tranche B Facility are based on defined percentages of the total Tranche B Facility. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to equal or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans.

    The principal amount of the Term Loan will be repaid semi-annually on June 30 and December 31 each year, with an initial payment of $25,000 on June 30, 2000, installments of $25,000 on each payment date thereafter through December 31, 2003 and a final payment of $50,000 on June 30, 2004.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
    As of December 31, 1996, the borrowings under the Bank Credit Facilities consist of the $634,992 under the Tranche A Loan Commitment and $250,000 under the Term Loan.

    If the Company incurs indebtedness under the Revolver/Term Loan, the revolving loans outstanding will automatically convert to term loans on May 23, 1997 and will mature on June 30, 2004. If the Company exercises that right, then the term loans will be repaid according to the same installment schedule as stated for the Term Loan above. If the Company does not incur indebtedness prior to May 23, 1997, the Revolver/ Term Loan will expire.

    The amounts borrowed (other than swingline loans) pursuant to the Bank Credit Facilities bear interest at the following rates per annum, at the Company's option: (i) the higher of (a) the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York plus 0.5% and (b) the prime commercial lending rate announced by the Agent from time to time (the "Base Rate"); plus, in each case, an applicable margin of up to 1/8 of 1% as specified in the Bank Credit Facilities or (ii) the Eurodollar Rate plus an applicable margin ranging from 1/2 of 1% to 1 1/2% as specified in the Bank Credit Facilities. All swingline loans bear interest at the Base Rate plus the applicable margin of up to 1/8 of 1% as specified in the Bank Credit Facilities. During 1995, the weighted average interest rates on the Revolving Credit Agreement, BONY Term Loan and Chase Term Loan, were 7.28%, 7.94% and 7.48%, respectively. During 1996, the weighted average interest rate on the Revolving Credit Agreement, BONY Term Loan, Chase Term Loan and Bank Credit Facilities were 7.04%, 7.50%, 6.94% and 7.07%. The interest rate on the borrowings under the Revolving Credit Agreement outstanding at December 31, 1995 ranged from 6.75% to 7.44%. The interest rate on the BONY Term Loan outstanding at December 31, 1995 was 7.81% and the interest rate on the Chase Term Loan outstanding at December 31, 1995 was 7.63%. Interest rates on the borrowings under the Bank Credit Facilities outstanding at December 31, 1996 ranged from 7.00% to 7.13%.

    The Company has agreed to pay commitment fees equal to 3/8 of 1% per annum on the daily average unused commitment of Tranche A Loan Commitment and Tranche B Facility, certain fees with respect to the issuance of letters of credit and an annual administration fee. The Company has agreed to pay a commitment fee of 1/8 of 1% per annum on the daily average unused commitment of the $250,000 revolving credit under the Revolver/Term Loan.

    10 5/8% SENIOR NOTES. Interest on the 10 5/8% Senior Notes is payable semi-annually at the annual rate of 10 5/8%. The 10 5/8% Senior Notes mature on May 1, 2002. The 10 5/8% Senior Notes may not be redeemed prior to May 1, 1997 other than in connection with a change of control; however, a sinking fund payment on May 1, 2001 is required to retire 50% of the 10 5/8% Senior Notes prior to maturity. On May 1, 1997 and thereafter, the 10 5/8% Senior Notes are redeemable at prices ranging from 104% with annual reductions to 100% in 2000 plus accrued and unpaid interest. During November and December 1996, the Company purchased $16,750 of the 10 5/8% Senior Notes at a premium of 105.4% plus accrued interest from various brokers on the open market (see Note 26).

    10 1/4% SENIOR NOTES. The annual interest rate of 10 1/4% is payable semi-annually in June and December. The 10 1/4% Senior Notes mature on June 1, 2004, with no sinking fund. The 10 1/4% Senior Notes are redeemable on or after June 1, 1999; however, 35% of the aggregate principal amount of the

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
10 1/4% Senior Notes may be redeemed at a price of 109 1/4% plus accrued and unpaid interest on or prior to June 1, 1997 with net proceeds of a public equity offering. In addition, upon a change of control, the Company may redeem the 10 1/4% Senior Notes. Beginning in 1999 and thereafter, the 10 1/4% Senior Notes are redeemable at prices ranging from 104.95% with annual reductions to 100% in 2002 plus accrued and unpaid interest.

    8 1/2% SENIOR NOTES. On January 24, 1996, the Company completed a private offering of $300,000 of 8 1/2% Senior Notes. The 8 1/2% Senior Notes were issued at 99.578% with related issuance costs of approximately $7,000. On August 21, 1996, the Company exchanged its 8 1/2% Senior Notes ("Old Notes") for a new series of $300,000 8 1/2% Senior Notes due 2006 ("New Notes"). The New Notes have been registered under the Securities Act of 1933. The New Notes mature on February 1, 2006, with no sinking fund. Interest on the New Notes is payable semi-annually in February and August at the annual rate of 8 1/2%. The New Notes may not be redeemed prior to February 1, 2001 other than in connection with a change of control. Beginning in 2001 and thereafter, the New Notes are redeemable in whole or in part, at the option of the Company, at prices ranging from 104.25% with annual reductions to 100% in 2003 plus accrued and unpaid interest. Net proceeds from the Old Notes of approximately $293,000 were primarily used to pay down borrowings under the Revolving Credit Agreement.

    The 10 5/8% Senior Notes, 10 1/4% Senior Notes and 8 1/2% Senior Notes (together referred to as the "Senior Notes"), and the Credit Facilities, all rank senior in right of payment to all subordinated indebtedness of PRIMEDIA Inc. (a holding company).

    The above indebtedness, among other things, limits the ability of the Company to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, make guarantees and certain restricted payments. The Company is restricted from declaring or making dividend payments on its common and preferred stock. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. The Company's maximum allowable leverage ratio is 6.0 to 1. The Company believes it is in compliance with the financial and operating covenants of its principal financing arrangements. Borrowings under the above indebtedness are guaranteed by each of the domestic wholly-owned subsidiaries of the Company. Such guarantees are full, unconditional and joint and several. The separate financial statements of the domestic subsidiaries are not presented because the Company believes the separate financial statements would not be material to the shareholders and potential investors. The Company's foreign subsidiaries are not guarantors of the above indebtedness. The total assets, revenues, income or equity of such foreign subsidiaries, both individually and on a combined basis, are inconsequential in relation to the total assets, revenues, income or equity of the Company.

    ACQUISITION OBLIGATION. In connection with the acquisition of certain of the Company's specialty consumer magazine operations and Daily Racing Form, an obligation was recorded equivalent to the present value of the principal and interest payments of the notes payable in the amount of $54,928 at December 31, 1995 and $54,633 at December 31, 1996. The interest rate used in calculating the present value was 13%, which represents management's estimate of the prevailing market rate of interest for such

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
obligation at the time of the acquisition. Principal and interest amounts aggregating $69,500 will be repaid from June 1997 through June 2001.

    INTEREST RATE SWAP AGREEMENTS. In May 1995, the Company entered into two, three-year interest rate swap agreements with an aggregate notional amount of $200,000. Under these swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest which increases each year during the terms of the respective agreements. The weighted average variable rate and weighted average fixed rate were 6.0% and 6.05%, respectively, in 1995 and 5.5% and 6.2%, respectively, in 1996. Also, in May 1995, the Company entered into a three-year interest rate cap agreement. As a result of this transaction, the Company currently has the right to receive payments based on a notional principal amount of $100,000 to the extent that three-month LIBOR exceeds 7.75% in year one, 8.75% in year two and 9.75% in year three of the agreement. Any interest differential to be received will be recognized as an adjustment to interest expense. The interest rate cap fee is recognized as an adjustment to interest expense over the life of the interest rate cap agreement.

    In the fourth quarter of 1996, the Company entered into six, one-year interest rate swap agreements with an aggregate notional amount of $600,000. Under these new swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest, each quarter, for the term of the agreements. As of December 31, 1996, the weighted average variable rate and weighted average fixed rate were 5.5% and 5.8%, respectively.

    The net interest differential, charged to interest expense in 1994, 1995 and 1996 was $4,258, $539 and $1,943, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap and cap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated, as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any. The Company enters into these agreements solely to hedge its interest rate risk.

16. INCOME TAXES

    At December 31, 1996, the Company had aggregate net operating loss carryforwards for Federal and state income tax purposes ("NOLs") of approximately $713,000 which will be available to reduce future taxable income. The utilization of such NOLs is subject to certain limitations under Federal income tax

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. INCOME TAXES (CONTINUED)
laws. In certain instances, such NOLs may only be used to reduce future taxable income of the respective company which generated the NOL. The NOLs are scheduled to expire in the following years:

2003..............................................................  $  24,900
2004..............................................................     60,300
2005..............................................................    121,800
2006..............................................................     93,400
2007..............................................................     82,700
2008..............................................................     83,700
2009..............................................................     68,900
2010..............................................................    156,100
2011..............................................................     21,200
                                                                    ---------
                                                                    $ 713,000
                                                                    ---------
                                                                    ---------

    Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred income tax assets are as follows:

                                                                                         DECEMBER 31, 1995
                                                                                 ---------------------------------
                                                                                  FEDERAL      STATE      TOTAL
                                                                                 ----------  ---------  ----------

DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of inventory.............................  $    4,878  $   1,429  $    6,307
Difference between book and tax basis of accrued expenses and other............      19,991      5,856      25,847
Reserves not currently deductible..............................................      12,872      3,771      16,643
Difference between book and tax basis of other intangible assets...............      18,875      5,530      24,405
Operating loss carryforwards...................................................     168,310     49,309     217,619
                                                                                 ----------  ---------  ----------
Total..........................................................................     224,926     65,895     290,821
                                                                                 ----------  ---------  ----------
DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of other intangible assets...............      24,515      7,182      31,697
Difference between book and tax basis of property and equipment................         964        283       1,247
Other..........................................................................       7,783      2,280      10,063
                                                                                 ----------  ---------  ----------
Total..........................................................................      33,262      9,745      43,007
                                                                                 ----------  ---------  ----------
Net deferred income tax assets.................................................     191,664     56,150     247,814
Less: Valuation allowances.....................................................     103,649     30,365     134,014
                                                                                 ----------  ---------  ----------
Net............................................................................  $   88,015  $  25,785  $  113,800
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. INCOME TAXES (CONTINUED)

                                                                                         DECEMBER 31, 1996
                                                                                 ---------------------------------
                                                                                  FEDERAL      STATE      TOTAL
                                                                                 ----------  ---------  ----------

DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of inventory.............................  $    3,550  $   1,041  $    4,591
Difference between book and tax basis of accrued expenses and other............      18,583      5,444      24,027
Reserves not currently deductible..............................................       2,277        667       2,944
Difference between book and tax basis of other intangible assets...............      31,043      9,094      40,137
Operating loss carryforwards...................................................     192,267     56,326     248,593
                                                                                 ----------  ---------  ----------
Total..........................................................................     247,720     72,572     320,292
                                                                                 ----------  ---------  ----------
DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of other intangible assets...............      32,612      9,554      42,166
Difference between book and tax basis of property and equipment................      11,382      3,335      14,717
Other..........................................................................       9,757      2,858      12,615
                                                                                 ----------  ---------  ----------
Total..........................................................................      53,751     15,747      69,498
                                                                                 ----------  ---------  ----------
Net deferred income tax assets.................................................     193,969     56,825     250,794
Less: Valuation allowances.....................................................      57,692     16,902      74,594
                                                                                 ----------  ---------  ----------
Net............................................................................  $  136,277  $  39,923  $  176,200
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    At December 31, 1994, 1995 and 1996, management of the Company reviewed recent operating results and projected future operating results. At the end of each of the respective years, management determined that a portion of the net deferred income tax assets would likely be realized. Accordingly, in 1994, the Company reduced the valuation allowances by $46,100 and recorded an income tax benefit of $42,100 ($32,600 and $9,500 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $4,000; in 1995, the Company reduced the valuation allowances by $67,700 and recorded an income tax benefit of $59,600 ($46,100 and $13,500 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $8,100; and in 1996, the Company reduced the valuation allowances by $62,400 and recorded an income tax benefit of $53,300 ($41,200 and $12,100 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $9,100. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. During 1994, 1995 and 1996, after the reduction in the valuation allowances discussed above, there were net decreases in the valuation allowances of approximately $13,800, $1,404 and $59,420 respectively.

    A portion of the valuation allowances in the amount of approximately $30,200 at December 31, 1996 relates to net deferred tax assets which were recorded in accounting for the acquisitions of various entities. The recognition of such amount in future years will be allocated to reduce the excess of the purchase price over the net assets acquired and other non-current intangible assets.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. EXCHANGEABLE PREFERRED STOCK

    Exchangeable Preferred Stock consists of the following:

                                                                                                 DECEMBER 31,
                                                                                               1995        1996
                                                                                            ----------  ----------
$2.875 Senior Exchangeable Preferred Stock................................................  $   97,992  $   98,266
$11.625 Series B Exchangeable Preferred Stock.............................................     133,614     150,513
$10.000 Series D Exchangeable Preferred Stock.............................................      --         193,950
                                                                                            ----------  ----------
                                                                                            $  231,606  $  442,729
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    $2.875 SENIOR EXCHANGEABLE PREFERRED STOCK

    The Company authorized 4,000,000 shares of $.01 par value Senior Preferred Stock, all of which was issued and outstanding at December 31, 1995 and 1996. The liquidation and redemption value at December 31, 1995 and 1996 was $100,000. Annual dividends of $2.875 per share on the Senior Preferred Stock are cumulative and payable quarterly. Cash dividends of $11,500 have been paid during each of the years 1994, 1995 and 1996. The Senior Preferred Stock may be redeemed at the option of the Company, in whole or in part, at any time on or after May 1, 1997 at redemption prices set at 105.8% in 1997 with annual reductions to 100% in 2002 plus accrued and unpaid dividends to the date of redemption. The Company is required to redeem 50% of the Senior Preferred Stock on each of May 1, 2003 and May 1, 2004 at the liquidation preference of $25 per share plus accrued and unpaid dividends. Upon any voluntary or involuntary liquidation, the Senior Preferred Stock has a liquidation preference of $25 per share plus accrued and unpaid dividends. The Senior Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any scheduled dividend payment date for 11 1/2% Subordinated Debentures due 2004. The Senior Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate redemption value (net of issuance costs) of $97,992 and $98,266 at December 31, 1995 and 1996, respectively.

    $11.625 SERIES B EXCHANGEABLE PREFERRED STOCK

    The Company authorized 2,000,000 shares of $.01 par value Series B Preferred Stock, 1,365,707 shares and 1,531,526 shares of which were issued and outstanding at December 31, 1995 and 1996, respectively. The liquidation and redemption value at December 31, 1995 and 1996 was $136,571 and $153,153, respectively. Annual dividends of $11.625 per share on the Series B Preferred Stock are cumulative and payable quarterly in cash or by issuing additional shares of the Series B Preferred Stock. On and after May 1, 1998, dividends must be paid in cash. On or after February 1, 1998, the Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series B Preferred Stock on May 1, 2005 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series B Preferred Stock is exchangeable at the option of the Company on or after an initial public offering of the Company's common stock for its 11 5/8% Class B Subordinated Exchange Debentures due 2005 provided no shares of the Senior Preferred Stock are then outstanding. Such debentures are subordinate to all existing and future liabilities and obligations of the Company and its subsidiaries. The Series B Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. EXCHANGEABLE PREFERRED STOCK (CONTINUED) redemption value (net of issuance costs) of $133,614 and $150,513 at December 31, 1995 and 1996, respectively.

    $10.00 SERIES D EXCHANGEABLE PREFERRED STOCK

    On January 24, 1996, the Company completed a private offering of 2,000,000 shares of $.01 par value, $10 Series C Exchangeable Preferred Stock ("Series C Preferred Stock") at $100 per share. Annual dividends of $10 per share on the Series C Preferred Stock were cumulative and payable quarterly, in cash, commencing May 1, 1996. On August 21, 1996, the Company exchanged the Series C Preferred Stock for 2,000,000 shares of $.01 par value, Series D Preferred Stock. Dividend payment terms of the Series D Preferred Stock are the same as the terms of the Series C Preferred Stock. The Series D Preferred Stock has been registered under the Securities Act of 1933. The liquidation and redemption value at December 31, 1996 was $200,000. On and after February 1, 2001, the Series D Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series D Preferred Stock on February 1, 2008 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series D Preferred Stock is exchangeable in whole but not in part, at the option of the Company, on any scheduled dividend payment date into 10% Class D Subordinated Exchange Debentures due 2008 provided that no shares of the Senior Preferred Stock are outstanding on the date of exchange. Net proceeds from the Series C Preferred Stock offering of approximately $193,000 were primarily used to pay down borrowings under the Revolving Credit Agreement. The Series D Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate redemption value (net of issuance costs) of $193,950 at December 31, 1996.

18. COMMON STOCK

    In October 1995, the Company increased the authorized number of shares of common stock by 50,000,000 shares to 250,000,000 shares. During November 1995, the Company completed public offerings of 17,250,000 shares of common stock at a price of $10.00 per share. Proceeds from this initial public offering, net of commissions and other related expenses of approximately $9,500, were approximately $163,000. The Company used the net proceeds from this initial public offering to repay borrowings outstanding under its Revolving Credit Agreement, which could be reborrowed for general corporate purposes including acquisitions (see Note 15).

    STOCK PURCHASE AND OPTION PLAN. The PRIMEDIA Stock Purchase and Option Plan (the "Plan") authorizes sales of shares of common stock and grants of incentive awards in the forms of, among other things, stock options to key employees and other persons with a unique relationship with the Company. The stock options are granted with exercise prices at quoted market value at time of issuance. For the purpose of determining fair value prior to November 1995, it was recognized that the Company's common stock was not readily saleable to third parties at that time, and therefore, was valued at a discount to a publicly-traded common stock. The common stock issued and redeemed is included in the table of the activity of the common stock subject to redemption.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
    COMMON STOCK SUBJECT TO REDEMPTION. Under the following circumstances, employees have the right to resell their shares of common stock to the Company: termination of employment in connection with the sale of the business for which they work, death, disability or retirement after age 65. The resale feature expires five years after the effective purchase date of the common stock. Since inception of the Company, none of the employees has exercised such resale feature as a result of such sale, death, disability or retirement and the likelihood of significant resales is considered by management to be remote.

    The following summarizes the activity of the common stock subject to redemption:

                                                                                            SHARES       AMOUNT
                                                                                          -----------  ----------
Balance at January 1, 1994..............................................................    3,185,946  $   25,488
Acquisitions of common stock held by management.........................................      (27,436)       (169)
Issuances of common stock...............................................................      244,672       1,943
Expiration of redemption feature........................................................   (1,251,002)    (10,045)
                                                                                          -----------  ----------
Balance at December 31, 1994............................................................    2,152,180      17,217
Acquisitions of common stock held by management.........................................      (57,031)       (430)
Issuances of common stock...............................................................      458,994       3,274
Expiration of redemption feature........................................................     (147,630)       (809)
Accretion in carrying value.............................................................           --       9,927
                                                                                          -----------  ----------
Balance at December 31, 1995............................................................    2,406,513      29,179
Acquisitions of common stock held by management.........................................      (17,269)       (148)
Expiration of redemption feature........................................................   (1,745,934)    (21,230)
Reduction in carrying value.............................................................           --        (885)
                                                                                          -----------  ----------
Balance at December 31, 1996............................................................      643,310  $    6,916
                                                                                          -----------  ----------
                                                                                          -----------  ----------

    The redemption values of the common stock subject to redemption of $29,179 and $6,916 at December 31, 1995 and 1996, respectively, were based on a repurchase price of $12.125 per share and $10.750 per share which are the quoted market values at December 31, 1995 and 1996, respectively. Common stock subject to redemption is recorded on the accompanying consolidated balance sheets net of the amounts of notes receivable from employees (related to common stock issuances) outstanding of $1,157 and $959 at December 31, 1995 and 1996, respectively.

    ACCOUNTING FOR EMPLOYEE STOCK BASED COMPENSATION The PRIMEDIA Stock Purchase and Option Plan has authorized the grant of options to management personnel for up to 25,000,000 shares of the Company's common stock. The options are exercisable at the rate of 20% per year over a five-year period commencing on the effective date of the grant; however, some optionees have received credit for periods of employment with the Company and its predecessors and subsidiaries prior to the date the options were granted. All options granted pursuant to the Plan will expire no later than ten years from the date the option was granted.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
    A summary of the status of the Company's fixed stock option plan as of December 31, 1994, 1995 and 1996, and changes during the years ending on those dates is presented below:

                                       1994                                   1995                             1996
                       -------------------------------------  -------------------------------------  ------------------------
                                                  WEIGHTED                               WEIGHTED
                                                    AVG.                                   AVG.
                                    EXERCISE      EXERCISE                 EXERCISE      EXERCISE                 EXERCISE
                        OPTIONS       PRICE         PRICE      OPTIONS       PRICE         PRICE      OPTIONS       PRICE
                       ---------  -------------  -----------  ---------  -------------  -----------  ---------  -------------

Outstanding--
  beginning of
  year...............  8,865,297   $5.00-$7.00    $    5.05   9,610,447   $5.00-$8.00    $    5.31   12,326,087  $5.00-$8.00
  Granted............    850,000   $      8.00    $    8.00   3,139,325   $      8.00    $    8.00   1,830,400  1$0.00-$11.94
  Exercised..........    (13,872)  $      5.00    $    5.00    (193,401)  $5.00-$8.00    $    5.19    (681,890)  $5.00-$8.00
  Forfeited..........    (90,978)  $5.00-$8.00    $    5.26    (230,284)  $5.00-$8.00    $    6.28    (263,385)  $5.00-$8.00
                       ---------                              ---------                              ---------
Outstanding--end of
  the year...........  9,610,447   $5.00-$8.00    $    5.31   12,326,087  $5.00-$8.00    $    5.98   13,211,212  $5.00-$11.94
                       ---------                              ---------                              ---------
                       ---------                              ---------                              ---------
Exercisable at end of
  the year...........  5,701,789   $5.00-$7.00    $    5.02   7,269,817   $5.00-$8.00    $    5.18   8,707,528   $5.00-$8.00
                       ---------                              ---------                              ---------
                       ---------                              ---------                              ---------

                        WEIGHTED
                          AVG.
                        EXERCISE
                          PRICE
                       -----------
Outstanding--
  beginning of
  year...............   $    5.98
  Granted............   $   11.12
  Exercised..........   $    5.36
  Forfeited..........   $    7.69
Outstanding--end of
  the year...........   $    6.69
Exercisable at end of
  the year...........   $    5.38

    The weighted-average fair value per option for options granted in 1995 and 1996 was $3.06 and $4.13, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1996:

                   NUMBER            WEIGHTED             WEIGHTED
   RANGE OF      OUTSTANDING     AVERAGE REMAINING         AVERAGE
EXERCISE PRICES  AT 12/31/96     CONTRACTUAL LIFE      EXERCISE PRICE
---------------  -----------  -----------------------  ---------------

    $5.00-$5.44   7,638,282                  5            $    5.00
          $7.00     155,400                  6            $    7.00
          $8.00   3,588,730                  8            $    8.00
  $10.00-$11.94   1,828,800                  9            $   11.13
                 -----------
                 13,211,212                  6            $    6.69
                 -----------
                 -----------

    SFAS No. 123 provides for a fair-value based method of accounting for employee options and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. The Company has elected to continue accounting for employee stock-based compensation under APB No. 25 and related interpretations. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.
123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for options granted in 1995 and 1996. The following weighted-average

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
assumptions were used for 1995 and 1996, respectively: risk-free interest rates of 6.34% and 6.36%, dividend yields of 0.0% and 0.0%, volatility factors of the expected market price of the Company's common stock of 22.59% and 20.83%; and a weighted-average expected life of the option of 6 years. The estimated fair value of options granted during 1995 and 1996 was $9,592 and $7,560, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                                                                 1995       1996
                                                                                               ---------  ---------

Pro forma net income (loss)..................................................................  $ (76,388) $   5,738
Pro forma loss applicable to common shareholders.............................................  $(105,366) $ (37,788)
Pro forma loss per common and common equivalent share........................................  $    (.92) $    (.29)

    The Company had reserved 20,837,921 shares of common stock for future issuances in connection with the plan at December 31, 1996.

19. ACCUMULATED DEFICIT

    The accumulated deficit of $691,098 at December 31, 1996 includes non-cash expenses related to the accumulated amortization of intangible assets, the excess of the purchase price over the net assets acquired and deferred financing costs, the write-offs of the unamortized balance of deferred financing costs (associated with all previous financings), the restructuring and other costs and the net provision on sales of businesses in the aggregate amount of approximately $924,900 which is net of the non-cash income tax benefits aggregating $155,000 through December 31, 1996.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and the estimated fair values of the Company's financial instruments for which it is practicable to estimate fair value are as follows:

                                                                                    DECEMBER 31,
                                                                   ----------------------------------------------
                                                                            1995                    1996
                                                                   ----------------------  ----------------------

                                                                    CARRYING                CARRYING
                                                                     VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
10 5/8% Senior Notes.............................................  $  250,000  $  267,950  $  233,250  $  260,950
10 1/4% Senior Notes.............................................     100,000     107,720     100,000     105,400
8 1/2% Senior Notes..............................................      --          --         298,811     291,750
Acquisition Obligation...........................................      54,928      52,604      54,633      55,339
Senior Preferred Stock...........................................      97,992     109,000      98,266     107,500
Series B Preferred Stock.........................................     133,614     135,888     150,513     154,684
Series D Preferred Stock.........................................      --          --         193,950     196,000
Interest Rate Swap Agreements....................................         449       5,057         982       3,531
Purchased Interest Rate Cap Agreement............................        (274)         (2)       (159)         (2)

    The bracketed amounts above represent assets.

    The fair values of the senior notes and preferred stocks were determined based on the quoted market prices and the fair value of the acquisition obligation was estimated using discounted cash flow analysis, based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the interest rate swap agreements was determined using discounted cash flow models.

    For instruments including cash and cash equivalents, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate long-term debt approximates carrying value because these instruments re-price frequently at current market prices.

21. RETIREMENT PLANS

    Substantially all of the Company's employees are eligible to participate in defined contribution plans. The expense recognized for all of these plans was $3,693 in 1994, $5,245 in 1995 and $5,432 in 1996.

    In addition, the employees at PRIMEDIA Magazines and the non-union employees at Daily Racing Form are eligible to participate in the PRIMEDIA Pension Plan ("Pension Plan") which is a non-contributory defined benefit pension plan. The benefits to be paid under the Pension Plan are based on years of service and compensation amounts for the highest consecutive five years of service in the most current ten years. The Pension Plan is funded by means of contributions by the Company to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21. RETIREMENT PLANS (CONTINUED)
    The components of the net periodic pension cost of the Pension Plan for the years ended December 31, 1994, 1995 and 1996 are summarized as follows:

                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
Service cost.........................................................................  $     761  $     755  $   1,203
Interest cost........................................................................        491        581        769
Actual investment (gain) or loss on plan assets......................................         20       (812)      (610)
Net amortization and deferral........................................................         16        774        462
                                                                                       ---------  ---------  ---------
Net periodic pension cost............................................................  $   1,288  $   1,298  $   1,824
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The following is a reconciliation of the funded status of the Pension Plan:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Actuarial present value of benefit obligation:
  Vested.................................................................  $  (3,700) $  (6,342)
  Non-vested.............................................................       (400)      (617)
                                                                           ---------  ---------
Accumulated benefit obligation...........................................     (4,100)    (6,959)
Additional liability based on projected compensation levels..............     (4,841)    (5,118)
                                                                           ---------  ---------
Projected benefit obligation.............................................     (8,941)   (12,077)
Plan assets at fair value................................................      4,273      5,473
                                                                           ---------  ---------
Projected benefit obligation in excess of plan assets....................     (4,668)    (6,604)
Unrecognized net loss (gain).............................................     (1,011)       172
Obligation recorded at acquisition date..................................      3,135      2,861
                                                                           ---------  ---------
Accrued pension cost.....................................................  $  (2,544) $  (3,571)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The obligation recorded at the acquisition date of PRIMEDIA Magazines and Daily Racing Form is the excess of the projected benefit obligation over the plan assets at the date of acquisition which is included in other non-current liabilities. The weighted average discount rate and the weighted average rate of compensation increases used in determining the actuarial present value of the projected benefit obligation were 4.0% and 7.5% for 1995 and 1996, respectively. The weighted average expected long-term rate of return on plan assets was 8.5% for 1995 and 1996.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22. COMMITMENTS AND CONTINGENCIES

    COMMITMENTS. Total rent expense under operating leases was $23,996, $24,409 and $31,561 for the years ended December 31, 1994, 1995 and 1996, respectively. Certain leases are subject to escalation clauses and certain leases contain renewal options. Minimum rental commitments under noncancellable operating leases are approximately as follows:

                                                                     YEARS ENDING DECEMBER 31,
                                                                     -------------------------
1997...............................................................        $  33,040
1998...............................................................           29,762
1999...............................................................           25,565
2000...............................................................           23,546
2001...............................................................           18,510
Thereafter.........................................................           52,340
                                                                              ----------
                                                                           $  182,763
                                                                              ----------
                                                                              ----------

    Future minimum lease payments under a capital lease (see Note 11) are approximately as follows:

                                                                     YEARS ENDING DECEMBER 31,
                                                                     -------------------------
1997...............................................................         $     1,980
1998...............................................................               1,980
1999...............................................................               1,980
2000...............................................................               1,980
2001...............................................................               1,980
Thereafter.........................................................               5,275
                                                                               --------
                                                                                 15,175
Less: amount representing interest.................................               4,593
                                                                               --------
Present value of net minimum lease payments........................              10,582
Less: current portion..............................................                 969
                                                                               --------
Long-term obligations (included in other non-current
  liabilities).....................................................         $     9,613
                                                                               --------
                                                                               --------

    CONTINGENCIES. The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse affect on the consolidated financial statements of the Company.

    At December 31, 1996, the Company had letters of credit outstanding of approximately $4,850.

23. RELATED PARTY TRANSACTIONS

    During each of the years ended December 31, 1994, 1995 and 1996, the Company paid $1,000 in administrative and other fees to Kohlberg Kravis Roberts & Co. ("KKR"), an affiliated party, and an aggregate of $180, in directors' fees to certain partners of KKR. In addition, in connection with the Channel One acquisition, the Company paid $2,500 in investment advisory fees to KKR. On September 30, 1994, in order to finance the Channel One acquisition, the Company issued 1,501 shares of Series C Preferred Stock ("Old Preferred Stock") at $50,000 per share and 9,381,250 shares of common stock at $8.00 per share, which was the fair value at such date, to partnerships affiliated with KKR. Gross proceeds

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

23. RELATED PARTY TRANSACTIONS (CONTINUED) of $150,100 were received from these issuances. Dividends were payable at the higher of 11 3/4% and the interest rates associated with United States Treasury bills and notes plus applicable margins. The Old Preferred Stock was redeemed on November 21, 1994 for $76,324 which represented a redemption price of $50,000 per share plus the accumulated and unpaid dividends of $1,274.

    On March 1, 1995, 3,125,000 shares of common stock were issued to a partnership affiliated with KKR at $8.00 per share which was the fair value per share at such date. On March 1, 1995, pursuant to the related certificate of designations, 2,500 shares of Old Preferred Stock were authorized for issuance and 1,000 shares were issued to partnerships affiliated with KKR at $50,000 per share, which was the liquidation value per share at such date. The proceeds from both issuances were used to pay down the borrowings under the Revolving Credit Agreement. On August 3, 1995, the Company redeemed all 1,054 shares then outstanding (which included dividends accrued through redemption date) of the Old Preferred Stock at $50,000 per share for a total of $52,691. This transaction was financed with borrowings under the Revolving Credit Agreement (see Note 15).

24. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                      FIRST         SECOND          THIRD         FOURTH
                                                     QUARTER        QUARTER        QUARTER        QUARTER         TOTAL
                                                  -------------  -------------  -------------  -------------  -------------
FOR THE YEAR ENDED DECEMBER 31, 1995:
Sales, net......................................       $238,664       $257,228       $265,604       $284,833     $1,046,329
Operating income (loss).........................          4,663        (50,491)        13,130          6,423        (26,275)
Net income (loss)...............................        (20,701)       (78,929)       (14,635)        38,830        (75,435)
Income (loss) applicable to common
  shareholders..................................        (27,115)       (87,009)       (22,386)        32,097       (104,413)
Earnings (loss) per common and common equivalent
  share.........................................          $(.25)         $(.78)         $(.20)          $.25          $(.91)
Weighted average common and common equivalent
  shares outstanding............................    109,622,179    111,371,697    110,909,810    128,406,304    115,077,498

FOR THE YEAR ENDED DECEMBER 31, 1996:
Sales, net......................................       $314,953       $335,680       $344,418       $379,398     $1,374,449
Operating income................................          6,985         23,280         18,519         37,117         85,901
Income (loss) before extraordinary charge.......        (20,740)        (7,066)       (11,895)        57,298         17,597
Extraordinary charge--extinguishment of debt....       --               (7,572)      --               (1,981)        (9,553)
Net income (loss)...............................        (20,740)       (14,638)       (11,895)        55,317          8,044
Income (loss) applicable to common
  shareholders..................................        (27,584)       (27,041)       (23,973)        43,116        (35,482)
Loss applicable to common shareholders per
  common and common equivalent share:
  Income (loss) before extraordinary charge.....          $(.21)         $(.15)         $(.19)          $.34          $(.20)
  Net income (loss).............................          $(.21)         $(.21)         $(.19)          $.32          $(.27)
Weighted average common and common equivalent
  shares outstanding............................    128,502,847    128,787,528    128,874,002    133,866,152    130,007,632

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

24. UNAUDITED QUARTERLY FINANCIAL INFORMATION (CONTINUED)

    The change in method of accounting for advertising costs resulted in a decrease to operating loss or increase to operating income and a decrease to net loss of approximately $16,000, $1,000 and $300 in the first, second and third quarters of 1995, respectively. This accounting change decreased operating income and net income by approximately $5,500 in the fourth quarter of 1995. During the second quarter of 1995, the Company recorded a provision for loss on the sales of businesses in the amount of $35,447, an aggregate write-down of $17,958 of the carrying values of the identifiable intangible assets and goodwill of PRIMEDIA Reference and restructuring and other costs in the amount of $14,667. In addition, in the fourth quarter of 1995, the Company recognized income tax benefits of $59,600 and recorded a provision to write-off $5,786 of goodwill related to a product line of Newbridge. In the fourth quarter of 1995, the Company recorded certain catch-up adjustments to the amortization of identifiable intangible assets and goodwill due to the receipt of independent appraisal reports for intangible assets. For all quarters presented prior to the initial filing of the registration statement for the November 1995 initial public offering, the weighted average number of common stock shares outstanding include Incremental Shares as described in Note 3.

    As a result of previous bank refinancings, the Company recorded on extraordinary charge for the write-off of $7,572 and $625 of unamortized deferred financings costs in the second and fourth quarter of 1996, respectively. The Company recorded an extraordinary charge for the write-off of additional unamortized deferred financing costs and the premium paid on the redemption of the 10 5/8% Senior Notes of $1,356 in the fourth quarter of 1996. In addition, in the fourth quarter of 1996, the Company recognized income tax benefits of $53,300. In the fourth quarter of 1996, the Company recorded certain catch-up adjustments to the amortization of identifiable intangible assets and goodwill due to the receipt of independent appraisal reports for intangible assets.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

25. BUSINESS SEGMENT INFORMATION

    The Company's operations have been classified into three business segments: specialty magazines, education and information (see Note 1). Summarized financial information by business segment as of December 31, 1994, 1995 and 1996 and for each of the years then ended is set forth below:

                                                          1994          1995          1996
                                                      ------------  ------------  ------------
SALES, NET:
  Specialty Magazines...............................  $    341,782  $    452,373  $    684,341
  Education.........................................       430,134       330,414       376,217
  Information.......................................       192,732       263,542       313,891
                                                      ------------  ------------  ------------
  Total.............................................  $    964,648  $  1,046,329  $  1,374,449
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
OPERATING INCOME (LOSS):
  Specialty Magazines...............................  $     15,877  $     32,169  $     59,693
  Education.........................................        10,590       (32,024)       15,011
  Information.......................................        (2,307)       (8,683)       33,473
  Corporate.........................................       (13,957)      (17,737)      (22,276)
                                                      ------------  ------------  ------------
  Total.............................................  $     10,203  $    (26,275) $     85,901
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
TOTAL ASSETS:
  Specialty Magazines...............................  $    464,626  $    723,711  $    908,374
  Education.........................................       613,897       547,587       939,947
  Information.......................................       462,861       499,418       531,771
  Corporate.........................................        48,308       110,700       172,123
                                                      ------------  ------------  ------------
  Total.............................................  $  1,589,692  $  1,881,416  $  2,552,215
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
DEPRECIATION, AMORTIZATION AND OTHER (1):
  Specialty Magazines...............................  $     54,571  $     58,100  $     76,281
  Education.........................................        47,258       107,284        64,228
  Information.......................................        52,497        79,435        53,091
  Corporate.........................................           645           706           764
                                                      ------------  ------------  ------------
  Total.............................................  $    154,971  $    245,525  $    194,364
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
CAPITAL EXPENDITURES, NET:
  Specialty Magazines...............................  $      2,824  $      5,724  $      8,252
  Education.........................................         8,724        10,750        14,460
  Information.......................................         2,274         4,516         4,343
  Corporate.........................................           362         2,424         1,735
                                                      ------------  ------------  ------------
  Total.............................................  $     14,184  $     23,414  $     28,790
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

------------------------

(1) Other includes net provision for loss on the sales of businesses, provision for restructuring and other costs and amortization of deferred financing and organizational costs.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

25. BUSINESS SEGMENT INFORMATION (CONTINUED)

    There were no significant intersegment sales or transfers during 1994, 1995 and 1996. Operating income (loss) by business segment excludes interest income and interest expense. Corporate assets consist primarily of cash, receivables, property and equipment and the net deferred income tax asset. Depreciation, amortization and other does not include the write-off of unamortized deferred financing costs of $11,874 in 1994 and the premium paid on the repurchase of the 10 5/8% Senior Notes and the write-off of unamortized deferred financing costs of $9,553 in 1996 but it does include the net provision for loss on sale of a business of $15,025 in 1994, the net provision for loss on sales of businesses of $35,447 in 1995 and provision for restructuring and other costs of $14,667 in 1995.

    The adoption of a change in method of accounting for advertising costs resulted in an increase in operating income in 1994 for the specialty magazines and education segments of approximately $3,300 ($.03 per share) and $6,500 ($.06 per share), respectively. This change in method of accounting for advertising costs resulted in a decrease in operating loss in 1995 for the education and information segments of approximately $10,500 ($.09 per share) and $200, respectively, and an increase in operating income in 1995 for the specialty magazines segment of approximately $1,100 ($.01 per share) (see Note 2). In 1996, the change in method of accounting for advertising costs was immaterial for the education and information segments and resulted in an increase in operating income of approximately $1,700 ($.01 per share) for the specialty magazines segment.

26. SUBSEQUENT EVENTS

    As a part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company intends to divest certain businesses that do not fit within its growth vehicles. Those businesses are: the DAILY RACING FORM group which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE COMMUNICATIONS, the largest book club organization for professionals in the United States and the largest provider of educational continuity programs in the United States; NEW WOMAN magazine, a guide for personal relationships and careers; and STAGEBILL, a performing arts magazine. The proceeds of these sales will be used to repay indebtedness. These businesses represented approximately 22% of 1996 net sales of the Company. The unaudited combined operating results for the years ended December 31, 1994, 1995 and 1996 and total assets and liabilities at December 31, 1996 of these business units are as follows:

                                                              1994        1995        1996
                                                           ----------  ----------  ----------
Sales, net...............................................  $  310,688  $  307,121  $  299,652
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Operating income (loss)..................................  $    6,379  $  (18,186) $   (2,305)
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Total assets (1).........................................                          $  350,736
                                                                                   ----------
                                                                                   ----------
Total liabilities........................................                          $   80,760
                                                                                   ----------
                                                                                   ----------

------------------------
(1) At December 31, 1996, KATHARINE GIBBS SCHOOLS is reflected as an asset held for sale in the accompanying consolidated balance sheet.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

26. SUBSEQUENT EVENTS (CONTINUED)
    In January 1997, the Company purchased, in aggregate, $20,850 of the 10 5/8% Senior Notes at a weighted average price of 105% of the outstanding principal plus accrued and unpaid interest, from various brokers on the open market. In March 1997, the Company called for redemption all of its outstanding 10 5/8% Senior Notes. On May 1, 1997, the Company redeemed the $212,400 remaining principal amount of the 10 5/8% Senior Notes, at 104%, plus accrued and unpaid interest.

    On April 21, 1997, the Company entered into a new 364-day credit facility with The Bank of New York, Bankers Trust Company, The Bank of Nova Scotia and The Chase Manhattan Bank as agents (the "New Credit Facility") which expires April 20, 1998. Under the terms of the New Credit Facility, the Company has commitments of $150,000 which can be borrowed in the form of revolving loans. The proceeds of all revolving loans under the New Credit Facility can be used for general corporate and working capital purposes of the Company and its subsidiaries, including, without limitation, the financing of permitted acquisitions.

    The amounts borrowed pursuant to the New Credit Facility bear interest at rates per annum identical to those in the Bank Credit Facilities at the Company's option as follows: (i) the higher of (a) the Federal Funds Effective Rate plus 1/2% and (b) the prime lending rate as in effect from time to time (the "Base Rate"); plus in each case, an applicable margin of up to 1/8 of 1% as specified in the New Credit Facility or (ii) the Eurodollar Rate plus an applicable margin ranging from 1/2% to 1 1/2% as specified in the New Credit Facility.

    Under the New Credit Facility, the Company has agreed to pay commitment fees equal to 1/8 of 1% per annum on the daily average aggregate unutilized revolving loan commitment.

    In May 1997, the Company, through its Bank Credit Facilities, solicited commitments of $150,000 under the Tranche B Facility. The Company has the right to solicit additional commitments of up to $100,000 under the Tranche B Facility. The commitments under the Tranche B Facility are subject to mandatory reductions semi-annually on June 30 and December 31 with the first reduction on June 30, 1999 and the final reduction on June 30, 2004.

    On May 30, 1997, the Company sold Katharine Gibbs pursuant to a stock purchase agreement and received a portion of the purchase price. The sale is subject to certain regulatory approvals and is expected to be completed by the end of 1997.

    In July 1997, the Company entered into four, three-year and two, four-year interest rate swap agreements, with an aggregate notional amount of $600,000. Under these new swap agreements, which commence on January 2, 1998, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and the Company pays a fixed rate of interest, each quarter, for the terms of the respective agreements. The weighted average fixed rate of interest under these agreements is 6.33%.

    On August 14, 1997, the Company sold NEW WOMAN magazine pursuant to an asset purchase agreement, and on August 29, 1997, the Company sold KRAMES COMMUNICATIONS pursuant to a stock purchase agreement. The proceeds from these divestitures were used to repay outstanding indebtedness. The aggregate operating results of these divestitures prior to the divestitures were not material to the consolidated operations of the Company.

                                 PRIMEDIA INC.
              (FORMERLY KNOWN AS K-III COMMUNICATIONS CORPORATION)
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

26. SUBSEQUENT EVENTS (CONTINUED)
    On September 9, 1997, the Company announced that its board of directors had authorized a program for the Company to repurchase up to $15 million of its outstanding Common Stock from time to time in the open market and through privately negotiated transactions.

    On September 16, 1997, the Company purchased a block of 523,000 shares of Common Stock at a price of $12 1/4 per share. The shares were purchased in the open market through the New York Stock Exchange. The purchase of these shares was not part of the share repurchase program described in the preceding paragraph.

    On September 26, 1997, the Company completed a private offering of 1,250,000 shares of $9.20 Series E Exchangeable Preferred Stock (the "Offering") and called for redemption all of its Senior Preferred Stock (the "Redemption"). Net proceeds of the Offering of approximately $121,450 will be used to redeem the 4,000,000 outstanding shares of Senior Preferred Stock on November 3, 1997 at a redemption price of $26.45 per share plus accrued and unpaid dividends to the redemption date and to repay borrowings outstanding under its Bank Credit Facilities, which amounts may be reborrowed for general corporate purposes including acquisitions. Until the Redemption, the Company has used the net proceeds from the Offering to repay borrowings under the Bank Credit Facilities.

    On September 30, 1997, the Company sold Intertec Mailing Services pursuant to an asset purchase agreement. The proceeds from this divestiture were used to repay outstanding indebtedness. The operating results of this divestiture prior to the divestiture were not material to the consolidated operations of the Company.

    On November 3, 1997, the Company redeemed all 4,000,000 outstanding shares of $2.875 Senior Exchangeable Preferred Stock at a price of $26.45 per share, plus accrued and unpaid dividends, aggregating $105,864.

    Through November 17, 1997, the Company completed twelve product-line acquisitions consisting of classroom learning, workplace learning, specialized reference products, as well as specialty consumer magazines, technical and trade magazines and apartment guides. The aggregate purchase price was approximately $230,000.

    On November 18, 1997, the Company changed its name to PRIMEDIA Inc. to better reflect the "prime" positioning the Company has in six areas of specialized "media." On November 18, 1997, the Company's New York Stock Exchange symbol was changed from KCC to PRM.

    On November 28, 1997, the Company entered into an agreement to acquire a leading provider of training products for the insurance industry.

                              THE BANK OF NEW YORK

           BY MAIL:               BY FACSIMILE TRANSMISSION:       BY HAND OR
                                                                   OVERNIGHT
                                                                    COURIER:

      Tender & Exchange           (For Eligible Institutions        Tender &
          Department                        Only)                   Exchange
        P.O. Box 11248                  (212) 815-6213             Department
    Church Street Station                                         101 Barclay
   New York, NY 10286-1248           CONFIRM FACSIMILE BY            Street
                                          TELEPHONE:              Receive and
                                   (For Confirmation Only)       Deliver Window
                                        (800) 507-9357            New York, NY
                                                                     10286